UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Rule 14a-101)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	DefinitiveProxy Statement
☐	DefinitiveAdditional Materials
☐	SolicitingMaterial Pursuant to §240.14a-12

Pharsight Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share of Pharsight Corporation

(2)	Aggregate number of securities to which transaction applies:

9,494,933 shares of Pharsight Corporation common stock (representing the number of shares of Pharsight Corporation common stock outstanding on September 16, 2008); options to purchase 2,076,995 shares of Pharsight Corporation common stock (as of September 16, 2008) with an exercise price of less than $5.50; and warrants to purchase 604,888 shares of Pharsight Corporation common stock (as of September 16, 2008) with an exercise price of less than $5.50.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 9,494,933 shares of Pharsight Corporation common stock multiplied by $5.50 per share; (B) options to purchase 2,076,995 shares of Pharsight Corporation common stock with an exercise price of less than $5.50 multiplied by $1.70 (which is the difference between $5.50 and the weighted average exercise price of all such options of $3.80 per share of Pharsight Corporation common stock) and (C) warrants to purchase 604,888 shares of Pharsight Corporation common stock (as of September 16, 2008) with an exercise price of less than $5.50 multiplied by $2.05 (which is the difference between $5.50 and the weighted average exercise price of all such warrants of $3.45 per share of Pharsight Corporation common stock).

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying 0.0000393 by the aggregate value calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$56,993,044

(5)	Total fee paid:

$2,239.83

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Pharsight Corporation:

On September 8, 2008, we entered into an agreement and plan of merger with Tripos (DE), Inc., or Tripos, and Pearson Merger Corporation, or Merger Sub, a wholly-owned subsidiary of Tripos. If the merger is completed, Pharsight Corporation, or Pharsight, will become a wholly-owned subsidiary of Tripos and holders of Pharsight common stock will receive $5.50 in cash for each share of Pharsight common stock they own at the effective time of the merger.

In connection with our merger agreement with Tripos, we will hold a special meeting of Pharsight stockholders on • •, 2008 at •:00 •.m. local time, at Pharsight’s corporate offices located at 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041. Stockholders of Pharsight will be asked, at the special meeting, to consider and vote upon the adoption of the merger agreement.

After careful consideration, the board of directors of Pharsight has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Pharsight and its stockholders. Accordingly, the board of directors of Pharsight unanimously recommends that you vote “FOR” the adoption of the merger agreement. We are also asking you to vote “FOR” any proposal by Pharsight’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The merger cannot be completed unless stockholders holding a majority of the outstanding shares of Pharsight common stock at the close of business on the record date for the special meeting vote “FOR” the adoption of the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other specified closing conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement carefully and in its entirety, because it explains the proposed merger, the documents related to the merger and other related matters.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instructions furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the proposal to adopt the merger agreement.

Thank you for your continued support.

Sincerely,

Shawn M. O’Connor

President, Chief Executive Officer and Chairman of the Board of Directors

This proxy statement is dated • •, 2008, and was first mailed to stockholders of Pharsight on or about • •, 2008.

321 E. Evelyn Ave

3rd Floor

Mountain View, California 94041

(650) 314-3800

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON • •, 2008

To the Stockholders of Pharsight Corporation:

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Pharsight Corporation, a Delaware corporation, will be held on • •, 2008 at •:00 •.m. local time at our corporate headquarters located at 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 8, 2008, by and among Tripos (DE), Inc., Pearson Merger Corporation and Pharsight Corporation;

2. To consider and vote upon any proposal by Pharsight’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement; and

3. To transact any other matters as may properly come before the special meeting and any adjournment or postponement of the special meeting.

The board of directors of Pharsight has unanimously approved the merger agreement and recommends that Pharsight stockholders vote “FOR” the adoption of the merger agreement. The board of directors of Pharsight also recommends that Pharsight stockholders vote “FOR” any proposal by Pharsight’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The close of business on • •, 2008, is the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of Pharsight common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, Pharsight had • shares of common stock outstanding and entitled to vote.

Your vote is very important, regardless of the number of shares you hold. The affirmative vote of the holders of a majority of the outstanding shares of Pharsight common stock at the close of business on the record date is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your vote by telephone or on the Internet to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do not vote, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Pharsight stockholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the adoption of the merger agreement may have appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger if they meet specified conditions. See the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page 47.

This proxy statement contains detailed information about the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Appendix A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page 20.

By Order of the Board of Directors,

William Frederick Senior Vice President, Chief Financial Officer and Corporate Secretary

Mountain View, California

• •, 2008

i

SUMMARY

This summary highlights selected information from this proxy statement relating to the merger. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the Appendices attached to this proxy statement, including the agreement and plan of merger, dated as of September 8, 2008, by and among Tripos, Pharsight and Merger Sub, which is attached as Appendix A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. See the section entitled “Where You Can Find More Information” beginning on page 74.

The Companies

Pharsight Corporation

321 E. Evelyn Ave.

3rd Floor

Mountain View, California 94041

Telephone: (650) 314-3800

Pharsight Corporation, or Pharsight, develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. Our goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products. We were incorporated in California in April 1995 and reincorporated in Delaware in March 2000. Our common stock trades on the Nasdaq Capital Market under the symbol “PHST.” Our principal executive offices are located at 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041, and our telephone number is (650) 314-3800. Additional information regarding us is available at www.pharsight.com and is contained in our filings with the Securities and Exchange Commission, or the SEC. See “Where You Can Find More Information” beginning on page 74.

Tripos (DE), Inc.

1699 South Hanley Road

St. Louis, MO 63144

Telephone: (314) 647-1099

Tripos (DE) Inc., or Tripos, is a global leader in innovative scientific solutions that enable life science researchers to improve the efficiency of their molecular discovery efforts. Established in 1979, Tripos was the first company to bring scientific computational drug discovery capabilities to the pharmaceutical, chemical and food design industries, and today helps a broad range of companies and research facilities accelerate the identification and optimization of new compounds that have the potential to become new products in the drug, food, flavoring and fragrance markets. Headquartered in St. Louis, Missouri, Tripos serves more than 1,000 customers spanning over 46 countries. Tripos is wholly-owned by Vector Capital, a San Francisco-based private equity boutique specializing in buyouts, spinouts and recapitalizations of established technology businesses. Tripos’s principal executive offices are located at 1699 South Hanley Road, St. Louis, MO 63144 and its telephone number is (314) 647-1099. Additional information regarding Tripos is available on Tripos’s website at www.tripos.com or by calling (314) 647-1099.

Pearson Merger Corporation

1699 South Hanley Road

St. Louis, MO 63144

Telephone: (314) 647-1099

Pearson Merger Corporation, or Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Tripos. Pearson Merger Corporation exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement. Merger Sub’s principal executive offices and telephone number are the same as those of Tripos.

The Merger (Page 51)

Pursuant to the merger agreement, Merger Sub will be merged with and into Pharsight (which we refer to as the “merger”), with Pharsight continuing as the surviving company in the merger, which we refer to as the “surviving corporation.” Whenever we refer to the merger agreement in this proxy statement, we are referring to the Agreement and Plan of Merger attached as Appendix A to this proxy statement, as the merger agreement may be amended from time to time. Immediately following the merger, Pharsight, as the surviving corporation in the merger, will become a privately-held company and a subsidiary of Tripos. We encourage you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the principal document governing the merger.

Effect on Outstanding Pharsight Common Stock (Page 51)

If the merger is completed, you will receive $5.50 in cash, which we sometimes refer to in this proxy statement as the merger consideration, in exchange for each share of our common stock that you own immediately before the effective time of the merger, unless you are a dissenting stockholder and perfect your appraisal rights under Delaware law. As a result of the merger, Pharsight’s stockholders, will no longer have a direct or indirect equity interest in Pharsight and Pharsight common stock will no longer be listed on NASDAQ and the registration of Pharsight common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” will be terminated. See the section entitled “Agreement and Plan of Merger—Merger Consideration” beginning on page 51.

Effect on Outstanding Pharsight Warrants (Page 52)

Subject to certain exceptions, any outstanding warrants not exercised prior to the effective time of the merger will be terminated and not assumed by Tripos.

Effect on Outstanding Pharsight Stock Options and Employee Stock Purchase Plans

Stock Options (Page 52)

Subject to the terms and conditions of the merger agreement, each option to purchase shares of our common stock that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $5.50 (the per share amount of merger consideration) exceeds the option exercise price, less any applicable tax withholding.

Employee Stock Purchase Plans (Page 52)

Prior to the effective time of the merger, the then-current offering periods under our Amended and Restated 2000 Employee Stock Purchase Plan and our 2001 UK Employee Stock Purchase Plan, or, the ESPPs, will be terminated and all funds in each participant’s account shall be applied toward the purchase of shares of common stock on the terms and conditions set forth under our ESPPs. Thereafter, such shares will be entitled to receive the merger consideration on the same basis as other shares of Pharsight common stock.

Reasons for the Merger (Page 31)

In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	the possible alternatives to the merger, including the possibility of continuing to operate as an independent entity and the perceived risks thereof;

•	our extensive market check based on our contacting a number of potential strategic partners over a period of several months;

•

management’s dealings with other possible business combination partners both in the past and during the course of the negotiations with Tripos, including the likelihood that a third party would offer a higher price than the $5.50 in cash per share offered by Tripos;

•

the current and prospective environment in which we operate, including national and local economic conditions, the competitive environment, potential variations in spending by our customers and the corresponding effect on our revenues, and the likely effect of these and other factors on our potential growth, development, productivity, profitability and strategic options;

•	historical information concerning our business, management, financial performance and conditions, technology, operations, prospects and competitive position;

•	the size of Pharsight and the costs of being a public reporting company;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•

current financial market conditions and historical market prices, volatility and trading information with respect to our common stock, including the decreased liquidity of our common stock given its historically low trading volumes;

•	the consideration to be received by our stockholders in the merger, including the amount and form of such consideration; and

•

Vector Capital III, L.P.’s agreement, pursuant to an equity commitment letter, to provide, or cause to be provided, to Tripos the aggregate amount necessary for Tripos to fulfill its obligations under the merger agreement, subject to the condition precedent that all conditions precedent to Tripos’s obligations to consummate the merger have been satisfied or waived by Tripos.

See the section entitled “The Merger—Recommendation of our Board of Directors” beginning on page 31 for additional factors that our board of directors considered.

Recommendation of our Board of Directors (Page 31)

After careful consideration of the factors described in the section entitled “The Merger—Recommendation of our Board of Directors” beginning on page 31, our board of directors unanimously:

•	determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Pharsight and its stockholders; and

•	recommends that our stockholders adopt the merger agreement.

Our board of directors also recommends that our stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

See the section entitled “The Merger—Recommendation of our Board of Directors” beginning on page 31.

The Special Meeting (Page 20)

Time, Date and Place. A special meeting of our stockholders will be held at our corporate headquarters located at 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041, at •:• •.m., local time, on • •, 2008, to consider and vote upon a proposal to adopt the merger agreement and consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on • •, 2008, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were • shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement requires the affirmative vote of at least a majority of the shares of our common stock outstanding at the close of business on the record date. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. In connection with the merger agreement, each of the members of our board of directors and our executive officers, in their capacities as our stockholders, and certain other stockholders affiliated with members of our board of directors have entered into voting agreements with Tripos pursuant to which each of those stockholders agreed, among other things, to vote the shares of our common stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of • shares of our common stock as of • •, 2008, the record date for the special meeting, which constitutes approximately •% of the shares of our common stock outstanding on that date.

See the section entitled “The Merger—Voting Agreements” beginning on page 43.

Share Ownership of Directors and Management. As of the record date, members of our board of directors and executive officers and their affiliates owned approximately •% of the shares entitled to vote at the special meeting.

See the section entitled “The Special Meeting” beginning on page 20.

Opinion of Covington Associates (Page 34)

Covington Associates, LLC, or Covington Associates, was engaged as financial advisor to Pharsight and has delivered its opinion to our board of directors that, as of September 8, 2008, based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the merger consideration to be received by the holders of shares of Pharsight common stock (other than shares held in the treasury of Pharsight, shares held by Tripos or by Pearson Merger Corporation, or shares in respect of which dissenters’ rights are exercised) pursuant to the merger agreement is fair, from a financial point of view, to such holders. The full text of the written opinion of Covington Associates, dated September 8, 2008, is attached to this proxy statement as Appendix C and is incorporated into this proxy statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at the opinion. The opinion of Covington Associates is not a recommendation as to how any holder of shares of Pharsight common stock should vote or act with respect to the merger, or any other matter. Pursuant to an engagement letter between Pharsight and Covington Associates, Pharsight has agreed to pay Covington Associates a transaction fee of approximately $500,000, $440,000 of which is contingent upon consummation of the merger.

See the section entitled “The Merger—Opinion of Covington Associates” beginning on page 34.

Interests of Our Directors and Executive Officers in the Merger (Page 44)

When considering our board of directors’ recommendation that Pharsight stockholders vote in favor of the proposal to adopt the merger agreement, Pharsight stockholders should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or that are in addition to, the interests of Pharsight stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include possible continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and certain directors, the receipt of severance benefits in the event of certain terminations on or following the consummation of the merger, and the receipt of retention benefits. Pharsight stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement.

See the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.

Voting Agreements (Page 43)

In connection with the merger agreement, each of the members of our board of directors and our executive officers, in their capacities as our stockholders, and certain other stockholders affiliated with members of our board of directors have entered into voting agreements with Tripos pursuant to which each of those stockholders agreed, among other things, to vote the shares of our common stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of • shares of our common stock as of • •, 2008, the record date for the special meeting, which constitutes approximately •% of the shares of our common stock outstanding on that date.

See the section entitled “The Merger—Voting Agreements” beginning on page 43, as well as the form of voting agreement attached hereto as Appendix B.

Market Price and Dividend Data (Page 46)

Our common stock is listed on the Nasdaq Capital Market under the symbol “PHST”. On September 8, 2008, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at a price of $3.99. On • •, 2008, the last full trading day prior to the date of this proxy statement, our common stock closed at a price of $•.•.

See the section entitled “The Merger—Market Price and Dividend Data” beginning on page 46.

Delisting and Deregistration of Pharsight’s Common Stock (Page 50)

If the merger is completed, our common stock will no longer be traded on the Nasdaq Capital Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be required to file periodic reports with the SEC with respect to our shares of common stock.

Agreement and Plan of Merger (Page 51)

Conditions to the Consummation of the Merger (Page 65)

The obligations of each of us, Tripos and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•

all applicable waiting periods (and any extensions or approvals) under antitrust, merger control or competition laws or regulations applicable to the merger shall have expired, terminated early or been obtained; and

•

no governmental entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and has the effect of preventing or making the merger illegal.

We will not be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•

the representations and warranties of Tripos and Merger Sub made in the merger agreement, are true and correct as of the date of the closing of the merger with the same force and effect as if made on such date (other than those representations and warranties that were made only as of a specified date, which were true and correct as of such specified date), except, in each case or in the aggregate, for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the merger agreement or the ability of Tripos and Merger Sub to fully perform their respective covenants and obligations under the merger agreement; and

•

Tripos and Merger Sub have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the date of the closing of the merger.

Neither Tripos nor Merger Sub will be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•

our representations and warranties relating to the matters listed below as set forth in the merger agreement are true in all material respects, on date of the closing of the merger with the same force and effect as if made on such date (other than those representations and warranties which address matters made only as of a specified date, in which case such representations and warranties were true and correct in all material respects as of such specified date):

•	our corporate organization;

•	our power and authority to own, lease and operate our properties and to carry on our business as now being conducted;

•	our and our subsidiaries’ charter documents;

•	our subsidiaries;

•	our authority to enter into the merger agreement and consummate the merger and other transactions contemplated by the merger agreement;

•	certain capitalization matters;

•	our estimate of certain fees and expenses that we have incurred or will incur in connection with the merger agreement and contemplated by the merger agreement; and

•	and the applicability of state anti-takeover statutes to the merger, the merger agreement, the voting agreements and the transactions contemplated by the merger agreement;

•

our representations and warranties with respect to matters other than those specified above are true and correct in all material respects (ignoring for the purposes of a determination of any breach any qualification based on materiality, material adverse effect or any similar qualification contained in such representations or warranties) as of the date of the closing of the merger with the same force and effect as if made on such date (other than those representations and warranties which address matters made only as of a specified date, in which case such representations and warranties were true and correct in all material respects as of such specified date); provided that in the event of a breach of such representations and warranties, this condition will be deemed satisfied at any time unless the effect of all such breaches of such representations and warranties taken together has had a material adverse effect on us;

•	we have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by the merger agreement at or before the closing date of the merger;

•	since September 8, 2008, no material adverse effect on Pharsight has occurred and is continuing;

•

there are no pending suits, actions or proceedings by any governmental entity (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, (ii) seeking to prohibit or limit the ownership or operation by Pharsight or any of our subsidiaries of any material portion of the business or assets of Pharsight or any of our subsidiaries, to dispose of or hold separate any material portion of our or any of our subsidiaries’ business or assets, as a result of the merger or any of the other transactions contemplated by the merger agreement or (iii) seeking to impose material limitations on the ability of Tripos, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any of Pharsight common stock, including, without limitation, the right to vote Pharsight common stock on all matters properly presented to the stockholders of Pharsight; and

•	we have unrestricted cash and cash equivalents, net of any indebtedness, at least equal to $14.5 million less certain transaction expenses on the date of the closing of the merger.

See the section entitled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 65.

Termination of the Merger Agreement (Page 66)

The merger agreement may be terminated under specified circumstances, including:

•	by mutual written agreement of Tripos and Pharsight;

•	by either us or Tripos if:

•

the merger has not been completed by March 31, 2009; provided, however, that the right to terminate the merger agreement will not be available to a party whose action or failure to fulfill any obligation under the merger agreement was the principal cause of or resulted in any of the conditions to the merger having failed to be satisfied on or before March 31, 2009 and such action or failure to act constitutes a material breach of the merger agreement;

•

consummation of the merger would violate any nonappealable final order, decree or judgment (which we, Tripos and Merger Sub have used reasonable best efforts to resist, resolve or lift) of any governmental entity having competent jurisdiction; or

•	the special meeting of our stockholders was held and completed, and our stockholders took a final vote on the proposal to adopt the merger agreement and the required stockholder vote was not obtained;

•	by us if:

•

(A) we are not then in material breach of our covenants, agreements and other obligations under the merger agreement and (B) Tripos or Merger Sub breached or otherwise violated any of their respective material covenants, agreements or obligations under the merger agreement, or if any of the representations or warranties of Tripos or Merger Sub became inaccurate, in either case that (i) would give rise to a failure of the corresponding closing condition and (ii) was not cured within 30 days after Tripos received written notice of such breach or is not capable of being cured by March 31, 2009; or

•	prior to the receipt of the required stockholder vote, we enter into a definitive agreement with respect to a superior proposal, provided that we pay the termination fee of $1.8 million;

•	by Tripos if:

•

(A) Tripos and Merger Sub are not then in material breach of covenants, agreements and other obligations under the merger agreement and (B) we breached or otherwise violated any of our material covenants, agreements or obligations under the merger agreement, or if any of our representations or warranties became inaccurate, in either case that (i) would give rise to a failure of the corresponding closing condition and (ii) was not cured by us within 30 days after we receive written notice of such breach or is not capable of being cured by March 31, 2009;

•

we knowingly and intentionally materially breach any of our obligations under our covenants related to non-solicitation, our board recommendation, our stockholder meeting in connection with the merger or state anti-takeover laws;

•	our board of directors or any committee of our board of directors effects a recommendation change;

•	we enter into, or publicly announce our intention to enter into, a definitive agreement or agreement in principle with respect to a superior proposal; and

•

a person or entity unaffiliated with Tripos commences a tender or exchange offer for our common stock that constitutes an acquisition proposal (whether or not a superior proposal) and within ten business days after the public announcement of the commencement of such acquisition proposal, we do not issue a public statement (and do not file a Schedule 14D-9) reaffirming our board recommendation and recommending that our stockholders reject such acquisition proposal and not tender any shares into such tender or exchange offer.

See the section entitled “Agreement and Plan of Merger—Termination of the Merger Agreement” beginning on page 66.

Non-Solicitation Covenant (Page 60)

We have agreed that neither we, any of our subsidiaries, nor any of our or our subsidiaries’ directors and officers, will, and we will use all reasonable efforts to cause our and our subsidiaries employees, stockholders, agents and representatives (which persons we sometimes refer to as our “representatives”) not to (and will not authorize any of them to) directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of any acquisition proposal;

•

participate in any discussions or negotiations regarding, or furnish to any person or entity any nonpublic information relating to Pharsight or any of our subsidiaries to, afford access to our or our subsidiaries’ business, properties, assets, books or records to, or otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by, any person or entity that is seeking to make any acquisition proposal;

•	engage in discussions with any person or entity with respect to any acquisition proposal, except as to the existence of these provisions;

•

amend or grant any waiver or release under any standstill or similar agreement with respect to any of our or our subsidiaries’ securities, or approve any transaction under, or any person or entity becoming an “interested stockholder” under Section 203 of the General Corporation Law of the State of Delaware;

•	approve, endorse or recommend any acquisition transaction; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating any acquisition proposal or acquisition transaction contemplated.

Additionally, we and our subsidiaries have agreed to, and have agreed to use commercially reasonable efforts to cause our respective representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties previously conducted with respect to any acquisition proposal, and have agreed to use commercially reasonable efforts to cause any such third party (and its representatives) in possession of nonpublic information in respect of Pharsight or any of our subsidiaries that was furnished by or on behalf of Pharsight or any of our subsidiaries (and all analyses and other materials prepared by or on behalf of such person or entity that contains, reflects or analyzes that information) to as promptly as practicable return or destroy (and confirm destruction of) all such information. See the section entitled “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation” beginning on page 60.

Notwithstanding the foregoing, prior to the approval of the merger agreement by our stockholders, our board of directors may, subject to certain notice requirements, in response to a bona fide written acquisition proposal:

•

participate or engage in discussions or negotiations with any person or entity that has made (and not withdrawn) such bona fide unsolicited acquisition proposal in writing, provided that our board of directors has determined in good faith

•

after taking into consideration the advice of and consultation with its financial advisor, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal; and

•	after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to our stockholders under Delaware law; and

provided, further that in any such case neither Pharsight nor any representative has knowingly and intentionally materially violated the restrictions set forth above regarding our non-solicitation covenant;

•

thereafter, we may furnish non-public information relating to Pharsight or any of our subsidiaries or grant access to the business, properties, assets, books, records or other nonpublic information, or to our or our subsidiaries’ personnel, to any person, entity or group that has made such bona fide, written unsolicited acquisition proposal, provided that:

•

such person, entity or group executes a confidentiality agreement that contains provisions that are no less favorable to Pharsight than the one between by Tripos and Pharsight and does not include any provision that prohibits Pharsight from fulfilling our obligations with respect to covenants related to non-solicitation and superior proposals under the merger agreement; and

•	we contemporaneously furnish to Tripos all nonpublic information furnished to such person, entity or group making such acquisition proposal that was not previously provided to Tripos.

See the section entitled “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation—Superior Proposals” beginning on page 62.

Termination Fees and Other Expenses (Page 67)

Pursuant to the terms of the merger agreement, we are required to pay Tripos a termination fee of $1.8 million if:

•	Tripos terminates the merger agreement because, prior to the receipt of the required stockholder vote, we enter into a definitive agreement with respect to a superior proposal;

•

Tripos terminates the merger agreement because we knowingly and intentionally materially breach any of our obligations under our covenants related to non-solicitation, our board recommendation, our stockholder meeting in connection with the merger or state anti-takeover laws;

•	Tripos terminates the merger agreement because our board of directors or any committee of our board of directors effects a recommendation change;

•	Tripos terminates the merger agreement because we entered into, or publicly announced our intention to enter into, a definitive agreement or agreement in principle with respect to a superior proposal;

•

prior to termination of the merger agreement, an acquisition proposal was made and not withdrawn and within 12 months following a termination, we enter into a definitive agreement with respect to such acquisition transaction if

•

either we or Tripos terminate the merger agreement if the merger has not been completed by March 31, 2009; provided, however, that the right to terminate the merger agreement will not be available to a party whose action or failure to fulfill any obligation under the merger agreement was the principal cause of or resulted in any of the conditions to the merger having failed to be satisfied on or before March 31, 2009 and such action or failure to act constitutes a material breach of the merger agreement;

•

either we or Tripos terminate the merger agreement if the special meeting of our stockholders was held and completed and our stockholders took a final vote on the proposal to adopt the merger agreement and the required stockholder vote was not obtained; and

•

Tripos terminates the merger agreement because a person or entity unaffiliated with Tripos commences a tender or exchange offer for our common stock that constitutes an acquisition proposal (whether or not a superior proposal) and within ten business days after the public announcement of the commencement of such acquisition proposal, we do not issue a public statement (and do not file a Schedule 14D-9) reaffirming our board recommendation and recommending that our stockholders reject such acquisition proposal and not tender any shares into such tender or exchange offer.

We have also agreed to reimburse the documented out-of-pocket fees and expenses (including reasonable fees and expenses of their legal counsel) actually incurred by Tripos, Merger Sub or their respective affiliates in connection with the merger agreement up to $0.5 million, if either we or Tripos terminate the merger agreement because

•

the merger has not been completed by March 31, 2009; provided, however, that the right to terminate the merger agreement will not be available to a party whose action or failure to fulfill any obligation under the merger agreement was the principal cause of or resulted in any of the conditions to the merger having failed to be satisfied on or before March 31, 2009 and such action or failure to act constitutes a material breach of the merger agreement; or

•	the special meeting of our stockholders was held and completed, and our stockholders took a final vote on the proposal to adopt the merger agreement and the required stockholder vote was not obtained and prior to such termination of the merger agreement, an acquisition proposal was made and not withdrawn.

Any payment of such fees and expenses may be credited against any termination fee payable.

See the section entitled “Agreement and Plan of Merger—Termination Fees” beginning on page 67.

Material United States Federal Income Tax Consequences (Page 49)

The exchange of shares of our common stock for cash consideration pursuant to the merger will be a taxable transaction to our stockholders for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. For United States federal income tax purposes, each holder of our common stock who surrenders shares of our common stock for cash in the merger generally will recognize a capital gain or loss equal to the difference, if any, between the cash received and such stockholder’s adjusted tax basis in the shares surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).

You should read the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 49 for a more complete discussion of the federal income tax consequences of the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Regulatory Matters (Page 46)

We believe that the notification and waiting period requirements of the Hart Scott Rodino Act, or HSR Act, do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division of the Department of Justice, or the Antitrust Division, or the Federal Trade Commission, or the FTC. However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. At any time before or after the consummation of the transaction, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Tripos, Pharsight or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Tripos, Pharsight and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

The parties expect to file any required notifications related to the proposed transaction with the German Federal Cartel Office under its merger control law, and to observe any applicable waiting period. We believe we are not required to make any other filings nor obtain any other material governmental consents or approvals before the parties’ completion of the purchase. If any such other approvals, consents or filings are required to consummate the merger, we will seek or make such consents, approvals or filings. See the section entitled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 65.

Appraisal Rights (Page 47)

Under Delaware law, Pharsight’s stockholders who do not wish to accept the $5.50 per share cash consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $5.50 per share in cash, without interest, subject to adjustment. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•

you must make a written demand on us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•

you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of Pharsight common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal for those shares.

Merely voting against the adoption of the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See the section entitled “The Merger—Appraisal Rights” beginning on page 47 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Appendix D to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

Exchange Agent (Page 52)

•	will act as the exchange agent in connection with the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Pharsight, may have regarding the merger and the special meeting of Pharsight stockholders, and brief answers to such questions. We urge you to read carefully this entire proxy statement, because the information in this section does not provide all the information that may be important to you with respect to the adoption of the merger agreement. Additional important information is also contained in the appendices to this proxy statement.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of Pharsight’s stockholders will take place on at our corporate headquarters located at 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041, at • •.m., local time, on • •, 2008.

Q:	What matters will be voted on at the special meeting?

A:	We have entered into an agreement and plan of merger with Tripos (DE), Inc., a Delaware corporation, and its wholly-owned subsidiary, Pearson Merger Corporation, a Delaware corporation. Under the terms of the merger agreement, Pearson Merger Corporation will merge with and into Pharsight, and Pharsight will thereby become a wholly-owned subsidiary of Tripos.

In order to complete the merger, stockholders holding at least a majority of our outstanding common stock on the record date must vote “FOR” the adoption of the merger agreement. A special meeting of our stockholders will be held on • •, 2008 to obtain this vote of our stockholders. At that meeting, you will be asked to consider and vote on the adoption of the merger agreement. In addition, you may be asked to consider and vote on a proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully in its entirety.

Your vote is very important, regardless of the number of shares you hold. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without attending the special meeting of Pharsight stockholders. For more specific information on how to vote, please see the questions and answers below and the section entitled “The Special Meeting” beginning on page 20 of this proxy statement.

Q:	As a Pharsight stockholder, what will I receive upon completion of the merger?

A:	If the merger is completed, you will receive $5.50 in cash for each share of our common stock that you own immediately prior to the effective time of the merger, unless you exercise and perfect your appraisal rights under laws of the State of Delaware, or Delaware law. Please note that we effected a one-for-three reverse stock split of our outstanding common stock on November 13, 2007, and as such, all shares and per share references in this proxy statement, including the $5.50 in cash consideration per share contemplated by the merger agreement, reflect this reverse stock split.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, including its appendices, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement.

Q:	Who can vote and attend the special meeting?

A:	All stockholders of record as of the close of business on • •, 2008, the record dates for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	What constitutes a quorum at the special meeting?

A:	In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares of Pharsight common stock on the record date must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	The affirmative vote of at least a majority of the shares of our common stock outstanding at the close of business on the record date is required to adopt the merger agreement. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and abstentions will have the same effect as voting against the adoption of the merger agreement. If the proxy card you submitted does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

In connection with the merger agreement, each of the members of our board of directors and our executive officers, in their capacities as our stockholders, and certain other stockholders affiliated with members of our board of directors have entered into voting agreements with Tripos pursuant to which each of those stockholders agreed, among other things, to vote the shares of our common stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of • shares of our common stock as of the close of business on • •, 2008, the record date for the special meeting, which constitutes approximately •% of the shares of our common stock outstanding on that date. See the section entitled “The Merger—Voting Agreements” beginning on page 43.

Q:	What vote of our stockholders is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement?

A:	The affirmative vote of the holders of a majority of the shares of Pharsight common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Failure to vote your shares will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. Abstentions will have the same effect as voting against any proposal by our board of directors to adjourn the special meeting.

Q:	How many votes do Pharsight stockholders have?

A:	Each holder of record of Pharsight common stock as of the close of business on • •, 2008 will be entitled to one vote for each share of common stock held on that date.

Q:	How does Pharsight’s board of directors recommend I vote?

A:	At a meeting held on September 8, 2008, Pharsight’s board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable, and in the best interests of Pharsight and its stockholders. Accordingly, the board of directors of Pharsight unanimously recommends that you vote “FOR” the adoption of the merger agreement. The board of directors of Pharsight also recommends that Pharsight stockholders vote “FOR” any proposal by Pharsight’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, bank or nominee, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card or submitting your vote by telephone or on the Internet. If your shares are held in “street name,” you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Q:	May I vote via telephone or the Internet?

A:	If your shares are registered in your name, you may vote by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. Votes submitted electronically by telephone or via the Internet must be received by 11:59 p.m. EST on • •, 2008.

If your shares are held in “street name” through a broker, bank or nominee, you may vote by completing and returning the voting form provided by your broker, bank or nominee or by telephone or via the Internet through your broker, bank or nominee, if such a service is provided. To vote by telephone or via the Internet, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, later-dated notice to the Secretary of Pharsight stating that you would like to revoke your proxy. Second, you can either complete and submit a new proxy card bearing a later date or submit a timely and valid later vote by telephone or via the Internet. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy; you must vote at the special meeting in order to revoke your earlier proxy. If you have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A:	Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:	What happens if I do not vote, whether by attending the special meeting in person, returning a proxy card or through Internet or telephone voting procedures?

A:	The failure to vote will have the same effect as voting against adoption of the merger agreement. The failure to vote will not affect the outcome of any proposal by our board of directors to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal.

Q:	Is the merger expected to be taxable to me for United States federal income tax purposes?

A:	Generally, yes. The receipt of $5.50 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $5.50 per share and your adjusted tax basis in that share. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).

You should read the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 49 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Q:	Should I send in my Pharsight stock certificates now?

A:	No. Promptly after the merger is completed, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal and written instructions for exchanging share certificates for the cash merger consideration. These instructions will tell you how and where to send in your certificates or how to transfer ownership of book-entry shares, as applicable, for the cash merger consideration. You will receive your cash payment after the exchange agent receives your stock certificates or a confirmation of a book-entry transfer by The Depository Trust Company, as applicable, and any other documents requested in the instructions. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND YOUR CERTIFICATES IN NOW.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Pharsight common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive $5.50 per share in cash to be received by our stockholders in the merger. In order to receive the $5.50 per share in cash, you must hold your shares through completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly. We currently expect the merger to be completed during the fourth calendar quarter of 2008, subject to obtaining stockholder approval and satisfying all the other closing conditions contained in the merger agreement.

Q:	Am I entitled to appraisal rights?

A:	Under the General Corporation Law of the State of Delaware, holders of Pharsight common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see the section entitled “The Merger—Appraisal Rights” beginning on page 47.

Q:	Do any of Pharsight’s directors or officers have interests in the merger that may differ from those of Pharsight’s stockholders?

A:

When considering our board of directors’ recommendation that Pharsight stockholders vote in favor of the proposal to adopt the merger agreement, Pharsight’s stockholders should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Pharsight stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include possible continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and directors, the receipt of severance benefits in the event of certain termination events on or following the consummation of the merger, and the receipt of retention benefits. Pharsight stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement. For additional information about these interests, see the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.

Q:	How will the merger affect my stock options to acquire Pharsight common stock?

A:	Tripos will not assume any of Pharsight’s outstanding options. As a result, each option to purchase shares of our common stock that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, will be cancelled and automatically converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $5.50 (the per share amount of merger consideration) exceeds the option exercise price, and less any applicable tax withholding. For more information, see “Agreement and Plan of Merger—Effect on Outstanding Pharsight Stock Options” beginning on page 52.

Q:	How will the merger affect my warrants to acquire Pharsight common stock?

A:	Subject to certain exceptions, any outstanding warrants not exercised prior to the effective time of the merger will be terminated and not assumed by Tripos. For more information, see “Agreement and Plan of Merger—Effect on Outstanding Pharsight Warrants” beginning on page 52.

Q:	Who is paying for this proxy solicitation?

A:	Pharsight is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to access the proxy materials and/or submit your proxy over the Internet, you are responsible for any related Internet access charges you may incur. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Pharsight Corporation

321 E. Evelyn Ave.

3rd Floor

Mountain View, California 94041

Telephone: (650) 314-3800

Attention: William Frederick

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statements.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the occurrence of any event, change or circumstance that could give rise to the ability on the part of Tripos to terminate the merger agreement;

•	our ability to obtain the stockholder and regulatory approvals required for the merger;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	whether or not the conditions to the completion of the merger are satisfied and the possibility that the merger will not be completed for any other reason;

•	risks that the proposed transaction disrupts current plans and operations, and the potential difficulties in employee retention as a result of the announcement or pendency of the merger;

•

the effect of the announcement or pendency of the merger on our customer relationships, operating results and business generally, including any deterioration of our relationships with significant customers, distributors and suppliers;

•	the ability to recognize the benefits of the merger;

•

the amount of the costs, fees and expenses and charges related to the merger, including the possibility that the merger agreement may be terminated under circumstances that require us to pay Tripos a termination fee of $1.8 million;

•	changes in the demand for our products;

•	changes in economic conditions generally or technology spending in particular;

•	market conditions and specific financial market conditions affecting our common stock;

•	changes in the competitive dynamics of our markets, including strategic alliances and consolidation among our competitors or strategic partners; and

•	other risks related to our business that are described in our public filings (see the section entitled “Where You Can Find More Information” beginning on page 74).

These and other important factors are detailed in various SEC filings made periodically by us, particularly our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which are available from us without charge or online at http://www.pharsight.com. Please review such filings and do not place undue reliance on these forward-looking statements.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at our corporate headquarters located at 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041, at • •.m., local time, on • •, 2008.

Purpose of Special Meeting

At the special meeting, we are asking holders of record of Pharsight common stock to consider and vote on the following proposals:

•

the adoption of the Agreement and Plan of Merger, dated September 8, 2008, by and among Pharsight, Tripos and Merger Sub (see the sections entitled “The Merger” beginning on page 51 and “Agreement and Plan of Merger” beginning on page 51); and

•	any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

No other business is currently expected to be presented at the special meeting.

Recommendation of our Board of Directors

After careful consideration, our board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Pharsight and its stockholders.

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement. Our board of directors also recommends that Pharsight stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Our board of directors will determine whether to make such a proposal to adjourn the special meeting in accordance with its obligations under the merger agreement and its fiduciary duties to our stockholders.

In considering such recommendation, you should be aware that members of our board of directors and our executive officers may have interests in the merger that are different from, or in addition to, those of our stockholders generally. See the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.

If your submitted proxy card does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Stockholders Entitled to Vote and Record Date; Quorum

Only holders of record of our common stock at the close of business on • •, 2008, the record date, are entitled to notice of and to vote at the special meeting. At the close of business on the record date,• shares of our common stock were issued and outstanding and held by approximately • holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote at the close of business on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies. Holders of record of our common stock at the close of business on the record date are entitled to one vote per share at the special meeting on the proposals to adopt the merger agreement and adjourn the special meeting.

Votes Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. If a Pharsight stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If a Pharsight stockholder does not vote, either in person or by proxy, such failure will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If a Pharsight stockholder abstains from voting, either in person or by proxy, it will count as a vote against any proposal to adjourn the special meeting.

Voting by Pharsight’s Directors, Executive Officers and Certain Stockholders

At the close of business on the record date, members of our board of directors and our executive officers and their affiliates owned and were entitled to vote • shares of our common stock, which represented approximately •% of the shares of our common stock outstanding on that date.

In connection with the parties’ entry into the merger agreement, each of the members of our board of directors and our executive officers, in their capacities as stockholders, and certain other stockholders affiliated with members of our board of directors have entered into voting agreements with Tripos pursuant to which they have agreed, among other things, to vote all of their shares of our common stock as of the record date, representing in the aggregate approximately •% of our outstanding common stock as of such date, in favor of the adoption of the merger agreement. See the section entitled “The Merger—Voting Agreements” beginning on page 43.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for any proposal by our board of directors to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. If a Pharsight stockholder abstains from voting, it will effectively count as a vote against the adoption of the merger agreement and a vote against the adjournment of the special meeting. If a Pharsight stockholder does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement and it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve any such proposal.

Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Any “broker non-votes” would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on a particular proposal. Failing to instruct your broker on how to vote your shares on the proposal to adopt the merger agreement will have the same effect as a vote against such proposal. Failing to instruct your broker on how to vote your shares on any proposal to adjourn the special meeting will have no effect on the outcome of such a proposal, but will reduce the number of votes required to approve that proposal.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with the Secretary of Pharsight a duly executed revocation of proxy;

•	submitting a duly completed and executed proxy to the Secretary of Pharsight bearing a later date or submitting a timely and valid later vote by telephone or via the Internet; or

•

appearing at the special meeting and voting in person; attendance at the special meeting will not in and of itself constitute revocation of a proxy—you must vote your shares at the meeting in order to revoke your earlier proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies; Expenses of Solicitation

We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for these services, which would not be significant. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the stockholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2009 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than April 29, 2009, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Nominating and Corporate Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 90 days or more than 120 days prior to the anniversary of the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2009 annual stockholder meeting will start on April 29, 2009 and end on May 29, 2009.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Pharsight Corporation, 321 E. Evelyn Ave., 3rd Floor, Mountain View, California, 94041, Attention: Corporate Secretary.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of Pharsight common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for appraisal prior to the vote on the adoption of the merger agreement, and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Appendix D to this proxy statement.

See the section entitled “The Merger—Appraisal Rights” beginning on page 47.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Pharsight special meeting, please contact:

Pharsight Corporation

321 E. Evelyn Ave., 3rd Floor

Mountain View, California, 94041

Telephone: (650) 314-3800

Attention: William Frederick

THE COMPANIES

Pharsight Corporation

321 E. Evelyn Ave.

3rd Floor

Mountain View, California 94041

Telephone: (650) 314-3800

Pharsight develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. Our goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products. We were incorporated in California in April 1995 and reincorporated in Delaware in March 2000. Our common stock trades on the Nasdaq Capital Market under the symbol “PHST.” Our principal executive offices are located at 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041, and our telephone number is (650) 314-3800. Additional information regarding us is available at www.pharsight.com and is contained in our filings with the SEC. See “Where You Can Find More Information” beginning on page 74.

Tripos (DE), Inc.

1699 South Hanley Road

St. Louis, MO 63144

Telephone: (314) 647-1099

Tripos is a global leader in innovative scientific solutions that enable life science researchers to improve the efficiency of their molecular discovery efforts. Established in 1979, Tripos was the first company to bring scientific computational drug discovery capabilities to the pharmaceutical, chemical and food design industries, and today helps a broad range of companies and research facilities accelerate the identification and optimization of new compounds that have the potential to become new products in the drug, food, flavoring and fragrance markets. Headquartered in St. Louis, Missouri, Tripos serves more than 1,000 customers spanning over 46 countries. Tripos is wholly-owned by Vector Capital, a San Francisco-based private equity boutique specializing in buyouts, spinouts and recapitalizations of established technology businesses. Tripos’s principal executive offices are located at 1699 South Hanley Road, St. Louis, MO 63144 and its telephone number is (314) 647-1099. Additional information regarding Tripos is available on Tripos’s website at www.tripos.com or by calling (314) 647-1099.

Pearson Merger Corporation

1699 South Hanley Road

St. Louis, MO 63144

Telephone: (314) 647-1099

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Tripos. Pearson Merger Corporation exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement. Merger Sub’s principal executive offices and telephone number are the same as those of Tripos.

THE MERGER

The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Appendix A to this proxy statement, carefully and in its entirety.

General Description of the Merger

Under the merger agreement, Merger Sub, will merge with and into Pharsight, with Pharsight surviving as a wholly-owned subsidiary of Tripos. Subject to certain exceptions, pursuant to the merger agreement, at the effective time of the merger each outstanding share of Pharsight common stock, par value $0.001 per share, will be converted into the right to receive $5.50 in cash, less any applicable tax withholding.

Stock Options. Tripos will not assume any of Pharsight’s outstanding options. Subject to the terms and conditions of the merger agreement, each option to purchase shares of our common stock held by a then-current employee or service provider that is outstanding immediately prior to the merger will become fully vested and all options, to the extent unexercised as of the closing of the merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $5.50 (the per share amount of merger consideration) exceeds such option’s exercise price, less any applicable tax withholding.

Employee Stock Purchase Plans. Prior to the effective time of the Merger, the then-current offering periods under our ESPPs will be terminated and all funds in each participant’s account shall be applied toward the purchase of shares of common stock on the terms and conditions set forth under our ESPPs. Thereafter, such shares will be entitled to receive the merger consideration on the same basis as other shares of Pharsight common stock.

Warrants. Subject to certain exceptions, any outstanding warrants not exercised prior to the effective time of the merger will be terminated and not assumed by Tripos.

Background to the Merger

Our board of directors regularly discusses and reviews our strategic goals and alternatives, performance and prospects as part of the ongoing evaluation of our business and strategic planning. Beginning in the second half of 2007, our board of directors increasingly discussed and reviewed our goals, alternatives and prospects in view of the current state of the business climate of the industry we serve, our strategic market opportunities, our financial performance and outlook as well as the history and expectations for the value of our stock in the public market.

On July 19, 2007, our board of directors held a regularly scheduled meeting. Shawn O’Connor, our Chairman, President and Chief Executive Officer, gave the board of directors an overview of our ongoing business and strategic discussions with a number of potential partners that had previously expressed an interest in exploring potential relationships with Pharsight. Management indicated that it had explored Pharsight’s directions for business development activities and growth initiatives, and would provide the board of directors a comprehensive review of such matters at the regularly scheduled October board meeting.

On October 17, 2007, Mr. O’Connor was contacted by Company A’s chief executive officer regarding Company A’s interest in a potential strategic transaction with us.

On October 18, 2007, our board of directors held a regularly scheduled meeting at which management presented a long-term planning and business development update. The update included product planning activities and factors underlying our potential to grow our business, both with respect to organic and inorganic sources of growth. Potential new product markets for Pharsight to address and an assessment of such markets were discussed. Mr. O’Connor also updated the board of directors on Pharsight’s business development opportunities, including acquisition opportunities and potential business and strategic relationship opportunities, as well as an update on discussions with Company A and others.

On November 5, 2007, members of our management met with members of Company A’s management at Company A’s offices to discuss a potential strategic transaction.

On November 13, 2007, Mr. O’Connor was contacted by Company B’s chief executive officer regarding Company B’s interest in a potential strategic transaction with us.

On December 5, 2007, Mr. O’Connor and William Frederick, our senior vice president and chief financial officer, met with representatives of Company B’s financial advisors to discuss a potential transaction and provide them with general background information.

On December 13, 2007, Company A provided us with a nonbinding indication of interest for the acquisition of Pharsight. After informal discussions with members of our board of directors, Mr. O’Connor contacted Company A and indicated that Pharsight was not currently interested in pursuing the proposed transaction with Company A, based on various terms outlined in the indication of interest, including price.

On January 14, 2008, Mr. O’Connor met with the vice president of business development of Company B to further discuss a potential transaction between the companies.

On January 17, 2008, our board of directors held a regularly scheduled meeting at which management reviewed various sources and strategies for potential growth for Pharsight’s software business and an overview of Pharsight’s strategic consulting services business, including areas of focus, recent trends and challenges for growth of this business unit. Mr. O’Connor also reviewed potential opportunities to accelerate our growth through the acquisition of complementary businesses. Additional strategic opportunities and potential combination transactions were presented, including an update on the status of discussions with Company A and Company B.

During January 2008, Mark Hovde, our senior vice president of marketing and business development, was contacted by representatives of Company C regarding various business opportunities, including cooperative marketing and product integration activities, and had several discussions into February 2008 exploring the nature of such opportunities.

On February 6, 2008, Mr. O’Connor met with the chief executive officer of Company A in Oakland, California, to discuss Company A’s intention to provide a revised nonbinding indication of interest with improved terms.

On February 8, 2008, Mr. O’Connor was contacted by Company D’s chairman regarding Company D’s interest in a potential strategic transaction with us.

On February 15, 2008, Company A provided us with an updated nonbinding indication of interest for the acquisition of Pharsight, reflecting revised terms.

On February 18, 2008, members of our management met with members of Company C to review and discuss various aspects of a potential strategic relationship.

On February 20, 2008, Mr. O’Connor was contacted by Patrick Flanagan, Tripos’s senior vice president of business development, regarding an interest by Tripos in acquiring Pharsight.

Also on February 20, 2008, Company A provided Mr. O’Connor and Mr. Frederick a preliminary due diligence request in connection with a potential transaction for Company A to acquire Pharsight.

On February 26, 2008, Company A provided Mr. Frederick with a proposed timeline for a potential strategic transaction with Pharsight, including reference to the execution of an exclusivity letter.

On February 28, 2008, at a special meeting of our board of directors, management provided an update of the our current growth initiatives and on the various strategic discussions that had taken place between representatives of Pharsight and representatives of the other companies that had expressed interest in such a transaction, and the future meetings scheduled with such various other companies. The board of directors also discussed the indication of interest received from Company A. Management and members of the board of directors also discussed a number of financial advisory investment banking firms to be considered to assist Pharsight with further conducting these strategic discussions and evaluating any potential offers that arose out of such activity.

On March 5, 2008, Company A provided us with an exclusivity letter for a 45-day exclusivity period to conduct further discussions and due diligence in anticipation of negotiating a possible transaction.

On March 6, 2008, members of our management met with members of Company B to review and discuss various aspects of a potential strategic transaction.

On March 10, 2008, the chief executive officer of Company A contacted Mr. O’Connor and provided an update on changes in Company A’s financial position and the impact in regard to the possible acquisition of Pharsight. As a result, Company A indicated that they could not proceed with a possible acquisition at the current time.

On March 12, 2008, Mr. O’Connor and James Hopkins, chief executive officer of Tripos had a teleconference in which Tripos’s interest to acquire Pharsight was discussed.

On March 14, 2008, at a special meeting of our board of directors, management led a discussion regarding a number of strategic alternatives potentially available to Pharsight. Our board of directors discussed at length the potential advantages and disadvantages of a number of alternatives, including those involving remaining an independent entity as well as strategic combination alternatives. Mr. O’Connor updated the board of directors on the status of discussions with several strategic partners, and gave an overview of the terms of the proposals submitted by two investment banking firms. The directors discussed the need to retain a well-qualified investment bank to properly advise Pharsight with respect to its several strategic alternatives, including stand-alone scenarios, among others. Following such discussion, the board of directors authorized management to engage Covington Associates as its financial advisor to explore Pharsight’s potential strategic combination and stand-alone opportunities and alternatives, including potential financing options that might further possible growth and acquisition strategies. On March 25, 2008, Pharsight engaged Covington Associates as its financial advisor.

On March 25, 2008, Mr. O’Connor met with Mr. Hopkins and Mr. Flanagan in San Francisco, California to further discuss a potential transaction between Pharsight and Tripos.

Thereafter, from late March 2008 through May 2008, representatives of Covington Associates, in coordination with members of our management, contacted a total of 24 potential strategic partners. These potential partners were identified based on, among other things, those parties’ experience with our industry, strategic fit and their perceived ability to complete a potential acquisition. We provided publicly available information to 14 of these parties and entered into mutual confidentiality agreements with seven. Members of our management met with several potential partners during this time.

On May 2, 2008, our board of directors held a regularly scheduled meeting. At this meeting, representatives of Covington Associates gave the board of directors an overview of their advisory activities on behalf of Pharsight to date and their evaluation of the strategic position, opportunities and risks of Pharsight as an independent enterprise. Discussion then ensued among members of our board of directors and management in this regard and with respect to the overhead and other costs of being a public reporting stand-alone company. The representatives of Covington Associates next reviewed with our board of directors the potential valuation of Pharsight based on several alternative metrics and methods of valuing the enterprise. Members of our board of directors, management and representatives of Covington Associates then discussed a number of alternatives for the strategic direction of Pharsight, including stand-alone approaches, potential acquisitions or dispositions, share repurchase programs, potential combination transactions, including with private equity and potential strategic buyers. Representatives of Covington Associates next reviewed with the board of directors and management the forward timeline and process for evaluating potential strategic alternatives for Pharsight. Pharsight’s operating plan and growth prospects as a stand-alone enterprise were also discussed at this meeting.

On May 15, 2008, Covington Associates sent a bid procedures letter to selected potential strategic partners, including Company A, Company B, Company C, Company D, Tripos and others. From May 15, 2008 through June 6, 2008, representatives of Covington Associates, with members of our management, continued to meet with members of management of such companies to discuss the terms and conditions of a potential acquisition of Pharsight.

On June 6, 2008, Tripos provided us with a nonbinding indication of interest related to the potential acquisition of Pharsight by Tripos and Vector Capital at a price per share between $5.20 and $5.50 in cash. From June 6, 2008 through June 13, 2008, representatives of Covington Associates, with members of our management, continued discussions with Tripos to clarify certain aspects of the indication of interest.

On June 17, 2008, Tripos provided us with a revised nonbinding indication of interest, indicating a range of $5.20 to $5.70 per share in cash.

Also on June 17, 2008, members of our management had a teleconference with management from Company C for further discussion on detailed due diligence of Pharsight that had been completed by representatives of Company C.

Our board of directors held a special meeting on June 20, 2008, at which Mr. O’Connor provided an update on the status of the quarter’s performance and outlook. Representatives of Covington Associates then gave the board of directors an overview of their advisory activities to date, including valuation metrics of the indication of interest that had been received from Tripos and status of ongoing negotiations with other interested parties. Our board of directors and representatives of Covington Associates also discussed the process and timeline for the evaluation and potential negotiation of strategic alternatives.

On June 24, 2008, Tripos was provided access to a virtual data room to conduct further due diligence on Pharsight.

On July 8, 2008, members of our management team and representatives from Covington Associates met with members of Tripos’s management team and representatives from Vector Capital at Vector Capital’s offices in San Francisco, California for a detailed due diligence session including details on Pharsight’s growth strategy, sales force and customer opportunities; information regarding our business, customers and technical capabilities; potential operating synergies; and process considerations regarding a strategic transaction.

On July 11, 2008, Company management had a teleconference with management from Company C for further discussion of the business diligence completed to date by Company C.

On July 15, 2008, Covington Associates delivered to Tripos a draft merger agreement.

On July 16, 2008, Company C informed us that they were unwilling to pursue an acquisition of Pharsight at this time and preferred to pursue alternative business development opportunities, pending further developments.

On July 17, 2008, our board of directors held a regularly scheduled meeting, at which representatives of Covington Associates provided an overview of their advisory activities on behalf of Pharsight to date, including discussions with a number of potential strategic partners. The representatives of Covington Associates also discussed the valuation metrics of the indication of interests that had been received by Pharsight. Our board of directors and representatives of Covington Associates discussed the various alternatives available to Pharsight.

From July 17, 2008 through July 31, 2008, representatives of Covington Associates and members of our management continued discussions with members of Tripos management regarding the various terms of a revised indication of interest for the potential acquisition of Pharsight, price and form of consideration, the terms of the draft merger agreement and exclusivity agreement.

On July 31, 2008, Tripos sent us a revised nonbinding indication of interest, reflecting a price per share of $5.60 in cash. The indication of interest was subject to further due diligence and noted that Vector Capital, the parent entity of Tripos, would be the primary source of the equity capital for the transaction and the offer was not contingent on obtaining third party financing. A mark-up of the draft merger agreement previously sent to Tripos by us was also provided with the indication of interest.

From July 31, 2008 to August 5, 2008, members of our management and members of Tripos management continued to discuss via teleconference the terms of Tripos’s indication of interest. Also, during this period, members of our management, together with representatives of Covington Associates, continued to evaluate the status of possible transactions with other interested parties.

Our board of directors held a special telephonic meeting on August 5, 2008, at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, our outside legal counsel, and Covington Associates were present. During the meeting, the representatives of Covington Associates updated the board of directors on the strategic alternative process and their evaluation of the opportunities available to Pharsight, including the indication of interest received from Tripos and discussions with other interested parties. The board of directors discussed the proposed transaction structures outlined in the indication of interest received from Tripos, including the consideration to be received by our stockholders and considered a valuation analysis of such offer presented by Covington Associates, the status of discussions with the other parties, key considerations including proposed timing of a transaction, and the advantages, disadvantages and risks of a proposed transaction with Tripos. After discussion, the board of directors authorized management to further negotiate with Tripos on the terms of its offer before entering into an exclusivity agreement. Pending the resolution of such matters, the board of directors authorized management to enter into an exclusivity agreement with Tripos.

From August 5, 2008 to August 11, 2008, members of our management and members of Tripos management continued to discuss via teleconference the terms of Tripos’s indication of interest. Also, during this period, members of our management, together with representatives of Covington Associates, continued to evaluate the status of possible transactions with other potential strategic partners.

On August 11, 2008, Tripos sent us a revised nonbinding indication of interest for an acquisition of Pharsight at $5.70 per share in cash. The indication of interest was subject to further due diligence and noted that Vector Capital would be the primary source of the equity capital for the transaction and that the offer was not contingent on obtaining third party financing.

From August 11, 2008 to August 14, 2008, members of our management and representatives of Wilson Sonsini Goodrich and Rosati negotiated with members of Tripos management and representatives of Davis Polk & Wardwell, external legal counsel to Tripos and Vector Capital, the terms of an exclusivity agreement, in addition to a form of equity commitment letter and the clarification of certain terms and conditions addressed in the draft merger agreement previously received from Tripos.

On August 14, 2008, Pharsight, Tripos and Vector Capital entered into an exclusivity agreement with respect to a potential acquisition, providing for a period of exclusive negotiations through September 5, 2008. As a result, Pharsight ceased all communication with other interested parties in its strategic alternatives process.

On August 15, 2008, representatives of Wilson Sonsini Goodrich and Rosati delivered a revised draft of the merger agreement to representatives of Davis Polk & Wardwell.

From August 14, 2008 through September 1, 2008, Tripos conducted further due diligence on Pharsight, and the management teams of Tripos and Pharsight held several additional teleconferences and meetings in Mountain View, California, St. Louis, Missouri and Cary, North Carolina to discuss various aspects of the proposed transaction. Management and representatives of Wilson Sonsini Goodrich & Rosati and Covington Associates also continued to negotiate the terms and conditions of the merger agreement and voting agreement, and exchanged drafts of such documents, with management of Tripos and representatives of each of Vector Capital and Davis Polk & Wardwell during this period.

On September 1, 2008, Mr. O’Connor received an unsolicited inquiry from company A regarding the status of the Company’s strategic alternative process.

On September 2, 2008, our board of directors held a special meeting at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Covington Associates were present. The representatives of Wilson Sonsini Goodrich & Rosati and Covington Associates updated the board of directors on the status of the potential transaction with Tripos and the terms and conditions of the definitive merger agreement under negotiation between the parties. Representatives of Covington Associates then reviewed with the board its financial analyses of the proposed transaction with Tripos. The board of directors was given the opportunity to ask questions and express their views throughout this review. Each director then had the opportunity to state his views regarding the proposed transaction and a discussion ensued. Among other things, the directors discussed the possible alternatives to the merger, including the possibility of continuing to operate as an independent entity, our interactions with other potential strategic partners, our business, financial performance, and competitive position, the benefits of the merger and the likelihood that the merger would be completed.

On September 3, 2008, members of our management team met with members of Tripos’s management team and representatives from Vector Capital at Vector Capital’s offices in San Francisco, California to address matters arising out of the business and legal diligence performed over the preceding period. Also on September 3, 2008, representatives of Wilson Sonsini Goodrich and Rosati delivered a revised draft of the merger agreement to representatives of Davis Polk & Wardwell.

On the morning of September 4, 2008, Mr. O’Connor and Mr. Hopkins spoke by telephone to discuss the transaction and status of negotiations between the parties. Mr. Hopkins informed Mr. O’Connor that Tripos and Vector Capital were considering revising their price per share to $5.20. Mr. O’Connor informed Mr. Hopkins that such a price would not be acceptable. Later that evening, Mr. O’Connor met with Mr. Hopkins in San Francisco, California to discuss the transaction and status of negotiations between the parties. Mr. Hopkins informed Mr. O’Connor that Tripos and Vector Capital were considering revising their price per share to $5.30. Mr. O’Connor again informed Mr. Hopkins that such a price would not be acceptable. Subsequently, on September 5, 2008, Mr. O’Connor and Mr. Hopkins again spoke with regard to terms of the merger agreement and Mr. Hopkins presented a revised price per share of $5.50.

Our board of directors held a special meeting in the late afternoon on September 5, 2008. During the meeting, the board of directors, with the involvement of representatives of Pharsight’s financial and legal advisors, discussed the status of negotiations with Tripos and Vector Capital and areas for further negotiation of material terms and conditions in the proposed definitive merger agreement. The board of directors authorized management to continue to negotiate the terms and conditions of the transaction, including the per share price.

From September 5, 2008 through September 8, 2008, the parties further negotiated the terms and conditions of the merger agreement and voting agreement and exchanged drafts of such documents.

On September 8, 2008, our board of directors held a special meeting at which members of our management and representatives of Wilson Sonsini Goodrich & Rosati and Covington Associates were present. The representatives of Wilson Sonsini Goodrich & Rosati and Covington Associates updated the board of directors on the status of the potential transaction with Tripos, including the proposed final terms and conditions of the merger agreement that had been negotiated over the last several days. The representatives of Wilson Sonsini Goodrich & Rosati then reviewed the directors’ fiduciary duties in connection with transactions of this nature. Representatives of Covington Associates then reviewed with the board its updated financial analyses of the proposed transaction with Tripos that had been provided at the September 2, 2008 meeting of our board of directors. The board of directors was given the opportunity to ask questions and express their views throughout this review. Each director then had the opportunity to state his or her views regarding the proposed transaction and a discussion ensued. The representatives of Covington Associates then delivered its oral opinion, subsequently confirmed in writing, that, as of September 8, 2008, and based upon and subject to the factors and assumptions set forth in its written opinion, the $5.50 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Following these discussions, our board of directors determined that it was advisable, fair to and in the best interests of Pharsight and its stockholders for the board of directors to approve the merger and enter into the merger agreement. Our board of directors then, among other things, unanimously approved the merger agreement, the merger and the related transactions, and unanimously resolved to recommend that our stockholders vote in favor of the adoption of the merger agreement.

Late in the evening of September 8, 2008, Pharsight and its representatives from Wilson Sonsini Goodrich & Rosati finalized the merger agreement and the disclosure schedules to the merger agreement, and the parties executed the merger agreement dated as of September 8, 2008. Also, Tripos, each of the members of our board of directors and our executive officers, and certain other stockholders affiliated with members of our board of directors, executed their respective voting agreements dated as of September 8, 2008.

On September 9, 2008, Pharsight and Tripos finalized their press announcement, filings and communications materials, and the proposed merger was announced by press release the morning of September 9, 2008 prior to the opening of market trading.

Recommendation of our Board of Directors

Reasons for the Merger. In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	the possible alternatives to the merger, including the possibility of continuing to operate as an independent entity and the perceived risks thereof;

•

our extensive market check based on our contacting a number of potential strategic and financial partners over a period of several months, as described in the section entitled “The Merger—Background to the Merger” beginning on page 25;

•

management’s dealings with other possible business combination partners both in the past and during the course of the negotiations with Tripos, including the likelihood that a third party would offer a higher price than the $5.50 in cash per share, offered by Tripos, as described in the section entitled “The Merger—Background to the Merger” beginning on page 25;

•	the current and prospective environment in which we operate, including national and local economic conditions, the competitive environment, potential variations in spending by our customers and the likely effect of these and other factors on our potential growth, development, productivity, profitability and strategic options;

•	historical information concerning our business, management, financial performance and conditions, technology, operations, prospects and competitive position;

•	the size of Pharsight and the costs of being a public reporting company;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•

current financial market conditions and historical market prices, volatility and trading information with respect to our common stock, including the decreased liquidity of our common stock given its historically low trading volumes;

•	the consideration to be received by our stockholders in the merger, including the amount and form of such consideration; and

•

Vector Capital III, L.P.’s agreement, pursuant to an equity commitment letter, to provide, or cause to be provided, to Tripos the aggregate amount necessary for Tripos to fulfill its obligations under the merger agreement, subject to the condition precedent that all conditions precedent to Tripos’s obligations to consummate the merger have been satisfied or waived by Tripos.

Our board of directors also identified and considered a number of positive factors supporting its decision to approve the merger and enter into the merger agreement, including, but not limited to:

•

discussions with our management team regarding our business, financial performance and condition, technology, operations, competitive position, business strategy, strategic objectives and options and prospects, as well as risks involved in achieving our long term business objectives; the nature of our business and the industry in which we compete; and current industry, economic and global market conditions, both on a historical and on a prospective basis;

•

a review of the possible alternatives to a sale of Pharsight, including remaining independent and growing our business organically, pursuing a strategy of growth through acquisitions or pursuing corporate alliances; the value to our stockholders of such alternatives; the timing and likelihood of achieving additional value from these alternatives;

•

the risks associated with remaining an independent company, including the increased competition, the significant and increasing cost of complying with our obligations as a publicly traded company, the anticipated operating performance and a review of ongoing product development initiatives;

•

the belief by management that the merger would allow for enhanced products and opportunities for our partners, clients and customers, and management’s view that the relatively limited overlap between Pharsight and Tripos would minimize any adverse impact of the merger on our customers and employees;

•

the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices, including the fact that the $5.50 per share in cash to be paid as the consideration in the merger represented:

•	an approximate 37.8% premium over the closing price of our common stock on September 8, 2008 (the last trading day prior to the public announcement of the merger); and

•	an approximate 24.9% premium over the closing price of our common stock on August 11, 2008 (20 trading days prior to the public announcement of the merger);

•

the value of the consideration to be paid in connection with the merger as analyzed through various valuation methodologies, including the value of comparable publicly traded companies, prices paid in comparable transactions involving similar companies, premiums paid in selected transactions and future projected share price analysis;

•

the opinion of Covington Associates to our board of directors (attached as Appendix C to this proxy statement) that, as of September 8, 2008, and based upon and subject to the factors and assumptions set forth in such opinion, the $5.50 per share in cash to be received by the holders of shares of our common stock was fair from a financial point of view to such holders, as described in the section entitled “The Merger—Opinion of Covington Associates” beginning on page 34;

•

the assessment, based on management’s dealings with other possible buyers both in the past and during the course of negotiations leading up to final negotiations with Tripos, as to the low likelihood that a third party would offer a higher price than Tripos;

•

the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which such stockholders would receive stock of another enterprise or continue to hold a portion of their shares of our common stock;

•

the fact that the merger would be subject to the approval of our stockholders and that if a higher priced offer were to be made to our stockholders prior to the completion of the merger, the stockholders could elect not to adopt the merger agreement, and that the board of directors could change its recommendation to our stockholders with respect to approval of the merger and adoption of the merger agreement or could terminate the merger agreement in order to enter into an agreement in connection with a superior offer, as described in the section entitled “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation” beginning on page 60;

•

the availability of appraisal rights for the stockholders who properly exercise their statutory appraisal rights under Delaware law, as described in the section entitled “The Merger—Appraisal Rights” beginning on page 47; and

•

the belief that the terms of the merger agreement, as described in the section entitled “Agreement and Plan of Merger” beginning on page 51, are reasonable and that the prospects for successful consummation of the transaction are high.

The board of directors has identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the merger and enter into the merger agreement, including, but not limited to:

•	the fact that our stockholders will not participate in any future growth potential of Pharsight or Tripos or any synergies resulting from the merger;

•

the possibility that the merger might not be completed and the potential effects of the public announcement and pendency of the merger on management attention, our ability to retain employees, our relationship with customers and suppliers, and our sales, operating results and stock price and our ability to attract and retain key management and sales, marketing and technical personnel;

•

the restrictions the merger agreement imposes on soliciting competing bids and the fact that we may be obligated to pay to Tripos a $1.8 million termination fee under specified circumstances, including the termination of the merger agreement in order to enter into an agreement in connection with a superior offer, or reimburse expenses of Tripos up to a maximum of $0.5 million in certain circumstances and the possibility that this termination fee and expense reimbursement could discourage a competing proposal to acquire us or reduce the price in an alternative transaction, as described in the sections entitled “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation,” “—Termination of the Merger Agreement,” “—Termination Fees,” and “—Other Expenses”;

•

the restrictions the merger agreement imposes on our operations during the period between the signing of the merger agreement and the completion of the merger and the fact that, should the merger not occur, such restrictions could have had an adverse effect on our operations during such time, as described in the section entitled “Agreement and Plan of Merger—Interim Operations of Pharsight” beginning on page 57;

•

the fact that the merger agreement precludes us from actively soliciting alternative proposals, as described in the section entitled “Agreement and Plan of Merger—No Solicitation Covenant; Change in Board Recommendation” beginning on page 60;

•	the fact that gains from a cash transaction would be taxable to our stockholders for United States federal income tax purposes; and

•

that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by our stockholders, as described in the section entitled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 65.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Board of Directors Recommendation. After careful consideration, and taking into account all of the factors outlined above, our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. Our board of directors also recommends that our stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Opinion of Covington Associates

Covington Associates was engaged to render an opinion to our board of directors as to whether the merger consideration to be received by the holders of shares of Pharsight common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. On September 8, 2008, Covington Associates delivered to the board of directors of Pharsight its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the merger consideration to be received by the holders of shares of Pharsight common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. The September 8, 2008 opinion of Covington Associates is sometimes referred to hereinafter as the opinion.

The full text of the opinion is attached to this proxy statement as Appendix C and is incorporated into this proxy statement by reference. We urge you to read the opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered, and limits of the review undertaken in arriving at the opinion.

The opinion is for the use and benefit of the board of directors of Pharsight in its consideration of the merger, and does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Pharsight, nor does it address the underlying business decision by Pharsight to engage in the merger or enter into the merger agreement, or the documents referred to therein. The opinion does not constitute a recommendation as to how any holder of shares of Pharsight common stock should vote on the merger or any matter related thereto. In addition, the board of directors did not ask Covington Associates to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors, or other constituencies of Pharsight, other than the holders of shares of Pharsight common stock. Furthermore, Covington Associates does not express any view or opinion as to the fairness of the amount or nature of any compensation to any of Pharsight’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received by holders of shares of Pharsight common stock. Covington Associates expresses no opinion as to the price at which shares of Pharsight common stock would trade at any time. For purposes of the opinion, Covington Associates has assumed that the merger consideration that is paid will be $5.50 in cash, without interest. The opinion has been approved by a fairness committee of Covington Associates.

In arriving at the opinion, Covington Associates, among other things:

1. Reviewed certain publicly available financial statements and other business and financial information of Pharsight;

2. Reviewed certain internal financial statements and other financial and operating data concerning Pharsight prepared by Pharsight’s management;

3. Reviewed certain financial forecasts and other forward looking financial information prepared by Pharsight’s management;

4. Held discussions with the management of Pharsight concerning the business, past and current operations, financial condition and prospects of Pharsight;

5. Compared the financial performance of Pharsight and the reported prices and trading activity for Pharsight’s common stock with those of certain other publicly traded companies that Covington Associates believes are comparable to Pharsight;

6. Compared the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other transactions that Covington Associates deemed relevant;

7. Prepared a discounted cash flow analysis of Pharsight;

8. Prepared a leveraged buyout analysis of Pharsight;

9. Considered the equity premiums paid, to the extent publicly available, in other transactions that Covington Associates deemed relevant; and

10. Conducted financial studies, analyses, and investigations as Covington Associates deemed appropriate.

In Covington Associate’s review and analysis and in rendering the opinion, Covington Associates assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the representations and warranties set forth in the merger agreement and the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Pharsight to Covington Associates, that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Covington Associates. Covington Associates did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Covington Associates conduct a physical inspection of any of the properties or facilities of, Pharsight. Covington Associates has not been furnished with any such evaluations or appraisals of such physical inspections, nor does Covington Associates assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Covington Associates, Covington Associates notes that projecting future results of any company is inherently subject to uncertainty. Pharsight informed Covington Associates, however, and Covington Associates assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Pharsight as to the future financial performance of Pharsight. Covington Associates expresses no opinion as to Pharsight’s financial forecasts or the assumptions on which they were made.

The opinion was based on economic, monetary, regulatory, market, and other conditions existing and which can be evaluated as of the date of the opinion. Covington Associates disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion of which Covington Associates becomes aware after the date of the opinion.

Covington Associates has made no independent investigation of any legal or accounting matters affecting Pharsight. Covington Associates assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Pharsight and its board of directors, including, without limitation, advice as to the legal, accounting, and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Pharsight and its stockholders. In addition, in preparing the opinion, Covington Associates did not take into account any tax consequences of the transaction to any holder of Pharsight common stock. Covington Associates also assumed that the merger will be completed in accordance with the terms of the merger agreement, and without waiver, modification or amendment of any material terms or conditions thereof, and in compliance with all applicable laws (including without limitation laws relating to insolvency and fraudulent conveyance).

The following is a brief summary of the analyses performed by Covington Associates in connection with the opinion, in addition to its review of share price trading history of the Pharsight common stock. This summary is not intended to be an exhaustive description of the analyses performed by Covington Associates, but includes all material factors considered by Covington Associates in rendering the opinion. Covington Associates did not attribute any particular weight to any analysis, methodology, or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, the analyses performed by Covington Associates must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion. Each analysis performed by Covington Associates is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Covington Associates believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Covington Associates to arrive at the opinion.

Comparable Public Company Analysis

Comparable public company analysis is a method of valuing an entity relative to publicly-traded companies with similar products or services, similar operating or financial characteristics, or servicing similar customers. Covington Associates reviewed and compared selected financial data for twenty publicly-traded companies chosen by Covington Associates that were deemed to be comparable to Pharsight. Covington Associates selected these twenty companies based on their relevance regarding Pharsight in the biopharma services, healthcare consulting and information technology, contract research, and healthcare data management industries.

The comparable companies chosen by Covington Associates included:

Biopharma Services

Albany Molecular Research Inc.

Cambrex Corp.

Accelrys Inc.

Bioanalytical Systems Inc.

Starlims Technologies Ltd.

Healthcare Consulting/IT

SAIC, Inc.

Cerner Corp.

Insightful Corp.

Contract Research

Covance Inc.

Charles River Laboratories International Inc. (“Charles River Labs”)

Pharmaceutical Product Development Inc. (“PPDi”)

MDS, Inc.

ICON plc

Parexel International Corp.

Kendle International Inc.

Healthcare Data Management

eResearchTechnology Inc.

Phase Forward Inc.

Simulations Plus Inc.

Etrials Worldwide, Inc.

DATATRAK International, Inc.

No company utilized in the comparable public company analysis is identical to Pharsight. Covington Associates made judgments and assumptions with regard to industry performance; general business, economic, market, and financial conditions; and other matters, many of which are beyond the control of Pharsight. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

For each of the comparable companies, Covington Associates calculated that company’s total enterprise value as that company’s equity market value, plus total debt, less cash. For purposes of this calculation, equity market values were calculated as of the close of market trading on September 5, 2008, and cash and debt values were calculated based on reported levels as of June 30, 2008 (except Cerner Corp., Charles River Labs, as of June 28, 2008, MDS, Inc., SAIC Inc. as of July 31, 2008, and Simulations Plus Inc. as of May 31, 2008). Covington Associates then calculated the multiple implied by the relation between the total enterprise value of each of these companies and (i) that company’s revenue for the twelve-month period ended June 30, 2008 (except Cerner Corp., Charles River Labs, as of June 28, 2008, MDS, Inc., SAIC Inc. as of July 31, 2008, and Simulations Plus Inc. as of May 31, 2008), as reflected in periodic reports filed with the SEC; (ii) that company’s estimated revenue for the year ending December 31, 2008, as indicated in selected analyst reports; and (iii) that company’s EBITDA for the twelve-month period ended June 30, 2008 (except Cerner Corp., Charles River Labs, as of June 28, 2008, MDS, Inc., SAIC Inc. as of July 31, 2008, and Simulations Plus Inc. as of May 31, 2008), as reflected in periodic reports filed with the SEC, that company’s estimated EBITDA for the year ending December 31, 2008, as indicated in selected analyst reports, (iv) that company’s net income for the twelve-month period ended June 30, 2008 (except Cerner Corp., Charles River Labs, as of June 28, 2008, MDS, Inc., SAIC Inc. as of July 31, 2008, and Simulations Plus Inc. as of May 31, 2008), as reflected in periodic reports filed with the SEC.

Covington Associates next calculated Pharsight’s total enterprise value and equity value and the corresponding multiples for Pharsight in the merger on the same basis, but (i) utilizing management’s estimates of Pharsight’s cash as of July 31, 2008, (ii) defining equity market value as the $5.50 per share merger consideration multiplied by the number of fully diluted shares of Pharsight common stock outstanding (based on the treasury stock method), (iii) using analysts’ financial projections for revenues and EBITDA for the year ending December 31, 2008, in each case, excluding the highest and lowest data points respectively.

The resulting multiples are set forth in the table below:

Comparable Companies	Total Enterprise Value / Last Twelve Month Period Revenue	Total Enterprise Value / Projected 2008 Revenue	Total Enterprise Value / Last Twelve Month Period EBITDA	Total Enterprise Value / Projected 2008 EBITDA	Total Equity Value / Last Twelve Month Period Net Income
Accelrys Inc.	1.1x	1.0x	27.0x	NA	NM
Albany Molecular Research Inc.	2.3x	2.2x	14.4x	11.4x	48.6x
Bioanalytical Systems Inc.	0.8x	NA	5.6x	NA	NM
Cambrex Corp.	1.1x	1.1x	5.6x	5.4x	23.2x
Charles River Labs	3.5x	3.3x	13.7x	12.5x	25.2x
Covance Inc.	3.3x	3.2x	17.7x	16.5x	30.0x
DATATRAK International, Inc.	0.6x	NA	NM	NA	NM
eResearchTechnology Inc.	4.7x	4.1x	11.5x	NA	29.3x
etrials Worldwide, Inc.	0.1x	NA	NM	NM	NM
ICON plc	3.1x	2.7x	22.1x	19.4x	35.9x
Insightful Corp.	0.7x	NA	NM	NA	NM
Kendle International Inc.	1.4x	1.8x	12.1x	11.5x	30.1x
MDS, Inc.	1.4x	1.5x	11.6x	11.8x	54.6x
Parexel International Corp.	1.5x	1.6x	13.7x	12.0x	26.1x
PPDi	3.0x	3.0x	15.2x	12.6x	30.8x
Phase Forward Inc.	4.0x	3.6x	25.7x	17.2x	27.6x
SAIC, Inc.	0.9x	0.9x	10.7x	10.0x	20.1x
Simulations Plus Inc.	2.6x	2.4x	7.3x	6.5x	20.1x
Starlims Technologies Ltd	1.4x	NA	8.8x	NA	13.6x
Mean	2.0x	2.3x	13.9x	12.2x	29.7x
High	4.0x	3.6x	25.7x	17.2x	48.6x
Median	1.4x	2.2x	12.1x	11.8x	27.6x
Low	0.7x	1.0x	5.6x	6.5x	20.1x
Pharsight	1.4x	1.3x	18.1x	18.6x	34.3x

Benchmarking Analysis

Benchmarking analysis is a method of ranking a company against its peers according to specific financial metrics. Covington Associates benchmarked Pharsight against the set of public comparables, as listed above, ranking it based on size, growth, and operational margins. The benchmarking analysis is summarized in the tables below:

Size:

Revenues		Market Capitalization		Enterprise Value
Covance Inc.	1,746.3	Covance Inc.	5,863.4	Covance Inc.	5,702.7
Cerner Corp.	1,555.0	PPDi	5,170.4	Charles River Labs	4,668.7
PPDi	1,535.5	Charles River Labs	4,405.6	PPDi	4,674.3
Charles River Labs	1,321.8	Cerner Corp.	3,750.5	Cerner Corp.	3,645.1
MDS, Inc.	1,320.0	ICON plc	2,372.1	ICON plc	2,365.2
Parexel International Corp.	1,163.0	MDS, Inc.	1,693.5	MDS, Inc.	1,877.5
ICON plc	767.2	Parexel International Corp.	1,688.0	Parexel International Corp.	1,709.0
Kendle International Inc.	633.3	Phase Forward Inc.	802.5	Kendle International Inc.	899.0
Cambrex Corp.	251.0	Kendle International Inc.	711.3	Phase Forward Inc.	609.9

Revenues		Market Capitalization		Enterprise Value
Albany Molecular Research Inc.	206.3	eResearchTechnology Inc.	623.8	eResearchTechnology Inc.	568.3
Phase Forward Inc.	151.5	Albany Molecular Research Inc.	560.9	Albany Molecular Research Inc.	483.6
eResearchTechnology Inc.	122.0	Cambrex Corp.	182.0	Cambrex Corp.	273.3
Accelrys Inc.	79.9	Accelrys Inc.	138.1	Accelrys Inc.	85.0
Bioanalytical Systems Inc.	47.4	Starlims Technologies Ltd.	64.0	Bioanalytical Systems Inc.	36.9
Pharsight	28.8	Pharsight	37.9	Starlims Technologies Ltd.	36.5
Starlims Technologies Ltd.	26.0	Simulations Plus Inc.	30.2	Pharsight	22.5
Insightful Corp.	20.9	Insightful Corp.	24.1	Simulations Plus Inc.	24.2
etrials Worldwide, Inc.	19.3	Bioanalytical Systems Inc.	25.0	Insightful Corp.	14.0
Simulations Plus Inc.	9.4	etrials Worldwide, Inc.	13.8	DATATRAK International, Inc.	5.2
DATATRAK International, Inc.	8.3	DATATRAK International, Inc.	6.2	etrials Worldwide, Inc.	2.0

Growth:

3 Year Revenue CAGR		3 Year EBITDA CAGR		3 Year EBIT Growth
Kendle International Inc.	40.0%	Simulations Plus Inc.	55.9%	Bioanalytical Systems Inc.	91.1%
Phase Forward Inc.	23.6%	Kendle International Inc.	51.8%	Kendle International Inc.	69.5%
Simulations Plus Inc.	23.4%	Phase Forward Inc.	37.4%	Simulations Plus Inc.	61.2%
PPDi	18.0%	Parexel International Corp.	30.3%	Parexel International Corp.	48.1%
Parexel International Corp.	20.1%	Bioanalytical Systems Inc.	21.9%	Phase Forward Inc.	37.0%
Cerner Corp.	15.1%	PPDi	19.8%	Cerner Corp.	20.8%
Covance Inc.	15.1%	Cerner Corp.	18.9%	PPDi	19.7%
Charles River Labs	13.4%	Covance Inc.	16.2%	Covance Inc.	16.9%
eResearchTechnology Inc.	8.5%	Charles River Labs	11.2%	Charles River Labs	13.0%
Pharsight	7.4%	eResearchTechnology Inc.	4.3%	eResearchTechnology Inc.	(0.9)%
Bioanalytical Systems Inc.	6.5%	Pharsight	(13.7)%	Cambrex Corp.	(11.4)%
Albany Molecular Research Inc.	3.3%	Albany Molecular Research Inc.	(10.6)%	Albany Molecular Research Inc.	(19.9)%
Insightful Corp.	0.7%	Cambrex Corp.	(15.3)%	Pharsight	(26.6)%
MDS, Inc.	3.4%	MDS, Inc.	(19.9)%	Accelrys Inc.	NM
Accelrys Inc.	(2.1)%	Accelrys Inc.	NM	DATATRAK International, Inc.	NM
DATATRAK International, Inc.	(15.5)%	DATATRAK International, Inc.	NM	Insightful Corp.	NM
Cambrex Corp.	(17.4)%	Insightful Corp.	NM	MDS, Inc.	NM
etrials Worldwide, Inc.	NA	etrials Worldwide, Inc.	NA	etrials Worldwide, Inc.	NA
ICON plc	NA	ICON plc	NA	ICON plc	NA
Starlims Technologies Ltd.	NA	Starlims Technologies Ltd.	NA	Starlims Technologies Ltd.	NA

Margins:

Gross Margin		EBITDA Margin
Cerner Corp.	83.1%	eResearchTechnology Inc.	40.5%
Accelrys Inc.	81.0%	Simulations Plus Inc.	35.4%
Simulations Plus Inc.	77.6%	Charles River Labs	25.9%
Insightful Corp.	74.0%	Cerner Corp.	24.7%
Pharsight	67.1%	Cambrex Corp.	19.6%
Starlims Technologies Ltd.	64.2%	PPDi	20.1%
Phase Forward Inc.	57.5%	Covance Inc.	18.3%
DATATRAK International, Inc.	53.5%	Starlims Technologies Ltd.	16.0%
eResearchTechnology Inc.	53.0%	Phase Forward Inc.	15.7%
PPDi	46.1%	Albany Molecular Research Inc.	16.3%
ICON plc	44.2%	ICON plc	13.9%
Charles River Labs	38.6%	Kendle International Inc.	11.7%
MDS, Inc.	34.8%	Bioanalytical Systems Inc.	13.9%
etrials Worldwide, Inc.	34.7%	Parexel International Corp.	10.7%
Kendle International Inc.	34.7%	Pharsight	7.7%
Cambrex Corp.	33.6%	Accelrys Inc.	3.9%
Bioanalytical Systems Inc.	32.8%	MDS, Inc.	8.4%
Covance Inc.	32.3%	etrials Worldwide, Inc.	(25.5)%
Albany Molecular Research Inc.	31.2%	Insightful Corp.	(11.5)%
Parexel International Corp.	28.9%	DATATRAK International, Inc.	(94.6)%

Comparable Transaction Analysis

Covington Associates analyzed twenty-three selected previous acquisition transactions of biopharma services, healthcare consulting and information technology, contract research, and healthcare data management companies since January 1, 2004. Such transactions are summarized in the following table:

Date Announced	Acquiror	Target
9/5/08	Phase Forward Inc.	Clarix LLC
6/19/08	Tibco Software Inc.	Insightful Corp.
6/13/08	Parexel International Corp.	ClinPhone plc
2/6/08	PPDi	InnoPharm Ltd.
11/28/07	eResearchTechnology Inc.	Covance Cardiac Services, Inc.
7/24/07	Genstar Capital Partners V, L.P., Genstar Capital, LLC	PRA International, Inc.
6/7/07	Parexel International Corp.	APEX International Clinical Research Co. Ltd.
11/28/06	Vector Capital	Discovery Informatics (Tripos)
10/26/06	ClinPhone	Datalabs, Inc.
6/18/06	PRA International	Pharma Bio-Research Group B.V.
6/14/06	Cerner Corporation	Galt, Inc.
5/25/06	Ingenix, Inc.	NWH Inc.
5/9/06	Kendle International, Inc.	Charles River Labs
4/24/06	Hologic, Inc.	R2 Technology, Inc.
4/11/06	Fisher Scientific International, Inc.	Clintrak Pharmaceutical Services, LLC
3/24/06	Navigant Consulting Inc.	Precept Programme Management Ltd.
2/13/06	DATATRAK International, Inc.	ClickFind, Inc.
1/17/06	United BioSource Corporation	MetaWorks, Inc.
8/26/05	Per-Se Technologies, Inc.	NDCHealth Corp.

Date Announced	Acquiror	Target
8/16/05	Phase Forward	Lincoln Technologies, Inc.
8/10/05	Proxicom, Inc.	DAOU Systems Inc.
4/18/05	Agfa-Gevaert	Heartlab, Inc.
1/4/05	Dendrite International	BuzzeoPDMA, Inc.

Covington Associates considered certain financial data relating to the transactions, including the target company’s actual EBITDA for the most recent fiscal last twelve-month period prior to the announcement of each transaction and the target company’s total enterprise value. Total enterprise value was calculated as price paid for the equity, plus total assumed debt, less cash, where such data was available. For each comparable transaction, Covington Associates then calculated total enterprise value as a multiple of that target company’s EBITDA for the most recent fiscal last twelve-month period prior to the announcement of the transaction.

Covington Associates next calculated the corresponding multiple for Pharsight in the merger on the same basis, but defining equity market value (for purposes of calculating total enterprise value) as the $5.50 per share merger consideration multiplied by the number of fully diluted shares of Pharsight common stock outstanding (based on the treasury stock method).

The resulting multiples are set forth in the table below:

Comparable Transactions	Total Enterprise Value / Last Twelve Month Period EBITDA
Mean	5.8x
High	17.4x
Median	14.1x
Low	5.8x
Pharsight	18.1x

The transactions utilized in the comparable transaction analysis are not identical to the merger. In evaluating the transactions, Covington Associates made judgments and assumptions with regard to industry performance; general business, economic, market, and financial conditions; and other matters, many of which are beyond the control of Pharsight. Mathematical analysis of comparable transactions (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis

Covington Associates performed a discounted cash flow analysis of Pharsight using estimates of after-tax free cash flows for the fiscal years 2009 to 2013 according to both management projections and historical operations. The purpose of the discounted cash flow analysis was to establish a range for the potential equity value of Pharsight by determining a range for the net present value of Pharsight’s projected future cash flows.

Covington Associates calculated indications of net present value of Pharsight’s projected, after-tax free cash flows through March 31, 2013 using discount rates ranging from 18% to 20%. The range of discount rates was calculated using a weighted average cost of capital analysis which took into account the set of comparable companies as previously mentioned. After-tax free cash flows were calculated as the after-tax operating earnings of Pharsight adjusted to add back non-cash expenses and to deduct uses of cash not reflected in the income statement. Covington Associates then added to the present value of the after-tax free cash flows the terminal value of Pharsight at March 31, 2013, discounted back to the present using the same discount rates. The terminal value was computed by discounting the projected, after-tax free cash flows through perpetuity, assuming perpetual growth rates ranging from 2.0% to 4.0% per year and using discount rates of 18 to 20%. This analysis resulted in an illustrative range of equity values per share of Pharsight common stock of $5.39 to $6.45 based on a discounted cash flow analysis of Pharsight’s projections and a range of $3.41 to $3.95 based on a discounted cash flow analysis based on historical operations. The terminal value of Pharsight was also computed by applying an EBITDA exit multiple of 6.0x – 8.0x. This analysis resulted in an illustrative range of equity values per share of Pharsight common stock of $5.66 to $6.89 based on a discounted cash flow analysis of Pharsight’s projections and a range of $3.88 to $4.65 based on a discounted cash flow analysis based on historical operations.

Leveraged Buyout Analysis

Covington also performed a leveraged buyout analysis to ascertain the price that would be attractive to a potential financial buyer based upon current market conditions. For this analysis, Covington reviewed financial projections of Pharsight’s management and assumed the following:

•	an equity investment that would achieve a rate of return over a five-year period of between 25%-35%; and

•	exit multiples ranging from 5.0x to 9.0x fiscal 2013 projected earnings before interest, taxes, depreciation and amortization.

This analysis resulted in an illustrative range of equity values per share of Pharsight common stock of $4.94 to $5.46.

Other Factors and Comparative Analyses

In rendering its opinion, Covington considered certain other factors and conducted certain other comparative analyses, including a review of:

•	the history of trading prices and volumes for the shares of Pharsight’s common stock from September 10, 2005 to September 8, 2008; and

•

the low and high closing prices per share of Pharsight’s common stock during the prior 12 months and as a moving average for the 30-day, 60-day, 90-day, and 12-month trading periods ending one trading day before the offer of $5.50 per share for Pharsight’s common stock was disclosed.

Based upon these trading ranges, Covington derived an implied value per share of Pharsight’s common stock, both on an unadjusted basis and on a premium adjusted basis, utilizing the 30.2% premium derived from the screening of precedent transactions with a reported premium greater than zero based on the following criteria:

•	Transaction status closed

•	Total transaction value less than $100 million or the target competes in the life sciences, tools, and services or application software industry

•	Target total revenue for the prior twelve months (at announcement) less than $100 million

•	Transaction closed within the last three years

Conclusion

Based on the foregoing analyses, on September 8, 2008, Covington Associates delivered to the board of directors of Pharsight its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the merger consideration to be received by the holders of shares of Pharsight common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.

In performing its analyses, Covington Associates made judgments and assumptions with regard to industry performance; general business, economic, market, and financial conditions; and other matters, many of which are beyond the control of Pharsight and Covington Associates. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger and Covington Associates, the analyses performed by Covington Associates are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those forecast or suggested by such analyses. The merger consideration was determined through arms’-length negotiations between Pharsight and Tripos and was approved by Pharsight’s board of directors. Covington Associates did not recommend any specific consideration to the board of directors of Pharsight or that any specific consideration constituted the only appropriate consideration with respect to the merger agreement and the transactions contemplated thereby, including the merger.

Covington Associates was retained to act as Pharsight’s financial advisor based on Covington Associates’ substantial experience in transactions similar to the merger. Pursuant to an engagement letter between Pharsight and Covington Associates, Pharsight has agreed to pay Covington Associates a transaction fee of approximately $500,000, $440,000 of which is contingent upon consummation of the merger. In addition, Pharsight has agreed to reimburse Covington Associates for its reasonable out-of-pocket expenses, including attorneys’ fees, up to an aggregate of $15,000, and to indemnify Covington Associates and related persons against certain liabilities relating to or arising out of services performed by Covington Associates as financial advisor to Pharsight.

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, Tripos entered into voting agreements with the following individuals and entities:

•	each member of our board of directors and certain trusts and partnerships affiliated with particular directors;

•	Shawn M. O’Connor, our Chairman, President and Chief Executive Officer;

•	William Frederick, our Senior Vice President and Chief Financial Officer;

•	James Hayden, our Senior Vice President of Global Sales;

•	Mark Hovde, our Senior Vice President of Marketing;

•	Daniel L. Weiner, Ph.D., our Chief Technology Officer; and

•	John E. Murphy, our Senior Vice President of Consulting Services.

As of the record date, an aggregate of • shares of Pharsight common stock were subject to the voting agreements, representing approximately •% of the outstanding shares of Pharsight common stock.

Pursuant to the voting agreements, a form of which is attached hereto as Appendix B, the stockholders described above have agreed, among other things, to vote all of their shares of Pharsight common stock:

•	in favor of the adoption of the merger agreement; and

•	against any acquisition proposal or any proposal that would frustrate the purpose of, or prevent or delay, the consummation of the merger or the transactions contemplated in the merger agreement.

In addition, each of these stockholders has given Tripos an irrevocable proxy to vote their shares of Pharsight common stock in this manner.

The voting agreements prohibit each of the parties described above from granting any proxies or entering into other arrangements with respect to the voting of their shares, or transferring any shares of Pharsight common stock during the term of the voting agreement, except to:

•	such stockholder’s spouse, father, mother, issue (if living with such stockholder) or sibling, or family members;

•	the trustee or trustees of a trust for the benefit of such stockholder and/or one or more family members;

•	one or more charitable foundations or charitable organizations;

•	a partnership of which such stockholder and/or any family member owns a majority of the partnership interests;

•	a limited liability company of which such stockholder and/or any family member owns a majority of the membership interests;

•	the executor, administrator or personal representative of the estate of such stockholder;

•	any guardian, trustee, or conservator appointed with respect to the assets of such stockholder;

•	the limited partners, general partners, limited liability company members or stockholders of such stockholder; and

•	any third party.

In the case of any proposed transfer described above, the transferee is required, as a condition to such transfer, to execute an agreement to be bound by the terms and conditions of the applicable voting agreement.

Each of the stockholders described above also has agreed not to exercise any rights of appraisal that may arise in connection with the merger.

Each voting agreement terminates upon the earlier of (i) the effective time of the merger or (ii) the date and time of the termination of the merger agreement in accordance with its terms.

Interests of Our Directors and Executive Officers in the Merger

When considering our board of directors’ recommendation that Pharsight stockholders vote in favor of the proposal to adopt the merger agreement, Pharsight stockholders should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Pharsight stockholders. These interests may create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include possible continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and certain directors, the receipt of severance benefits in the event of certain terminations on or following the consummation of the merger, and the receipt of retention benefits. Pharsight stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement.

Change of Control Severance Agreements

Pharsight has entered into certain agreements and maintains certain plans that may require us to make certain payments and/or provide certain benefits to our executive officers in the event of a termination of employment or a change of control.

In connection with their commencement of employment, Pharsight entered into offer letters with each of William Frederick, James Hayden, Mark Hovde, John Murphy, Shawn O’Connor and Dan Weiner. The offer letters for each executive officer, other than Mr. O’Connor, provide that upon involuntary termination of employment without cause or such executive officer’s resignation within six months following a change in control for good reason, such executive officer is entitled to receive severance consisting of continued payment of their base salary and health care benefits in effect on the termination date for one year from the date of termination; provided that such executive officer enters into a separation agreement with Pharsight in a form acceptable to Pharsight. The offer letters of Messrs. Frederick, Hayden, Hovde, Murphy, and Weiner provide that the vesting schedule of such executive officer’s options will accelerate by one year upon a change in control.

Mr. O’Connor’s offer letter provides that upon involuntary termination of employment without cause or Mr. O’Connor’s resignation following a change in control for good reason, he will receive severance consisting of continued payment of his base salary in effect on the termination date for a period of one year, as well as Pharsight-paid health care coverage during this period if he timely elects continued health coverage; provided that he enter into a separation agreement with Pharsight in a form acceptable to Pharsight and resign from membership from our board of directors effective on or before his employment termination date. Mr. O’Connor’s offer letter provides that his September 2002 stock option grant will fully vest upon a change in control and a subsequent letter provides that his April 2003 stock option grant will fully vest upon a change in control.

Option Acceleration

Pursuant to the terms of the merger agreement, each option to purchase shares of our common stock that is outstanding immediately prior to the merger, including those held by a member of our board of directors or any of our executive officers, will become fully vested and, to the extent unexercised as of the closing of the merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $5.50 (the per share amount of merger consideration) exceeds the option’s per share exercise price, less any applicable tax withholding. The aggregate value of all unvested options that will become fully vested and cashed out in connection with the merger will be approximately $341,000 with respect to our executive officers and approximately $18,000 with respect to our directors. The aggregate value is based on multiplying the number of shares underlying options that are expected to be unvested as of October 31, 2008, by the difference, if any, between $5.50 (the per share amount of merger consideration) and the exercise price(s) of the unvested options.

Closing Bonuses

Pursuant to the terms of the merger agreement, up to 12 employees of Pharsight may become entitled to receive a bonus, which we refer to as a “closing bonus.” The total amount of the closing bonuses, when aggregated with the financial advisory fee (as described in the merger agreement) may not exceed $1,200,000 and no recipient may receive a closing bonus exceeding $150,000. Although our executive officers may be eligible to receive a closing bonus, Pharsight currently is in the process of determining the recipients of the closing bonuses and the amounts of such closing bonuses; the specific amounts that any of our executive officers may receive as a closing bonus has not yet been determined.

Indemnification and Insurance

The merger agreement provides that for a period of six years from and after the effective time of the merger, Tripos will and will cause the surviving corporation in the merger to fulfill and honor the obligations of Pharsight to our present and former directors and officers pursuant to any indemnification provisions under our certificate of incorporation or bylaws in effect on September 8, 2008, and pursuant to the terms of specified indemnification agreements between us or any of our subsidiaries and our present and former directors and officers with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger.

The merger agreement also provides that prior to the effective time of the merger, we will obtain, subject to prior consultation with Parent, for a period of six years from and after the effective time of the merger, a “tail” officers’ and directors’ liability insurance policy covering claims arising out of acts or omissions occurring at or prior to the effective time of the merger, on terms with respect to coverage and amount that are no less favorable those of the policy in effect on September 8, 2008. If, however, we cannot obtain a policy for an aggregate of 300% of our current annual premium, the surviving corporation in the merger will provide insurance with the greatest coverage and amount reasonably procurable for such premium. Tripos may not cancel such policies or permit such policies to be cancelled.

Market Price and Dividend Data

Our common stock is currently included in the Nasdaq Capital Market under the symbol “PHST”. The table below sets forth the high and low sales prices for our common stock as reported on NASDAQ and the high and low bid information for our common stock as reported on the OTC Bulletin Board, or OTCBB, as applicable, for the periods indicated, all of which reflect the one-for-three (1-for-3) reverse stock split effected on November 13, 2007:

	Pharsight Common Stock
	Low		High
Fiscal Year ended March 31, 2008
Fourth Quarter	$3.76		$5.50
Third Quarter	$4.66		$8.00
Second Quarter	$4.50	*	$6.75	**
First Quarter.	$4.26	*	$5.94	**

Fiscal Year ended March 31, 2007
Fourth Quarter	$3.75	*	$5.10	**
Third Quarter	$3.96	*	$5.85	**
Second Quarter	$3.15	*	$4.50	**
First Quarter	$3.63	*	$4.80	**

*	This low bid information was reported on the OTCBB, on an as-adjusted basis to reflect the reverse stock split effected in November 2007.
**	This high bid information was reported on the OTCBB, on an as-adjusted basis to reflect the reverse stock split effected in November 2007.

The over-the-counter quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

The following table sets forth the closing per share sales price of our common stock, as reported on the Nasdaq Capital Market on September 8, 2008, the last full trading day before the public announcement of the proposed merger, and on • •, 2008, the latest practicable trading day before the date of this proxy statement:

	Pharsight Common Stock Closing Price
September 8, 2008		$3.99
• •, 2008	$	•

We have never declared or paid any cash dividends on our common stock and do not anticipate paying such cash dividends on our common stock in the foreseeable future. Our current policy is to retain earnings for use in our business. Following the completion of the merger, there will be no further market for our common stock.

Regulatory Matters

We believe that the notification and waiting period requirements of the HSR Act do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division or the FTC. However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. At any time before or after the consummation of the transaction, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Tripos, Pharsight or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Tripos, Pharsight and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

The parties expect to file any required notifications related to the proposed transaction with the German Federal Cartel Office under its merger control law, and to observe any applicable waiting period. We believe we are not required to make any other filings nor obtain any other material governmental consents or approvals before the parties’ completion of the purchase. If any such other approvals, consents or filings are required to consummate the merger, we will seek or make such consents, approvals or filings. See the section entitled “Agreement and Plan of Merger—Conditions to the Consummation of the Merger” beginning on page 65.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Appendix D. Stockholders intending to exercise appraisal rights should carefully review Appendix D. Failure to follow precisely any of the statutory procedures set forth in Appendix D may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, or Section 262, within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on • •, 2008. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” adoption of the merger agreement. Any proxy or vote against adoption of the merger agreement will not in and of itself constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

Any of our stockholders who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Pharsight common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholders’ request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger, but not thereafter, either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Pharsight shares of stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares, and who hold stock represented by certificates, to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Pharsight stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. Any stockholder considering seeking appraisal of their shares should consult with such stockholder’s own tax advisors regarding the tax consequences to such stockholder’s exercise of appraisal rights.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Pharsight stockholder to comply fully with the procedures described above and set forth in Appendix D to this proxy statement may result in termination of such stockholder’s appraisal rights.

Material United States Federal Income Tax Consequences

This section discusses the material United States federal income tax consequences of the merger that are generally applicable to Pharsight stockholders whose shares of our stock are surrendered in the merger in exchange for cash. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of Pharsight stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service, or the IRS, nor an opinion of counsel will be requested concerning the United States federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder of our stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•

financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	holders that are not U.S. persons or entities;

•	holders that are pass-though entities or that hold our stock through pass-through entities;

•	holders of our options or warrants;

•	holders who acquired our stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or

•	holders who hold our stock as qualified small business stock.

The discussion below applies only to our stockholders that hold our stock as capital assets at the time of the completion of the merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders or any U.S. federal tax laws other than income tax laws. Finally the discussion below does not address the tax consequences of any transaction occurring prior to or after the merger (whether or not such transactions are in connection with the merger), including without limitation, the exercise of options or rights to purchase Pharsight common stock in anticipation of the merger.

Taxable Sale. The exchange of shares of our stock for cash in the merger will be a taxable transaction for United States federal income tax purposes. A holder of our stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of our stock surrendered. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged in the merger. Holders of our stock who own separate blocks of our stock should consult their tax advisors with respect to these rules. If at the time of the merger a non-corporate stockholder’s holding period for the shares of our stock is more than one year, any gain recognized will be long term capital gain, generally subject to United States federal income tax at a maximum rate of 15% under current law. If the non-corporate stockholder’s holding period for the shares of our stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same graduated rates as ordinary income. The use of capital losses is generally subject to limitations. For corporations, capital gain is taxed at the same rates as ordinary income, and the use of capital losses is subject to limitations.

Federal Backup Withholding. To prevent federal backup income tax withholding with respect to cash received pursuant to the merger, each holder of our stock must either provide a correct taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or establish a basis for exemption from backup withholding. Holders of our stock who fail to provide the appropriate information will be subject to backup withholding at a tax withholding rate of 28% and may be subject to a penalties imposed by the IRS. If the amount withheld on a payment to a holder of Pharsight stock results in an overpayment of taxes, a refund generally may be obtained from the IRS, provided that such holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. EACH HOLDER OF OUR STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER, AND ANY STATE, FEDERAL, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER.

Delisting and Deregistration of Pharsight’s Common Stock

If the merger is completed, our common stock will no longer be traded on the Nasdaq Capital Market and will be deregistered under the Securities Exchange Act of 1934, as amended, as soon as practicable following the completion of the merger.

AGREEMENT AND PLAN OF MERGER

The following is a description of the material aspects of the Agreement and Plan of Merger (the merger agreement) but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Appendix A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about Pharsight or the other parties to the merger agreement. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Additional information about Pharsight may be found elsewhere in this proxy statement and Pharsight’s other public filings. See “Where You Can Find Additional Information” beginning on page 74.

The Merger

Pursuant to the terms and conditions of the merger agreement, Merger Sub will merge with and into Pharsight, with Pharsight surviving as a wholly-owned subsidiary of Tripos. At the effective time of the merger, all of Pharsight’s property, rights, privileges, powers and franchises before the merger will vest in the surviving corporation and all of Pharsight’s and Merger Sub’s debts, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation. The initial directors of the surviving corporation will be the directors of Merger Sub immediately prior to the effective time of the merger. The initial officers of the surviving corporation will be the directors of Merger Sub immediately prior to the effective time of the merger.

Merger Consideration

As of the effective time of the merger, each share of Pharsight common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished and will automatically be converted into the right to receive $5.50 in cash, less any required withholding taxes, upon surrender of the certificate representing such share of Pharsight common stock in accordance with the terms and conditions of the merger agreement, other than shares of Pharsight common stock held:

•	in treasury or held by Pharsight, Tripos or Merger Sub, which shares will be cancelled and extinguished without conversion or payment;

•

by any subsidiary of either Pharsight or Tripos, which shares will be converted into a corresponding percentage shares of the surviving corporation such that each such subsidiary owns the same percentage of the surviving corporation following the effective time of the merger as such subsidiary owned in Pharsight immediately prior to the effective time of the merger; and

•	by holders who have properly demanded and perfected and have not timely withdrawn demand for their appraisal rights with respect to such shares of Pharsight common stock.

After the effective time of the merger, each holder of a certificate formerly representing shares of Pharsight common stock (other than shares of Pharsight common stock for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares of Pharsight common stock, except for the right to receive the per share merger consideration. See “Rights of Appraisal” beginning on page 47.

Effect on Outstanding Pharsight Warrants

Subject to certain exceptions, any outstanding warrants not exercised prior to the effective time of the merger will be terminated and not assumed by Tripos.

Effect on Outstanding Pharsight Stock Options and Employee Stock Purchase Plans

Stock Options

Subject to the terms and conditions of the merger agreement, each option to purchase shares of our common stock that is outstanding immediately prior to the merger will become fully vested and, to the extent unexercised as of the closing of the merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount (if any) by which $5.50 (the per share amount of merger consideration) exceeds the option exercise price, less any applicable tax withholding.

Employee Stock Purchase Plans

Prior to the effective time of the merger, the then-current offering periods under our Amended and Restated 2000 Employee Stock Purchase Plan and our 2001 UK Employee Stock Purchase Plan, or, the ESPPs, will be terminated and all funds in each participant’s account shall be applied toward the purchase of shares of common stock on the terms and conditions set forth under our ESPPs. Thereafter, such shares will be entitled to receive the merger consideration on the same basis as other shares of Pharsight common stock.

Procedures for Payment of Merger Consideration

Stockholders should not return share certificates with the enclosed proxy card.

• will act as the exchange agent for the payment of the merger consideration. Promptly after the effective time the merger, Tripos will instruct the exchange agent to mail the following materials to each holder of record of our common stock immediately prior to the effective time of the merger:

•	a letter of transmittal for such stockholder’s use in submitting its shares to the exchange agent for payment of the merger consideration, and

•	instructions explaining what a stockholder must do to effect the surrender of its share certificates or book-entry shares in exchange for the merger consideration.

Upon receipt of a letter of transmittal from the exchange agent, each stockholder should complete and sign the letter of transmittal and return it to the exchange agent together with such stockholder’s share certificates (or, if such stockholder’s shares of Pharsight common stock are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Pharsight common stock on a book-entry account statement) and any other necessary documentation in accordance with the instructions.

Upon the effective time of the merger, each Pharsight share certificate, other than those representing shares of our common stock in respect of which appraisal rights under Delaware law have been perfected and shares of our common stock held by Pharsight, Tripos or any of respective subsidiaries, will represent only the right to receive $5.50 in cash.

Promptly after the effective time of the merger, Tripos will deposit cash sufficient to deliver the aggregate merger consideration, less the minimum cash amount of $14.5 million less certain transaction expenses. At or prior to the effective time of the merger, Pharsight will deposit cash from certain of its accounts with the exchange agent to be used for paying the merger consideration.

Tripos and the surviving corporation are entitled to deduct and withhold from the merger consideration otherwise payable such amounts as are required by applicable law.

Transfers of Ownership and Lost Stock Certificates

From and after the effective time of the merger, there will be no further registration of transfers on the records of the surviving corporation of shares of Pharsight common stock that were issued and outstanding immediately prior to the effective time of the merger. If, after such time, certificates representing Pharsight common stock are presented to the surviving corporation, they will be cancelled and exchanged in accordance with the terms of the merger agreement. If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered share certificate is registered in our records, the exchange agent will only issue such merger consideration if the certificate representing such shares and presented to the exchange agent is properly endorsed and otherwise in proper form for surrender and transfer and, in the case of certificated shares or any book-entry shares, the person or entity requesting such payment has paid Tripos any transfer or other taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of such certificated or book-entry shares, or established to the satisfaction of Tripos that such taxes have been paid or are otherwise not payable.

In the event any share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond in such amount as the surviving corporation may reasonably direct as indemnity against any claim that may be made against the surviving corporation or the exchange agent with respect to such share certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed share certificate, the merger consideration with respect to the shares of Pharsight common stock formerly represented by such certificate.

Unclaimed Amounts

Any portion of the merger consideration which remains undistributed to our stockholders six months after the effective time of the merger will be delivered by the exchange agent to the surviving corporation, at its request. Any holders of shares of Pharsight common stock that were outstanding immediately prior to the effective of the merger who have not previously exchanged such shares for the merger consideration will only be entitled to request payment of the merger consideration the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Tripos and Merger Sub and representations and warranties made by Tripos and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Pharsight

We have made a number of representations and warranties to Tripos regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ corporate organization, good standing and qualification

•	the accuracy and completeness of minutes of our and our subsidiaries’ board of directors’ and committee meetings;

•	our ownership of our subsidiaries and our subsidiaries’ capital structure;

•

our corporate power and authority to enter into the merger agreement and consummate the merger and other transactions contemplated by the merger agreement, and the unanimous approval by our board of directors of the merger agreement, the merger and the transaction contemplated by the merger agreement;

•	governmental consents, approvals and filings required in connection with the merger;

•	the enforceability of the merger agreement as a binding agreement of Pharsight;

•	required approvals under Delaware law and other state laws governing anti-takeovers;

•	our capital structure, including details regarding our stock options and warrants;

•

no conflict resulting from the merger agreement or the merger with our charter documents, applicable law or our contracts, and no creation or imposition of any lien as a result of entering into the merger agreement or completing the merger;

•

the filing of required reports, prospectuses and other documents with the SEC, the compliance of such reports with the requirements of applicable federal securities laws, rules and regulations, the accuracy and completeness of the information contained in such reports and the content of our financial statements included in such reports, including the absence of undisclosed liabilities;

•	disclosure controls and procedures;

•	internal accounting controls;

•	our compliance with the Sarbanes-Oxley Act of 2002;

•	the accuracy and completeness of information in this proxy statement and its compliance with applicable federal securities laws;

•	as of September 8, 2008, the absence of certain pending or threatened litigation or other proceedings against us and any material orders by a governmental entity against us;

•	our compliance with laws and governmental permits, including laws with respect to export controls and corrupt practices;

•	tax matters;

•	real property and leasehold matters;

•	title to personal property and assets;

•	absence of certain specified changes from the period beginning June 30, 2008 through September 8, 2008;

•	disclosure of our material contracts, performance of our obligations under such contracts and absence of defaults under such contracts;

•	intellectual property matters;

•	interested party agreements or transactions involving us and our officers, directors or 5% stockholders;

•	employee benefits matters, including compliance with the Employee Retirement Income Security Act, or ERISA;

•	labor and employment matters;

•	our corporate documents;

•	agreements with bankers, brokers and finders;

•	insurance matters;

•	environmental matters;

•	our significant customers and suppliers;

•	our accounts receivable;

•	our products;

•	government contracts; and

•	the opinion of our financial advisor.

Tripos

Tripos has made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	Tripos’s and Merger Sub’s corporate organization, good standing and qualification;

•	Tripos’s and Merger Sub’s corporate power and authority to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	governmental consents, approvals and filings required in connection with the merger;

•	the enforceability of the merger agreement as a binding agreement of Tripos and Merger Sub;

•	no conflict resulting from the merger agreement or the merger with Tripos’s or Merger Sub’s charter documents, applicable law or Tripos’s or Merger Sub’s contracts;

•	the financing commitments by Vector Capital III, L.P. to invest the cash amounts set forth in an equity commitment letter to fund of Tripos’s obligations under the merger agreement;

•	availability to Tripos of sufficient funds to pay the merger consideration;

•	agreements with bankers, brokers and finders;

•	ownership of our stock by Tripos or Merger Sub; and

•	the accuracy and completeness of information provided by Tripos and Merger Sub for inclusion in this proxy statement.

Material Adverse Effect

Many of our representations and warranties are qualified by a “Company Material Adverse Effect” standard. For purposes of the merger agreement, a “Company Material Adverse Effect” means any effect, change, event, circumstance, occurrence or development (each of which is sometimes referred to as a “change”) that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise) or results of operations of Pharsight and our subsidiaries, taken as a whole; provided, however, that no change (by itself or when aggregated or taken together with any and all other changes) directly resulting from, arising out of, or attributable to any of the following will not be deemed to be or constitute a Company Material Adverse Effect, and no change (by itself or when aggregated or taken together with any and all other such changes) directly resulting from, arising out of or attributable to, any of the following will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

•

general economic or market conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally, in each case, which do not have a materially disproportionate effect on Pharsight and our subsidiaries taken as a whole;

•

conditions (or changes in such conditions) in the industries in which Pharsight and our subsidiaries conduct business, in each case, which do not have a materially disproportionate effect on Pharsight and our subsidiaries taken as a whole;

•

political conditions (or changes in such conditions) in the United States or any other country or region in the world, in each case, which do not have a materially disproportionate effect on Pharsight and our subsidiaries taken as a whole;

•

acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, in each case, which do not have a materially disproportionate effect on Pharsight and our subsidiaries taken as a whole;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, in each case, which do not have a materially disproportionate effect on Pharsight and our subsidiaries taken as a whole;

•

the announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement, including (A) any such loss or departure of officers or other employees of Pharsight or any of our subsidiaries, (B) any such termination or potential termination of (or the failure or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners, and (C) any other negative development (or potential negative development) in Pharsight’s relationships with any of its customers, suppliers, distributors or other business partners; or

•

the taking of any action expressly required to be taken pursuant to the merger agreement, or the failure to take any action as a result of Tripos’s refusal to grant its consent to such action pursuant to covenants in the merger agreement related to our operations during the period from September 8, 2008 until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger;

•	any actions that we take, in each case, which Tripos has previously requested or approved in writing;

•	changes after September 8, 2008, in legal requirements or other legal or regulatory conditions (or the interpretation thereof);

•	changes after September 8, 2008, in GAAP (or the interpretation thereof);

•

the suspension of trading in or delisting listing of our securities on the Nasdaq Capital Market (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect);

•

changes in our stock price or the trading volume of our stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect);

•

any legal proceedings made or brought by any of our current or former stockholders (on their own behalf or on our behalf) against us, including any demands for appraisal of shares of our common stock under Section 262 of the General Corporation Law of the State of Delaware arising out of or in connection with the transactions contemplated by the merger agreement;

•

any failure by us to meet estimates or forecasts of our revenue, earnings or financial performance published by independent research analysts, in and of itself, or any failure by us to meet our internal budgets, plans or forecasts of our revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect); and

•	the availability of financing to Tripos or Merger Sub.

References in this proxy statement to material adverse effect has the same meaning as that which is described above.

Interim Operations of Pharsight

We have agreed that, during the period from September 8, 2008 until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, except as expressly contemplated by the merger agreement or consented to in writing by Tripos, with certain exceptions, we and our subsidiaries will:

•

carry on our and our subsidiaries’ business in the usual, regular and ordinary course of business in substantially the manner as conducted prior to September 8, 2008, and in compliance with all applicable laws and regulations;

•	pay our and our subsidiaries’ debts and taxes when due, pay or perform other material obligations when due; and

•	use commercially reasonable efforts to:

•	preserve intact our and our subsidiaries’ present business organization and material business relationships with third parties;

•	comply in all material respects with all legal requirements; and

•	keep available the services of our and our subsidiaries’ present officers and key employees.

In addition, we have agreed that, unless otherwise been consented in writing by Tripos (which consent will not be unreasonably withheld, conditioned or delayed) or permitted or expressly contemplated by the terms of the merger agreement, neither Pharsight nor any of our subsidiaries will, during the period from September 8, 2008 until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger:

•	cause, permit or propose any change in our or our subsidiaries’ organizational or governing documents;

•	adopt a plan of complete or partial liquidation, merger, consolidation, dissolution, restructuring, recapitalization or other material reorganization of Pharsight or any of our subsidiaries;

•

declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of, or convertible into or exercisable for, any capital stock or split, combine, subdivide or reclassify any shares of capital stock, or issue or authorize any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, other than

•	any such transaction by a wholly-owned subsidiary of Pharsight that remains a wholly-owned subsidiary of Pharsight after the consummation of such transaction in the ordinary course of business; and

•

issuance of Pharsight common stock pursuant to (i) exercises of Pharsight stock options that were outstanding as of September 8, 2008 or permitted to be issued in accordance with the terms of the merger agreement, (ii) the ESPPs or (iii) Pharsight warrants that were outstanding as of September 8, 2008;

•	directly or indirectly purchase, redeem or otherwise acquire any securities of Pharsight or any of our subsidiaries, except in connection with

•	dissolution or reorganization of our wholly-owned subsidiary in the ordinary course of business; or

•	repurchases of our common stock at cost from employees upon termination of any such employee’s service as provided and pursuant to the terms of the applicable contract;

•

issue, sell, deliver, transfer, pledge, dispose of, or encumber or amend the terms of, or agree or commit to any of the foregoing actions (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of any of our or our subsidiaries’ securities, except for

•	the issuance and sale of shares of our common stock pursuant to Pharsight stock options or warrants outstanding prior to September 8, 2008;

•

grants of up to 250,000 shares, in the aggregate, of Pharsight stock options to newly hired employees issued in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of our common stock; and

•	the issuance of shares of our common stock to participants in the ESPPs pursuant to the terms of applicable ESPP and the merger agreement;

•

acquire or agree to acquire (by merger, consolidation or acquisition of equity or voting interest in or a material portion of assets of) any business, entity or division thereof or otherwise acquire, or agree to acquire, material assets outside the ordinary course of business consistent with past practice, in each case in excess of $50,000 individually or $100,000 in the aggregate;

•	sell, lease, license transfer or dispose of any of our or our subsidiaries’ properties or assets, except for

•	the sale, lease or disposition (other than through licensing) of property or assets which are not material to our or our subsidiaries’ business; and

•	sales and licensing of our products in the ordinary course consistent with past practice;

•	enter into or renew any contracts containing any material non-competition, exclusivity or other similar material restrictions on us or our business;

•

incur, assume or amend the terms of any indebtedness, guarantee the indebtedness of another person or entity, or issue or sell debt securities or options, warrants, calls or other rights to acquire our or our subsidiaries’ debt securities, guarantee any debt securities of another person or entity or enter into any “keep well” or other arrangement to maintain the financial condition of any person or entity (other than any of our wholly-owned subsidiaries), except in connection with the financing of ordinary course trade payables;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity, except for

•	loans or investments by us or one of our wholly-owned subsidiaries to or in us or any of our wholly-owned subsidiaries; and

•	employee advances for business expenses in the ordinary course of business;

•

Except as required by changes in GAAP or applicable legal requirements, in each case as reviewed by our independent auditor, (A) materially change any of our accounting methods or principles or (B) materially revalue any of our assets;

•	except as may be required by applicable law,

•

enter into, adopt, terminate or amend any employment, severance, or similar agreement, arrangement or benefit plan (including any Company Benefit Plan (as defined in the merger agreement), policy, trust, fund or program or any other arrangement for the benefit or welfare of any current director, officer, employee or consultant), or any collective bargaining agreement that involves the payment by us or any of our subsidiaries of a sum in excess of $50,000 in any individual case;

•

increase the compensation or benefits of any of our or our subsidiaries’ directors, officers, employees or consultants, except for increases in connection with the promotion of employees in the ordinary course of business, consistent with past practice, and in an amount not exceeding $50,000 in any one case;

•

hire any employee except to replace any current employee whose employment with us or any of our subsidiaries is terminated for any reason (with such replacement receiving substantially similar compensation and benefits as the terminated employee);

•

materially accelerate the payment, right to payment or vesting of any compensation or benefits, other than as contemplated by the merger agreement or any agreement that was outstanding as of September 8, 2008;

•

other than as allowed under the merger agreement, grant any awards or make any payments exceeding $100,000 in the aggregate under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan;

•

undertake any action that confers upon any of our or our subsidiaries’ current or former employee, officer, director or consultant any rights or remedies of any nature or kind whatsoever under or by reason of the merger agreement or the merger; or

•	take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under a Company Benefit Plan;

•

enter into, amend, modify or supplement any of our material contracts outside of the ordinary course of business or waive, release, grant, assign or transfer any of our material rights or claims (whether arising under a material contract or otherwise);

•	make or change any material tax election, change any annual tax accounting period, adopt or change any tax accounting method;

•

amend in any material respect any tax returns or file claims for material tax refunds, enter into any closing agreement, settle any material tax claim or assessment or surrender any right to claim any material tax refund, offset or other reduction in tax;

•	enter into any joint venture, partnership or other similar arrangement;

•

except as otherwise permitted by the merger agreement, pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business, or as required by their terms as in effect on September 8, 2008, of claims, liabilities or obligations reserved against on our consolidated balance sheet as of June 30, 2008, in the form included in our Quarterly Report on Form 10-Q filed with the SEC (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business, in each case, the payment, discharge, settlement or satisfaction of which does not include any material obligation (other than the payment of money) to be performed by us or any of our subsidiaries following the effective time of the merger;

•

institute, settle, or agree to settle any litigation or proceeding pending or threatened before any arbitrator, court or other governmental entity, other than (A) any such proceeding brought against Tripos or Merger Sub arising out of a breach or alleged breach of the merger agreement by Tripos or Merger Sub, (B) the settlement of claims, liabilities or obligations adequately reserved against on our consolidated balance sheet as of June 30, 2008, in the form included in our Quarterly Report on Form 10-Q filed with the SEC (for amounts in each case not materially in excess of such reserve); provided that, neither we nor any of our subsidiaries is permitted to (1) settle or agree to settle any such proceeding which settlement involves a “conduct remedy” or injunctive or similar relief or has a restrictive impact on business or (2) pay any amount to settle or agree to settle such proceeding in excess of a specified amount;

•	enter into a new line of business; or

•	agree to do any of the actions described above.

Employee Benefit Matters

Following the effective time of the Merger, Tripos will provide employee benefits to the participants (and their dependents) of Pharsight benefit plans who become employees of Tripos or the surviving corporation that are in the aggregate substantially comparable to those provided to similarly situated employees of Tripos as of the closing of the Merger. In addition, with respect to any employee benefit plan in which such employee is eligible to participate after the closing of the Merger, which we sometimes refer to as “new benefit plans,” Tripos will:

•

waive all pre-existing condition exclusions and waiting periods for participation and coverage requirements under its health and welfare plans in which such employees may be eligible to participate after the closing (except to the extent such conditions, requirements and waiting periods exist under the benefit plans that covered the employee before the closing of the merger and have not yet been met). Employees enrolled in similar Pharsight benefit plans immediately prior to the effective time of coverage in the new benefit plans will be able to reduce the deductibles, coinsurance or maximum out-of-pocket requirements in the year in which employees first participate under the new benefit plans by such amounts of deductibles, coinsurance and out-of-pocket payments made in that plan year.

•

recognize such employees’ prior service and credit with Pharsight and its subsidiaries accrued on or prior to the closing of the merger for purposes of eligibility to participate and vesting credit in the new benefit plans. With respect to severance pay and paid time off, Tripos will recognize the service of employees with Pharsight prior to the effective time of the merger or otherwise credited by Pharsight for years of service calculations in any new benefit plan in which such employee is eligible to participate. However, no credit for service with Pharsight will be permitted to the extent doing so would result in the duplication of benefits for the same period of service or to the extent such service relates to benefit accrual under a defined benefit pension plan, and no retroactive contributions will be made.

Prior to the effective time of the merger, Tripos will provide at least 5 business days’ written notice in the event it determines to terminate the Pharsight 401(k) plan and Pharsight will take such actions necessary to terminate its 401(k) plan.

Non-Solicitation Covenant; Change in Board Recommendation

We have agreed that neither we, any of our subsidiaries, nor any of our or our subsidiaries’ directors and officers, will, and we will use all reasonable efforts to cause our and our subsidiaries employees, stockholders, agents and representatives not to (and will not authorize any of them to) directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of any acquisition proposal;

•

participate in any discussions or negotiations regarding, or furnish to any person or entity any nonpublic information relating to Pharsight or any of our subsidiaries to, afford access to our or our subsidiaries’ business, properties, assets, books or records to, or otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by, any person or entity that is seeking to make any acquisition proposal;

•	engage in discussions with any person or entity with respect to any acquisition proposal, except as to the existence of these provisions;

•

amend or grant any waiver or release under any standstill or similar agreement with respect to any of our or our subsidiaries’ securities, or approve any transaction under, or any person or entity becoming an “interested stockholder” under Section 203 of the General Corporation Law of the State of Delaware;

•	approve, endorse or recommend any acquisition transaction; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating any acquisition proposal or acquisition transaction contemplated.

Additionally, we and our subsidiaries have agreed to, and have agreed to use commercially reasonable efforts to cause our respective representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties previously conducted with respect to any acquisition proposal, and have agreed to use commercially reasonable efforts to cause any such third party (and its representatives) in possession of nonpublic information in respect of Pharsight or any of our subsidiaries that was furnished by or on behalf of Pharsight or any of our subsidiaries (and all analyses and other materials prepared by or on behalf of such person or entity that contains, reflects or analyzes that information) to as promptly as practicable return or destroy (and confirm destruction of) all such information.

As used in the merger agreement and in this proxy statement, the term “acquisition transaction” generally means any of the following (other than the merger involving Tripos):

•

any direct or indirect purchase or other acquisition by any person, entity or “group” (as defined in or under Section 13(d) of the Exchange Act) from Pharsight of 15% or more of our total outstanding equity interests in or voting securities;

•

any tender offer or exchange offer that, if consummated, would result in any person, entity or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15% or more of our total outstanding equity interests or voting securities;

•

any direct or indirect purchase or other acquisition of 15% or more of any class of equity or other voting securities of one or more of our direct or indirect subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) 15% or more of the consolidated net revenues, net income or assets (as of or for the 12 month period ending on the last day of our most recently completed fiscal year) of Pharsight and our subsidiaries, taken as a whole;

•

any merger, consolidation, business combination or other similar transaction involving Pharsight or one or more of our subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income or assets (as of or for the 12 month period ending on the last day of the applicable party’s most recently completed fiscal year) of Pharsight and our subsidiaries, taken as a whole, pursuant to which the stockholders of Pharsight (as a group) or such subsidiary or subsidiaries, as applicable, immediately preceding such transaction hold less than 50% of the equity interests in or voting securities of the surviving or resulting entity of such transaction;

•

any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of Pharsight or one or more of our subsidiaries that generate or constitute, individually or in the aggregate, 15% or more of the consolidated net revenues, net income or assets (as of or for the 12 month period ending on the last day of the applicable party’s most recently completed fiscal year) of Pharsight and our subsidiaries, taken as a whole; or

•

any liquidation, dissolution, recapitalization or other significant corporate reorganization of Pharsight or one or more of our subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income or assets (as of or for the 12 month period ending on the last day of the applicable party’s most recently completed fiscal year) of Pharsight and our subsidiaries, taken as a whole.

As used in the merger agreement and in this proxy statement, the term “acquisition proposal” means any offer or proposal from any person or entity (other than an offer or proposal by Tripos or Merger Sub) to engage in an acquisition transaction.

Superior Proposals

Notwithstanding the restrictions imposed by the non-solicitation covenant and other provisions of the merger agreement, the merger agreement provides that from September 8, 2008 until the earlier of (i) valid termination of the merger agreement in accordance with its terms and (ii) the approval of the merger agreement by our stockholders, our board of directors may, in response to a bona fide written acquisition proposal:

•

participate or engage in discussions or negotiations with any person or entity that has made (and not withdrawn) such bona fide unsolicited acquisition proposal in writing, provided that our board of directors has determined in good faith

•

(A) after taking into consideration the advice of and consultation with its financial advisor, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal; and

•	(B) after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to our stockholders under Delaware law; and

provided, further that in any such case neither Pharsight nor any representative has knowingly and intentionally materially violated the restrictions set forth above regarding our non-solicitation covenant;

•

thereafter, we may furnish non-public information relating to Pharsight or any of our subsidiaries or grant access to the business, properties, assets, books, records or other nonpublic information, or to our or our subsidiaries’ personnel, to any person, entity or group that has made such bona fide, written unsolicited acquisition proposal, provided that:

•

such person, entity or group executes a confidentiality agreement that contains provisions that are no less favorable to Pharsight than the one between by Tripos and Pharsight and does not include any provision that prohibits Pharsight from fulfilling our obligations with respect to covenants related to non-solicitation and superior proposals under the merger agreement; and

•	we contemporaneously furnish to Tripos all nonpublic information furnished to such person, entity or group making such acquisition proposal that was not previously provided to Tripos.

We agreed not to take any action discussed above with respect to a potential superior proposal unless we provide Tripos with at least 24 hours’ prior written notice of our intent to take any such action. Additionally, we agreed to notify in writing Tripos promptly (but in no event later than 24 hours) after we (or any of our subsidiaries or representatives) receive an acquisition proposal, any request for nonpublic information relating Pharsight or our subsidiaries in connection with such acquisition proposal, or for access to the business, properties, assets, books or records of Pharsight or any of our subsidiaries, including in such notice the identity and material terms and conditions of any such acquisition proposal, indication or request. We also agreed to keep Tripos reasonably informed on a prompt basis of the status and material terms of any such acquisition proposal, including any material amendments or proposed amendments as to price and other material terms. We agreed to provide Tripos with at least 48 hours’ prior notice of any meeting of our board of directors (or such lesser notice as is provided to members of our board of directors) at which our board of directors is reasonably expected to consider any acquisition proposal.

As used in the merger agreement and in this proxy statement, the term “superior proposal” means any bona fide written acquisition proposal for an acquisition transaction that the our board of directors has determined in good faith would be more favorable from a financial point of view to our stockholders (in their capacity as such) than the merger after

•	receiving the advice of Pharsight’s financial advisor,

•	taking into account the likelihood of consummation of such acquisition transaction on the terms set forth therein (as compared to the terms herein);

•

taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable legal requirements; and

•

giving effect to all adjustments, if any, that have been offered by Tripos so as to permit our board of directors to not effect a recommendation change or to conclude that such acquisition proposal has ceased to constitute a superior proposal.

For purposes of the preceding reference to acquisition transaction in this definition of a superior proposal, all references to 15% in the definition of acquisition transaction shall be references to 50%.

Change in Recommendation

Our board of directors has unanimously resolved to recommend that our stockholders approve and adopt the merger agreement, the merger and the transaction contemplated by the merger agreement (which recommendation we sometimes refer to as our board recommendation). We are also required to set a record date, duly call, give notice of, convene and hold a meeting of our stockholders to adopt the merger agreement. Prior to obtaining our stockholders’ approval of the merger agreement, subject to our termination right in connection with a superior proposal as described under the heading “Agreement and Plan of Merger—Termination of the Merger Agreement” below and except as described below, we have agreed that our board of directors will not:

•	withhold, withdraw, amend or modify in a manner adverse to Tripos, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Tripos or Merger Sub, our board recommendation;

•	approve, endorse or recommend any acquisition proposal or acquisition transaction; or

•

in the event that a tender or exchange offer for our common stock that constitutes an acquisition proposal (whether or not a superior proposal) is commenced by a person or entity that is unaffiliated with Tripos, fail to confirm our board recommendation within 10 business days after a written request from Parent to do so following announcement of such tender or exchange offer.

We sometimes refer to any of the foregoing actions in the merger agreement and this proxy statement, as a “recommendation change.”

Notwithstanding the obligations described in the paragraph above, provided that we have not knowingly and intentionally materially violated our non-solicitation covenant as described above, our board of directors may make a recommendation change and/or terminate the merger agreement if all of the following conditions are met:

•	our stockholders have not yet adopted the merger agreement;

•	we have received an acquisition proposal that has not been withdrawn;

•

our board of directors has determined in good faith, after taking into consideration the advice of, and consultation with, our financial advisor that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal;

•

our board of directors determines in good faith, after consultation with our outside legal counsel, that failing to make a recommendation change or terminating the merger agreement would be consistent with our board of directors’ fiduciary duties to our stockholders under Delaware law;

•

we provide Tripos with 2 business days’ prior written notice (which sets forth the material terms and conditions of any such superior proposal) of our board of directors’ intention to make a recommendation change or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal; and

•

prior to effecting a recommendation change or terminating the merger agreement to enter into a definitive agreement with respect to such superior proposal, we, together with our financial and legal advisors, negotiate with Tripos and Merger Sub in good faith (to the extent Tripos and Merger Sub desire to so negotiate) to make such adjustments to the terms of the merger agreement as would permit our board of directors to not effect a recommendation change or conclude that such acquisition proposal ceased to be a superior proposal.

If our board of directors decides to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, we can terminate the merger agreement as described under the heading “Agreement and Plan of Merger—Termination of the Merger Agreement” below if we pay Tripos a termination fee of $1.8 million.

Notification Obligations

In addition to our notification obligations described above with respect to an acquisition proposal, Pharsight and Tripos have agreed to promptly, following knowledge thereof, notify the other of:

•

any notice or other communication from any person or entity that such person’s or entity’s consent is or may be required in connection with the consummation of the transactions contemplated by the merger agreement;

•	any notice or other communication from any governmental entity concerning the transactions contemplated by the merger agreement;

•

any event occurring after September 8, 2008, that could reasonably be expected to render any representation or warranty we made in the merger agreement untrue or inaccurate such that the condition to closing relating to our representations and warranties would not be satisfied; and

•

any breach of any covenant, condition or agreement that we agreed to in the merger agreement such that the condition to closing relating to our covenants, conditions or agreements would not be satisfied.

However, our failure to promptly deliver notice with respect to the events described above will not result in a failure of the condition to closing relating to our covenants, conditions or agreements if we promptly provide such notice upon knowledge of such failure.

Tender Offer Rules

The non-solicitation covenant in the merger agreement does not prevent us from complying with Rules 14d-9 and 14e-2(a) under the Securities Exchange Act of 1934, as amended, with regard to an acquisition proposal, except that (i) such disclosure may constitute a recommendation change unless our board of directors expressly reaffirms its recommendation of the merger agreement and the transaction contemplated by the merger agreement and (ii) in order to effect a recommendation change, our board of directors must first comply with the requirements outlined above under the heading “Agreement and Plan of Merger—Non-Solicitation Covenant; Change in Board Recommendation—Change in Recommendation.”

Timing of Closing

We intend to work towards closing the merger as promptly as possible. In accordance with the merger agreement, the closing of the merger will occur on a time and date specified by the parties, but unless the parties agree otherwise, in no event later than the fifth business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement, other than those conditions that by their terms are to be satisfied on the closing date of the merger, but subject to the satisfaction or waiver of such conditions.

Conditions to the Consummation of the Merger

The obligations of each of us, Tripos and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•

all applicable waiting periods (and any extensions or approvals) under antitrust, merger control or competition laws or regulations applicable to the merger shall have expired, terminated early or been obtained; and

•

no governmental entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and has the effect of preventing or making the merger illegal.

We will not be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•

the representations and warranties of Tripos and Merger Sub made in the merger agreement, are true and correct as of the date of the closing of the merger with the same force and effect as if made on such date (other than those representations and warranties that were made only as of a specified date, which were true and correct as of such specified date), except, in each case or in the aggregate, for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the merger agreement or the ability of Tripos and Merger Sub to fully perform their respective covenants and obligations under the merger agreement; and

•

Tripos and Merger Sub have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the date of the closing of the merger.

Neither Tripos nor Merger Sub will be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•

our representations and warranties relating to the matters listed below as set forth in the merger agreement are true in all material respects, on date of the closing of the merger with the same force and effect as if made on such date (other than those representations and warranties which address matters made only as of a specified date, in which case such representations and warranties were true and correct in all material respects as of such specified date):

•	our corporate organization;

•	our power and authority to own, lease and operate our properties and to carry on our business as now being conducted;

•	our and our subsidiaries’ charter documents;

•	our subsidiaries;

•	our authority to enter into the merger agreement and consummate the merger and other transactions contemplated by the merger agreement;

•	certain capitalization matters;

•	our estimate of certain fees and expenses that we have incurred or will incur in connection with the merger agreement and contemplated by the merger agreement; and

•	and the applicability of state anti-takeover statutes to the merger, the merger agreement, the voting agreements and the transactions contemplated by the merger agreement;

•

our representations and warranties with respect to matters other than those specified above are true and correct in all material respects (ignoring for the purposes of a determination of any breach any qualification based on materiality, material adverse effect or any similar qualification contained in such representations or warranties) as of the date of the closing of the merger with the same force and effect as if made on such date (other than those representations and warranties which address matters made only as of a specified date, in which case such representations and warranties were true and correct in all material respects as of such specified date); provided that in the event of a breach of such representations and warranties, this condition will be deemed satisfied at any time unless the effect of all such breaches of such representations and warranties taken together has had a material adverse effect on us;

•	we have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by the merger agreement at or before the closing date of the merger;

•	since September 8, 2008, no material adverse effect on Pharsight has occurred and is continuing;

•

there are no pending suits, actions or proceedings by any governmental entity (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, (ii) seeking to prohibit or limit the ownership or operation by Pharsight or any of our subsidiaries of any material portion of the business or assets of Pharsight or any of our subsidiaries, to dispose of or hold separate any material portion of our or any of our subsidiaries’ business or assets, as a result of the merger or any of the other transactions contemplated by the merger agreement or (iii) seeking to impose material limitations on the ability of Tripos, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any of Pharsight common stock, including, without limitation, the right to vote Pharsight common stock on all matters properly presented to the stockholders of Pharsight; and

•	we have unrestricted cash and cash equivalents, net of any indebtedness, at least equal to $14.5 million less certain transaction expenses on the date of the closing of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated under specified circumstances, including:

•	by mutual written agreement of Tripos and Pharsight;

•	by either us or Tripos if:

•

the merger has not been completed by March 31, 2009; provided, however, that the right to terminate the merger agreement will not be available to a party whose action or failure to fulfill any obligation under the merger agreement was the principal cause of or resulted in any of the conditions to the merger having failed to be satisfied on or before March 31, 2009 and such action or failure to act constitutes a material breach of the merger agreement;

•

consummation of the merger would violate any nonappealable final order, decree or judgment (which we, Tripos and Merger Sub have used reasonable best efforts to resist, resolve or lift) of any governmental entity having competent jurisdiction; or

•	the special meeting of our stockholders was held and completed, and our stockholders took a final vote on the proposal to adopt the merger agreement and the required stockholder vote was not obtained;

•	by us if:

•

(A) we are not then in material breach of our covenants, agreements and other obligations under the merger agreement and (B) Tripos or Merger Sub breached or otherwise violated any of their respective material covenants, agreements or obligations under the merger agreement, or if any of the representations or warranties of Tripos or Merger Sub became inaccurate, in either case that (i) would give rise to a failure of the corresponding closing condition and (ii) was not cured within 30 days after Tripos received written notice of such breach or is not capable of being cured by March 31, 2009; or

•	prior to the receipt of the required stockholder vote, we enter into a definitive agreement with respect to a superior proposal, provided that we pay the termination fee of $1.8 million;

•	by Tripos if:

•

(A) Tripos and Merger Sub are not then in material breach of covenants, agreements and other obligations under the merger agreement and (B) we breached or otherwise violated any of our material covenants, agreements or obligations under the merger agreement, or if any of our representations or warranties became inaccurate, in either case that (i) would give rise to a failure of the corresponding closing condition and (ii) was not cured by us within 30 days after we receive written notice of such breach or is not capable of being cured by March 31, 2009;

•

we knowingly and intentionally materially breach any of our obligations under our covenants related to non-solicitation, our board recommendation, our stockholder meeting in connection with the merger or state anti-takeover laws;

•	our board of directors or any committee of our board of directors effects a recommendation change;

•	we enter into, or publicly announce our intention to enter into, a definitive agreement or agreement in principle with respect to a superior proposal; and

•

a person or entity unaffiliated with Tripos commences a tender or exchange offer for our common stock that constitutes an acquisition proposal (whether or not a superior proposal) and within ten business days after the public announcement of the commencement of such acquisition proposal, we do not issue a public statement (and do not file a Schedule 14D-9) reaffirming our board recommendation and recommending that our stockholders reject such acquisition proposal and not tender any shares into such tender or exchange offer.

Termination Fees and Other Expenses

Pursuant to the terms of the merger agreement, we are required to pay Tripos a termination fee of $1.8 million if:

•	Tripos terminates the merger agreement because, prior to the receipt of the required stockholder vote, we enter into a definitive agreement with respect to a superior proposal;

•

Tripos terminates the merger agreement because we knowingly and intentionally materially breach any of our obligations under our covenants related to non-solicitation, our board recommendation, our stockholder meeting in connection with the merger or state anti-takeover laws;

•	Tripos terminates the merger agreement because our board of directors or any committee of our board of directors effects a recommendation change;

•	Tripos terminates the merger agreement because we entered into, or publicly announced our intention to enter into, a definitive agreement or agreement in principle with respect to a superior proposal;

•

prior to termination of the merger agreement, an acquisition proposal was made and not withdrawn and within 12 months following a termination, we enter into a definitive agreement with respect to such acquisition transaction if

•

either we or Tripos terminate the merger agreement if the merger has not been completed by March 31, 2009; provided, however, that the right to terminate the merger agreement will not be available to a party whose action or failure to fulfill any obligation under the merger agreement was the principal cause of or resulted in any of the conditions to the merger having failed to be satisfied on or before March 31, 2009 and such action or failure to act constitutes a material breach of the merger agreement;

•

either we or Tripos terminate the merger agreement if, the special meeting of our stockholders was held and completed, and our stockholders took a final vote on the proposal to adopt the merger agreement and the required stockholder vote was not obtained; and

•

Tripos terminates the merger agreement because a person or entity unaffiliated with Tripos commences a tender or exchange offer for our common stock that constitutes an acquisition proposal (whether or not a superior proposal) and within ten business days after the public announcement of the commencement of such acquisition proposal, we do not issue a public statement (and do not file a Schedule 14D-9) reaffirming our board recommendation and recommending that our stockholders reject such acquisition proposal and not tender any shares into such tender or exchange offer.

Other Fees and Expenses

We have also agreed to reimburse the documented out-of-pocket fees and expenses (including reasonable fees and expenses of their legal counsel) actually incurred by Tripos, Merger Sub or their respective affiliates in connection with the merger agreement up to $0.5 million, if either we or Tripos terminate the merger agreement because

•

the merger has not been completed by March 31, 2009; provided, however, that the right to terminate the merger agreement will not be available to a party whose action or failure to fulfill any obligation under the merger agreement was the principal cause of or resulted in any of the conditions to the merger having failed to be satisfied on or before March 31, 2009 and such action or failure to act constitutes a material breach of the merger agreement or

•	the special meeting of our stockholders was held and completed, and our stockholders took a final vote on the proposal to adopt the merger agreement and the required stockholder vote was not obtained and prior to such termination of the merger agreement, an acquisition proposal was made and not withdrawn.

Any payment of such fees and expenses may be credited against any termination fee payable.

Indemnification and Insurance

The merger agreement provides that for a period of six years from and after the effective time of the merger, the surviving corporation and its subsidiaries will, and Tripos will cause the surviving corporation and its subsidiaries, to fulfill and honor the obligations of Pharsight and our subsidiaries, to the extent permitted under applicable legal requirements, under certain specified indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of Pharsight or any of our subsidiaries prior to the effective time of the merger. In addition, during the period commencing at the effective time of the merger and ending on the 6th anniversary of the effective time of the merger, the surviving corporation and its subsidiaries will (and Tripos will cause the surviving corporation and its subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the effective time of the merger, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of Pharsight and our subsidiaries as of September 8, 2008, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable legal requirements

The merger agreement also provides that prior to the effective time of the merger, we will obtain, subject to prior consultation with Tripos, for a period of six years from and after the effective time of the merger, a “tail” officers’ and directors’ liability insurance policy covering claims arising out of acts or omissions occurring at or prior to the effective time of the merger, on terms with respect to coverage and amount that are no less favorable those of such policy as in effect on September 8, 2008. If, however, we cannot obtain a policy for an aggregate of 300% of the current annual premium made by us, the surviving corporation in the merger will provide insurance with the greatest coverage and amount reasonably procurable for such premium. Tripos may not cancel such policies or permit such policies to be cancelled.

Specific Performance

The parties are entitled to seek an injunction to prevent breaches of the merger agreement or to enforce specifically the terms of the merger agreement.

Amendment and Waiver

At any time prior to the completion of the merger, any provision of the merger agreement can be amended or waived, only if such amendment or waiver is in writing and signed by us, Tripos and Merger Sub, or, in the case of a waiver, by each party against whom the waiver is to be effective. After the adoption of the merger agreement by our stockholders, no such amendment or waiver may be made which requires the further approval of our stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the common stock beneficially owned as of • •, 2008 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our executive officers;

•	each member of our board of directors; and

•	all our officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after • •, 2008. Percentage of beneficial ownership is based on • shares outstanding as of • •, 2008. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of • •, 2008. Except as otherwise noted, the address of each person listed in the table is c/o Pharsight Corporation, 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041.

Name	Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned
5% Stockholders:
Alloy Entities		(2)%
McKesson Corporation		(3)%
Sprout Entities		(4)%

Non-Employee Directors:
Douglas E. Kelly		(5)%
Dean O. Morton		(6)*
Arthur H. Reidel		(7)%
Howard B. Rosen		(8)*
John J. Schickling		(9)*

Executive Officers:
Shawn M. O’Connor		(10)%
William Frederick		(11)*
James Hayden		(12)*
Mark Hovde		(13)%
Daniel Weiner		(14)%
All directors and current executive officers as a group (10 persons)		(15)%

*	Represents less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner listed below is c/o Pharsight Corporation, 321 E. Evelyn Ave., 3rd Floor, Mountain View, California, 94041.
(2)

Shares of common stock beneficially owned by the Alloy Entities represent (i) 1,072,080 shares of common stock held by Asset Management Associates 1996, L.P., (ii) 53,996 shares of common stock and a warrant to purchase 11,252 shares of common stock held by Alloy Partners 2000, L.P., (iii) 1,053,770 shares of common Stock and a warrant to purchase 219,538 shares of common stock held by Alloy Ventures 2000, L.P., (iv) 126,633 shares of common stock and a warrant to purchase 26,385 shares of common stock held by Alloy Corporate 2000, L.P., and (v) 217,265 shares of common stock and a warrant to purchase 45,265 shares of common stock held by Alloy Investors 2000, L.P. Alloy Ventures 2000, LLC is the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners

2000, L.P. AMC Partners 96, L.P. is the general partner of Asset Management Associates 1996, L.P. The address of these entities is 400 Hamilton Ave., 4th Floor, Palo Alto, CA 94301.
(3)	Voting and investment power over these shares is held by any one of eleven officers, including the chief executive officer, of McKesson Corporation. Each of the eleven officers disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest in the shares. The address for this entity is One Post Street, Floor 33, San Francisco, CA 94104.
(4)	Shares of common stock beneficially owned by the Sprout Entities represent (i) 772,858 shares of common stock and warrants to purchase 61,191 shares of common stock held by Sprout Capital VII, L.P., (ii) 8,974 shares of common stock and warrants to purchase 710 shares of common stock held by Sprout Chief Executive Officer Fund, L.P., (iii) 88,844 shares of common stock and warrants to purchase 7,033 shares of common stock held by DLJ First ESC, L.P., (iv) 17,769 shares of common stock and warrants to purchase 1,407 shares of common stock held by DLJ Capital Corp, (v) 45,212 shares of common stock and warrants to purchase 11,082 shares of common stock held by Sprout IX Plan Investors, L.P., (vi) 898,216 shares of common stock and warrants to purchase 220,151 shares of common stock held by Sprout Capital IX L.P., and (vii) 3,539 shares of common stock and warrants to purchase 867 shares of common stock held by Sprout Entrepreneurs Funds, L.P. The address for these entities is 11 Madison Ave., 13th Floor, New York, N.Y. 10010.
(5)	Shares of common stock beneficially owned by Dr. Kelly represent (i) options held by Dr. Kelly to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008, (ii) 1,072,080 shares of common stock held by Asset Management Associates 1996, L.P., (iii) 53,996 shares of common stock and a warrant to purchase 11,252 shares of common stock held by Alloy Partners 2000, L.P., (iv) 1,053,770 shares of common stock and a warrant to purchase 219,538 shares of common stock held by Alloy Ventures 2000, L.P., (v) 126,633 shares of common stock and a warrant to purchase 26,385 shares of common stock held by Alloy Corporate 2000, L.P., and (vi) 217,265 shares of common stock and a warrant to purchase 45,265 shares of common stock held by Alloy Investors 2000, L.P. Alloy Ventures 2000, LLC is the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners 2000, L.P. AMC Partners 96, L.P. is the general partner of Asset Management Associates 1996, L.P. Dr. Kelly, one of the Company’s directors, is a general partner of AMC Partners 96, L.P. and is also a managing member of Alloy Ventures 2000, LLC. Dr. Kelly disclaims beneficial ownership of these shares (other than options held by Dr. Kelly) except to the extent of his proportionate interest therein. The address of Dr. Kelly and these entities is 400 Hamilton Ave., 4th Floor, Palo Alto, CA 94301.
(6)	Shares of common stock beneficially owned by Mr. Morton represent (i) options held by Mr. Morton to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008, (ii) 694 shares of common stock, (iii) 3,333 shares held by MDLC Partners, a California Partnership and (iv) 13,333 shares held by the Dean and LaVon Morton Trust. Mr. Morton is a general partner of MDLC Partners, L.P., and disclaims beneficial ownership of these shares (other than the shares and options held by Mr. Morton) except to the extent of his proportionate partnership interest therein.
(7)	Shares of common stock beneficially owned by Mr. Reidel represent (i) options held by Mr. Reidel to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008 and (ii) 308,783 shares of common stock.
(8)	Includes options held by Mr. Rosen to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008.
(9)	Includes options held by Mr. Schickling to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008.
(10)	Includes options held by Mr. O’Connor to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008.
(11)	Includes options held by Mr. Frederick to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008.
(12)	Includes options held by Mr. Hayden to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008.
(13)	Includes options held by Mr. Hovde to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008.

(14)	Shares of common stock beneficially owned by Dr. Weiner represent (i) options held by Dr. Weiner to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008, and (ii) 301,333 shares of common stock.
(15)	Includes options and warrants to purchase • shares of common stock that are exercisable within 60 days of July 15, 2008.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of Pharsight stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we will hold a 2009 annual meeting of our stockholders.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2009 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than April 29, 2009, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Nominating and Corporate Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 90 days or more than 120 days prior to the anniversary of the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2009 annual stockholder meeting will start on April 29, 2009 and end on May 29, 2009.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Pharsight Corporation, 321 E. Evelyn Ave., 3rd Floor, Mountain View, California, 94041, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are Pharsight stockholders will be “householding” our proxy materials. A single copy of this proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker or the Company that they will be “householding” communications to such stockholder’s address, “householding” will continue until the stockholder is notified otherwise or revokes consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of proxy materials, such stockholder should notify its broker and direct a written request to Pharsight Corporation, 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041, Attention: Corporate Secretary, or contact the Corporate Secretary at (650) 314-3800.

Stockholders who currently receive multiple copies of proxy materials at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Capital Market at 1735 K Street, N.W., Washington, D.C. 20006.

CERTAIN INFORMATION CONCERNING PHARSIGHT AND TRIPOS

We have supplied all information contained in this proxy statement relating to us, and Tripos has supplied all information contained in this proxy statement relating to Tripos.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Pharsight Corporation

321 E. Evelyn Ave., 3rd Floor

Mountain View, California, 94041

Telephone: (650) 314-3800

Attention: William Frederick

You should not send in your Pharsight stock certificates until you receive the transmittal materials from the exchange agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the exchange agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED • •, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRIPOS (DE), INC.

PEARSON MERGER CORPORATION

AND

PHARSIGHT CORPORATION

Dated as of September 8, 2008

A-i

(continued)

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 8, 2008, by and among Tripos (DE), Inc., a Delaware corporation (“Parent”), Pearson Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Pharsight Corporation, a Delaware corporation (the “Company”).

RECITALS

A. WHEREAS, the board of directors of the Company (the “Company Board”) has (i)) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the applicable provisions of the laws of the State of Delaware (“Delaware Law”) upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby upon the terms and conditions set forth herein, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with Delaware Law.

B. WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

C. WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

D. WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements with Parent and Merger Sub substantially in the form attached as Exhibit A (the “Voting Agreements”).

E. WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Vector Capital III, L.P. (the “Investor”) has executed and delivered to the Company an equity commitment letter in connection with this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of

Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of the General Corporation Law of the State of Delaware (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit B. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such bylaws; provided, however, that at the Effective Time, if necessary, the bylaws shall be amended so as to comply with Section 5.8(a).

Section 1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

Section 1.6 Effect on Capital Stock.

(a) Definitions. For purposes of this Agreement, the following terms shall have the following definitions.

(i) “Company Capital Stock” shall mean Company Common Stock, Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

(ii) “Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.

(iii) “Company ESPP” shall mean the Company’s (i) Amended and Restated 2000 Employee Stock Purchase Plan, as amended and (ii) 2001 UK Employee Stock Purchase Plan, as amended.

(iv) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(v) “Company Preferred Stock” shall mean shares of preferred stock, par value $0.001 per share, of the Company.

(vi) “Company Stock Plans” shall mean (i) the Company’s 1995 Stock Plan, as amended, (ii) the Company’s 1997 Stock Plan, as amended, (iii) the Company’s 2000 CEO Non-Qualified Stock Option Plan, as amended, (iv) the Company’s 2000 Equity Incentive Plan, as amended, (v) the UK Company Share

Option Plan and (vi) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

(vii) “Company Stockholders” shall mean holders of shares of Company Common Stock in their respective capacities as such.

(viii) “Company Warrants” shall mean all issued and outstanding warrants or other rights (including commitments to grant warrants or other rights, but excluding Company Options) to purchase or otherwise acquire Company Common Stock, whether or not vested, held by any person or entity.

(b) Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(c) Company Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of such securities, each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than any Cancelled Company Shares and any Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $5.50 (the “Per Share Price”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner set forth in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 1.9).

(d) Cancellation of Treasury and Parent-Owned Company Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of such securities, each share of Company Common Stock that is owned by Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (collectively, the “Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(e) Conversion of Company Common Stock Owned by Subsidiaries of the Company or Parent. Each share of Company Common Stock held by any Subsidiary (as defined in Section 8.3(e) hereof) of either the Company or Parent immediately prior to the Effective Time (other than Merger Sub) shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(f) Adjustment to Per Share Price. The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g) Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who did not vote in favor of the Merger (nor consent thereto in writing) and who is entitled to demand, and properly and validly demands, statutory appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Price pursuant to Section 1.6(c). In lieu of the right to receive the Per Share Price pursuant to Section 1.6(c), the holder of any Dissenting Company Shares shall be entitled to receive payment of any amounts determined by a court of competent jurisdiction to be due in respect of such Dissenting Company Shares pursuant to the provisions of Section 262 of the DGCL, and at and as of the Effective Time, such Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights in respect thereof other than the rights set forth in Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, any Dissenting Company Shares that are held by a Company Stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s right to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 1.9). The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares, and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(h) Company Options; Company ESPP.

(i) Company Options. Except as otherwise agreed in writing by Parent and a holder of a Company Option, Parent shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise agreed to in writing by Parent and a holder of a Company Option, at the Effective Time, by virtue of the Merger, the Company shall take such action as may be necessary so that the vesting of each Company Option held by a then-current employee or service provider shall be accelerated in full and each Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive an amount in cash, if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, by (y) the excess, if any, of the Per Share Price over the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). Parent shall cause the Company to pay to each holder of any Company Option the applicable Option Consideration, less applicable Taxes required to be withheld with respect to such payments, as soon as reasonably practicable following the Effective Time. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Company shall take all actions necessary to effect the transactions contemplated by this Section 1.6(h)(i) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices.

(ii) Company ESPP. Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company ESPP, to (A) shorten each purchase and/or offering period under the ESPP that extends beyond the Effective Time (the “Current Offering”) such that a new purchase date for the Current Offering shall occur prior to the Effective Time and shares of Common Stock shall be purchased by the Company ESPP participants prior to the Effective Time and (B) preclude the commencement of any new purchase and/or offering period after the date hereof. The Company shall take all actions necessary so that the ESPP shall terminate immediately prior to the Effective Time. The Company agrees to take any and all actions necessary, to approve and effectuate the foregoing provisions of this Section 1.6(h)(ii).

(i) Company Warrants. (i) Except as set forth on Schedule 1.6(i)(i), any outstanding Company Warrants not exercised prior to the Effective Time shall terminate and shall not be assumed by Parent. (ii) The Company shall cause the Company Warrants set forth on Schedule 1.6(i)(ii) to be exercised or terminated prior to the Closing, on terms reasonably satisfactory to Parent.

Section 1.7 Surrender of Certificates.

(a) Exchange Agent. Parent shall select its transfer agent or another nationally recognized exchange agent to act as the exchange agent (the “Exchange Agent”) in the Merger, which agent shall be reasonably acceptable to the Company.

(b) Parent and the Company to Provide Cash. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent which shall provide that, promptly after the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, the aggregate merger consideration to which holders shall become entitled in the Merger in exchange for Company Common Stock less the Minimum Cash Amount (as defined below). At or prior to the Effective Time, the Company shall deposit, or the Company shall otherwise take all steps necessary to cause to be deposited, in trust for the benefit of the holders of shares of Company Common Stock, all cash of the Company contained in the accounts described on Schedule 1.7(b) with the Exchange Agent for deposit into the Exchange Fund, which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 1.6. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” For purposes of this Agreement, the “Minimum Cash Amount” shall mean $14,500,000 less the amount of the Transaction Expenses and the “Transaction Expenses” shall be as defined and set forth in Schedule 1.7(b).

(c) Exchange Procedures.

(i) Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate (a “Certificate”) which represented outstanding shares of Company Common Stock as of immediately prior to the Effective Time and each holder of record of uncertificated shares of Company Common Stock represented by book-entry as of immediately prior to the Effective Time (“Book-Entry Shares”) (in each case other than Cancelled Company Shares) (A) a letter of transmittal in customary form (which, in the case of shares of Company Common Stock represented by a Certificate, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of a Certificate to the Exchange Agent), and (B) instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article I.

(ii) Upon surrender of a Certificate for cancellation to the Exchange Agent (or upon receipt of an agent’s message in the case of Book-Entry Shares), together with a letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock evidenced by such Certificate or reflected in such agent’s message in respect of Book-Entry Shares, and (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificate or Book Entry Shares so surrendered shall forthwith be canceled.

(iii) The Exchange Agent shall accept any Certificate or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of any holder of a Certificate or Book-Entry Shares on the Per Share Price payable upon the surrender of such Certificate or Book-Entry Shares pursuant to this Section 1.7(c)(iii). From and after the Effective Time, until so surrendered, any outstanding Certificate or Book-Entry Shares shall be deemed to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article I.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name or to a Person other than that in which the Certificate or Book-Entry Shares surrendered in exchange therefor is or are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid in a name or to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is or are registered in the stock transfer books or ledger of the Company only if, in the case of shares represented by a Certificate, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and, in the case of shares represented by a Certificate or any Book-Entry Shares, the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Book-Entry Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax (as defined below) law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of the Company’s securities pursuant to this Article I. The parties hereto acknowledge and agree that the Exchange Fund is owned by Parent for U.S. federal income tax purposes, until paid to holders of Company Common Stock pursuant to this Article I. Accordingly, any income earned by the Exchange Fund will be treated as income of Parent. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of the Company’s securities pursuant to this Article I shall promptly be paid to Parent.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates and Book Entry Shares on the date that is six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders and any holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time and who have not theretofore surrendered the Certificates evidencing such shares of Company Common Stock for exchange (or delivered an agent’s message in the case of Book-Entry Shares) pursuant to the provisions of this Section 1.7 and the applicable letter of transmittal shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock evidenced by such Certificates or in respect of such Book-Entry Shares solely to the Surviving Corporation, as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article I.

Section 1.8 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate representing any shares of Company Common Stock and each holder of Book-Entry Shares (in each case other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor upon the surrender thereof (or delivery of an agent’s message in respect of Book-Entry Shares) in accordance with the terms and provisions of Section 1.7. The Per Share Price paid in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. From and after the

Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, any Certificate (or an agent’s message in respect of Book-Entry Shares) is presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

Section 1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall transfer in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, such amount of cash constituting the aggregate merger consideration pursuant to Section 1.6(c) with respect to the shares of Company Common Stock or Company Options formerly represented thereby.

Section 1.10 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) (it being understood and hereby agreed that the disclosure set forth in any particular Section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (A) the representations and warranties of the Company set forth in the corresponding Section or subsection of this Agreement, and (B) any other representations and warranties of the Company set forth in this Agreement if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined in Section 8.3(c)).

(b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the amended and restated certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the

Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents, other than any violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or otherwise prevent or materially delay the consummation of the transactions described herein.

(c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company as of the date hereof, its jurisdiction of organization and each jurisdiction in which it is authorized to conduct or actually conducts business. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all material pledges, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens (as defined below). Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. As used herein, “Permitted Liens” shall mean (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the date of this Agreement; (ii) Liens for Taxes, assessments and other similar governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (iii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable; (iv) undetermined or inchoate Liens, charges and privileges and any statutory Liens, licenses, charges, adverse claims, security interests or encumbrances of any kind or nature whatsoever and claimed or held by any Governmental Entity (as defined below) that are related to obligations that are not due or delinquent; (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material adverse effect on the Company or on the ability of Parent to obtain financing prior to the Termination Date and (ix) Liens that do not materially interfere with the value or the current use or operation of the property subject thereto.

(d) Board Minutes. Except as set forth in Section 2.1(d) of the Company Disclosure Letter, the Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the boards of directors (and each committee thereof) of each of the Company’s Subsidiaries held since January 1, 2006; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

Section 2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of August 29, 2008 (the “Capitalization Date”): (A) 9,483,913 shares of Company Common Stock were issued and outstanding, and (B) no shares of Company Common Stock were held by the Company as treasury shares. As of the Capitalization Date, no shares of Company Preferred Stock were outstanding. Since the close of business on the Capitalization Date, the Company has not issued or authorized the issuance of any shares of capital stock of the Company other than pursuant to the exercise of Company Options granted under a Company Stock Plan or pursuant to the purchase of shares under the Company ESPP. No shares of Company Common Stock are owned or held by any Subsidiary of the Company.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to any preemptive rights.

(c) Company Options.

(i) The Company has reserved 2,975,265 shares of Company Common Stock for issuance under the Company Stock Plans. As of the Capitalization Date, there were outstanding Company Options to purchase 2,274,957 shares of Company Common Stock. Since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, other than as permitted by Section 4.1(b).

(ii) Section 2.2(c)(ii) of the Company Disclosure Letter contains a complete and correct list of each outstanding Company Option as of the Capitalization Date, including the holder, date of grant, exercise price, vesting schedule, date of expiration, which Company Stock Plan it was granted under, whether the option is an “incentive stock option” under Section 422 of the Code or a non-qualified stock-option, and the number of shares subject thereto.

(iii) With respect to the Company Options, (1) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (3) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto (the “Exchange Act”) and all other applicable Law, including the Nasdaq Marketplace Rules and (4) the per share exercise price of each Company Option was not, in the good faith judgment of the Company Board, less than the fair market value of a share of Company Common Stock on the applicable Grant Date. Since January 1, 2006, the Company has not granted, and there is no and has been no Company policy or practice to grant, Company Options prior to, or otherwise coordinate the grant of Company Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.

(iv) The Company Stock Plans set forth on Section 2.2(c)(iv) of the Company Disclosure Letter are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted. All Company Options may, by their terms, be treated in accordance with Section 1.6(h). No Company Options shall become vested or exercisable solely as a result of the transactions contemplated hereby, except as contemplated by this Agreement.

(d) Other Securities.

(i) Except as otherwise set forth on Section 2.2 of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company that were issued by the Company. As of the Capitalization Date, there were outstanding Company Warrants to purchase 609,465 shares of Company Common Stock. Section 2.2(d)(i) of the Company Disclosure Letter contains a complete and correct list of each outstanding Company Warrant as of the Capitalization Date, including the holder and applicable form of warrant (copies of which are attached to Section 2.2(d)(i) of the Company Disclosure Letter).

(ii) All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements (as defined below). There are not any outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge (as defined in Section 8.3(b)) of the Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, bond, mortgage, indenture, warranty, purchase order, license, sublicense, or other legally binding instrument, commitment, arrangement or understanding of any kind or character, as in effect as of the date hereof.

Section 2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(ii) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Company Board duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) directing that the adoption of this Agreement be submitted to the Company Stockholder Meeting, and (iv) recommending that the Company’s stockholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby (such recommendation, the “Company Board Recommendation”).

(iii) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Legal Requirements and the Company Charter Documents to adopt and approve this Agreement and consummate the transactions contemplated hereby.

(b) Non–Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement by the Company Stockholders as contemplated in Section 2.3(a) and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) require any consent or other action by any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries, pursuant to any Contract, except in each of the foregoing clauses (ii) – (iii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent the Company and its Subsidiaries from performing their obligations under this Agreement or consummating the transactions contemplated hereby in accordance with the terms hereof.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable laws of other jurisdictions, (iii) such other consents, authorizations, filings, approvals and registrations set forth in Section 2.3(c) of the Company Disclosure Letter and (iv) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not reasonably be expected to have a Company Material Adverse Effect or prevent the Company and its Subsidiaries from performing their obligations under this Agreement or consummating the transactions contemplated hereby in accordance with the terms hereof. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to herein as the “Necessary Consents.”

Section 2.4 Company SEC Reports.

(a) The Company has filed with or furnished to the SEC all forms, reports and documents that have been required to be filed or furnished by it under applicable Legal Requirements since January 1, 2006 (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto or the Exchange Act as the case may be, each as in effect on the date such Company SEC Report was filed or furnished. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2006 relating to the Company SEC Reports, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(c) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2006 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Company’s Knowledge, any former executive officer of the Company has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Reports filed prior to the date of this Agreement.

Section 2.5 Financial Statements and Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been prepared in accordance with generally accepted accounting principles, as applied in the United States (“GAAP”), consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.

(b) The Company maintains a system of internal accounting controls that are intended to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of June 30, 2008 (nor has any such deficiency or weakness since been identified).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since January 1, 2006, there has been no “significant deficiency” or “material weakness” in the Company’s internal controls over financial reporting.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such person.

Section 2.6 Absence of Certain Changes or Events. Since June 30, 2008, and through the date hereof, there has not been: (a) any Company Material Adverse Effect, or (b) any action taken by the Company or any of its Subsidiaries from June 30, 2008, through the date hereof that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 4.1(b); provided that, for the purposes of this Section 2.6, references to “the date hereof” in Section 4.1(b) shall be deemed to refer to June 30, 2008.

Section 2.7 Taxes.

(a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and non-U.S. taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any liability for any of the foregoing as transferee and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Governmental Entity is determined or taken into account with reference to the activities of any other Person. “Tax Return” means any federal, state, local or non-U.S. returns, documents, statements, reports or other information or filing required to be supplied to a Governmental Entity with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such returns, documents, statements, reports or other information.

(b) Tax Returns and Audits. The Company and each of its Subsidiaries have filed when due and in accordance with all applicable laws and regulations all income Tax Returns and other material Tax Returns required to be filed by any of them and have paid (or withheld and remitted to the appropriate Governmental Entity) all material Taxes required to be paid or withheld (whether or not shown on any Tax Returns). All such Tax Returns are true and complete in all material respects. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements, and each of the Company and its Subsidiaries has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. No material deficiencies for any Taxes have been asserted or assessed, or, to the Knowledge of the Company, proposed in writing, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP). No audit, claim, action, suit, investigation or other examination in respect of any Tax or Tax asset of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit, claim, action, suit, investigation or other examination. The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code. Section 2.7 of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns. Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor any of its Subsidiaries has any liability for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount imposed on any Person of the type described in clause (i) or (ii) of the definition of “Tax” as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

Section 2.8 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i) “Intellectual Property” shall mean all of the following and all worldwide rights therein, arising therefrom, or associated therewith: (i) trademarks, trade names, trade dress, service marks, logos, business names, and all registrations thereof and applications for registration therefor (including all goodwill associated thereto); (ii) copyrights, copyright registrations, and applications for registration therefor; (iii) trade secrets, proprietary information, technology, know-how, processes, technical data and customer lists; (iv) patents, patent applications, and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof, and inventions and improvements (whether or not patented or patentable); (v) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; and (vi) databases and data collections.

(ii) “Company Intellectual Property” shall mean all of the Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries and includes, but is not limited to the Company Registered Intellectual Property (including the Intellectual Property set out in Section 2.8(b) of the Company Disclosure Letter), and any Intellectual Property embodied in the Company Software, as defined below.

(iii) “Company Registered Intellectual Property” shall mean all Intellectual Property registered by or to, (or the subject of a pending application for registration) or exclusively licensed to, in each case, the Company and its Subsidiaries, in the United States or any foreign country or that is the subject of a pending application for registration in the same.

(iv) “Company Software” shall mean the computer programs, computer software, and applications and products currently marketed, distributed, sold or licensed (or currently under development and intended for distribution, marketing, sale, or licensing within the next 12 months) by the Company or its Subsidiaries to a third party, except for any open source software used by the Company but which is not distributed with such Company Software.

(b) Section 2.8(b) of the Company Disclosure Letter contains a complete and accurate list of the Company Registered Intellectual Property; in each case, listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. To the Knowledge of the Company, all Company Registered Intellectual Property is valid and subsisting and enforceable.

(c) To the Knowledge of the Company, the Company Intellectual Property and the Intellectual Property licensed to the Company and its Subsidiaries under the Company Intellectual Property Agreements together constitute all of the Intellectual Property rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (excluding generally commercially available, off-the-shelf software programs for which the annual license fee payable by the Company or any of its Subsidiaries is less than $50,000, “Commercial Software”) (the “Necessary Intellectual Property”), except where the absence of such Intellectual Property rights would not have a Company Material Adverse Effect.

(d) The Company may exercise, transfer, or license the Intellectual Property owned by the Company without restriction or payment to a third party. The Company has no obligation to pay any third party any future royalties for continued use or exercise of the Necessary Intellectual Property. The Company is not obligated to transfer or license any Necessary Intellectual Property, or any Intellectual Property later obtained by the Company, to a third party. To the Knowledge of the Company, no third party is infringing any Company Intellectual Property and no third party that has received a license to use Company Intellectual Property is in material breach thereof, except where such breach would not have a Company Material Adverse Effect.

(e) The Intellectual Property owned by the Company and the Company Registered Intellectual Property is solely and exclusively owned by the Company or its Subsidiaries, free and clear of any Liens. To the Knowledge of the Company, no third party has any claim of legal or beneficial ownership or any exclusive license to any Intellectual Property owned by the Company or any of the Company Registered Intellectual Property nor, to the Knowledge of the Company, is there a reasonable basis for any claim that the Company or its Subsidiaries do not own such Company Intellectual Property.

(f) The Company and each of its Subsidiaries has taken reasonable and appropriate steps (including by implementing trade secret and confidentiality procedures with respect to employees and third parties) to protect and preserve the confidentiality of material confidential information that they wish to, or are obligated by third parties to, protect as trade secrets, and, to the Knowledge of the Company, there has been no misappropriation of such information by any Person nor any unauthorized disclosures of such information to any Person, except where such misappropriation would not have a Company Material Adverse Effect.

(g) To the Knowledge of the Company, the conduct of the business of the Company or any of its Subsidiaries, taken as a whole, as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party, except where such infringement would not have a Company Material Adverse Effect.

(h) As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to, and the Company has not been notified in writing of, any alleged infringement, misappropriation or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property of such third party. As of the date of this Agreement, to the Knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Necessary Intellectual Property. As of the date of this Agreement, to the Knowledge of the Company, the Company and its Significant Subsidiaries are not subject to any order that restricts or impairs the use of any Necessary Intellectual Property, other than restrictions or impairments that would not have a Company Material Adverse Effect.

(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property, (ii) any right of termination or cancellation of any of the Company’s or its Subsidiaries’ rights under any Company Intellectual Property Agreement or any breach thereof, (iii) the imposition of any Lien on any Company Intellectual Property or (iv) any restriction, impairment or extinguishment of any rights the Company or any of its Subsidiaries has in the Necessary Intellectual Property, except where any of the foregoing (in clauses (i) through (iv)) would not have a Company Material Adverse Effect.

(j) Except as set forth on Section 2.8(j) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company’s or its Subsidiaries’ products or portion thereof constituting Company Software are being distributed, in whole or in part, or are being used by the Company or its Subsidiaries in conjunction with any Public Software in a manner that requires disclosure or otherwise making available such Company Software or its source code. No individual, company or entity other than the Company or its Subsidiaries possesses any current or contingent rights to any material portion of the source code owned by the Company or its Subsidiaries for any Company Software, arising from the use of Public Software or otherwise. “Public Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that requires as a condition of use, modification, or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software be: (a) disclosed or distributed in source code form; (b) licensed to a third party for the purpose of making derivative works; or (c) redistributable at no or minimal charge. For the avoidance of doubt, Public Software shall include but is not limited to software licensed under the General Public License (GPL) or Lesser General Public License (LGPL).

(k) To the Knowledge of the Company, none of the Company Software, to the extent currently, marketed, distributed, sold or licensed by the Company or its Subsidiaries, contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person, in each case where such item would materially effect the use or operation of such Company Software. For the avoidance of doubt, this Section 2.8(k) shall not apply to any Company Software that is currently under development and that has not yet been sold or licensed to any third party.

(l) To the Knowledge of the Company, the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with standard industry practices. For purposes of this Agreement, the term “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to a written agreement (excluding any public networks).

Section 2.9 Compliance; Permits.

(a) Compliance. Neither the Company nor any of its Subsidiaries is in any material respect in conflict with, or in default or in violation of, and to the Company Knowledge, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2006, (i) of any material administrative or civil, or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries are not in compliance in any material respect with any Legal Requirement that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

(b) Certain Business Practices. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, (iii) made any unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, or (v) made any other unlawful payment. Each of the Company and its Subsidiaries has conducted its business in compliance with Title 31, Chapter V of the Code of Federal Regulations.

(c) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are material to the operation of the business of the Company taken as a whole, except for such Permits, which the failure to hold would not be reasonably likely to have a Company Material Adverse Effect (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

Section 2.10 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Company Material Adverse Effect or prevent or materially delay the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any material order by a Governmental Entity against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party or by which any of the employees or representatives of the Company or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of the Company or any of its Subsidiaries as presently conducted that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof.

Section 2.11 Brokers’ and Finders’ Fees; Fees and Expenses.

(a) Except for Covington & Associates pursuant to an engagement letter dated March 25, 2008, a copy of which engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Section 2.11(b) of the Company Disclosure Letter sets forth a good faith estimate, as of the date hereof, of the aggregate fees and expenses of the Company’s accountants, brokers, financial advisors, consultants, legal counsel or other persons retained by the Company or any of its Subsidiaries, Affiliates or any of their respective officers or directors, incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby.

Section 2.12 Opinion of Financial Advisor. The Company Board has received the opinion of Covington & Associates, financial advisor to the Company, dated as of the date hereof, to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Company’s stockholders from a financial point of view, a written copy of which opinion has been delivered or will be delivered promptly after the date hereof to Parent for informational purposes only.

Section 2.13 Employee Benefit Plans.

(a) Schedule. Section 2.13(a) of the Company Disclosure Letter sets forth a list as of the date hereof of each material Company Benefit Plan (as defined in Section 2.13(b)).

(b) Benefit Plan Compliance.

(i) Each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, severance, sabbatical and other agreement, plan or arrangement providing benefits to any current or former employees of the Company or its Subsidiaries (each, an “Employee”) or consultants or directors pursuant to which the Company or its Subsidiaries have or could have liability (“Company Benefit Plans”) has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), the Code and all other applicable material Legal Requirements.

(ii) With respect to each Company Benefit Plan, to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the United States Internal Revenue Service (the “IRS”), for each Company Benefit Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Company Benefit Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the United States Department of Labor (the “DOL”) or any similar Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan; and (F) with respect to each material Company Benefit Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Entity relating to the satisfaction of Legal Requirements necessary to obtain the most favorable tax treatment.

(iii) Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; to the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (A) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (B) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply; except as required by applicable Legal Requirements or this Agreement, no condition or term under any relevant International Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any International Employee Plan without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(iv) To the Knowledge of the Company, no oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to an Employee or any of its Subsidiaries by an authorized employee of the Company that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans.

(v) There are no material unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such material claim, and there are no material audits or examinations pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan.

(c) Defined Benefit, Multiple Employer and Multiemployer Plans. At no time has the Company, any Subsidiary or any other Person under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code with the Company or any of its Subsidiaries maintained, established, sponsored, participated in, or contributed to, any (i) Company Benefit Plan subject to Title IV of ERISA, (ii) multiemployer plan (as defined in Section 3(37) of ERISA) or (iii) “multiple employer plan” as defined in ERISA or the Code.

(d) Continuation Coverage. No Company Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee) other than individual arrangements the amounts of which are not material.

(e) Effect of Transaction. Except as expressly provided in this Agreement, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or engagement of change of position of any Employee following or in connection with the consummation of the Merger) constitute an event under any Company Benefit Plan that will result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, contractor or director.

There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or in connection with the termination of employment or engagement of change of position of any Employee following or in connection with the consummation of the Merger), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(f) Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and no employee of the Company or its Subsidiaries, while so employed, has been a member of a collective bargaining unit with respect to the Company or its Subsidiaries. To the Knowledge of the Company, there are no threatened attempts to organize for collective bargaining, and there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending, threatened or reasonably anticipated which may materially interfere with the respective business activities of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or Employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, except as would not have a material negative impact on the business operations of the Company or result in material liability to the Company. There are no material actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(g) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, except as would not reasonably be expected to result in a Company Material Adverse Effect.

Section 2.14 Real Property. Neither the Company nor any of its Subsidiaries own any real property. Section 2.14 of the Company Disclosure Letter sets forth a complete and correct list of the premises currently leased, subleased or licensed by or from the Company or its Subsidiaries (the “Leased Real Property”). Neither the Company nor any of its Subsidiaries owns or has previously owned in fee any real property or currently holds any other material interests in real property (other than the leasehold interests in the Leased Real Property). The Company and its Subsidiaries have provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”). There is not, under any of the Leases, any material default by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, by any other party thereto. There are no other parties occupying, or with a right to occupy, the Leased Real Property other than the Company or any of its Subsidiaries. The Company and/or its Subsidiaries have and own valid leasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company, the Company and each of its Subsidiaries enjoy quiet possession of the Leased Real Property.

Section 2.15 Assets. With respect to all of the assets that it purports to own, the Company owns all such assets free and clear of all Liens, except Permitted Liens, and such assets are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted. For purposes of clarity, this Section 2.15 does not relate to real property (such items being the subject of Section 2.14) or Intellectual Property (such items being the subject of Section 2.8).

Section 2.16 Environmental Matters. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (a) to the Knowledge of the Company, there are no Hazardous Materials (as defined below) in, on, or under any properties owned, leased or used at any time by the Company or its Subsidiaries, and (b) the Company and its Subsidiaries have not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials. The Company and each of its Subsidiaries have not received any written notice of any alleged claim, violation of or liability under any Environmental Law (as defined below) which has not heretofore been cured or for which there is any remaining material liability. The Company and its Subsidiaries have made available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or each of its Subsidiaries in the possession or control of the Company or any of its Subsidiaries. For the purposes of this Section 2.16, (i) “Environmental Laws” shall mean all Legal Requirements relating to pollution, protection of the environment or exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and (ii) “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

Section 2.17 No Undisclosed Material Liabilities. As of date hereof, neither the Company nor any of its Subsidiaries has any Liabilities, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or disclosed in the notes thereto, (b) Liabilities arising under this Agreement or incurred pursuant to this Agreement, and (c) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008, which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. As used herein, (i) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2008, in the form included in the Company’s

Quarterly Report on Form 10-Q filed with the SEC and (ii) “Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise) that is required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

Section 2.18 Products. Section 2.18 of the Company Disclosure Letter sets forth a description of the standard warranties currently offered or still in effect with respect to the products of the Company (other than warranties under Legal Requirements). The Company has not been notified in writing of any material claims for, and Company has no knowledge of any material threatened claims for, any product returns, warranty obligations or product services that would reasonably be expected to be material to the business of the Company.

Section 2.19 Contracts.

(a) Material Contracts. Section 2.19 of the Company Disclosure Letter contains a complete and correct list of each of the following Contracts (and each amendment thereto) to which the Company or any of its Subsidiaries is legally bound as of the date hereof (the “Company Material Contracts”):

(i) each of the Contracts between the Company or any of its Subsidiaries and its 25 largest licensees or other customers for the provision of the Company’s products and services (determined on the basis of aggregate revenues received by the Company and its Subsidiaries, taken as a whole, (a) for the fiscal year ended March 31, 2008 and (b) for the fiscal quarter ended June 30, 2008);

(ii) (A) each of the Contracts between the Company or any of its Subsidiaries and the five largest licensors of the Company’s Intellectual Property Rights, other than non-exclusive in-licenses for non-customized commercial off-the-shelf software that is generally available on standard terms, (determined on the basis of aggregate payments made by the Company and its Subsidiaries, taken as a whole, (a) for the fiscal year ended March 31, 2008 and (b) for the fiscal quarter ended June 30, 2008), and (B) each of the Contracts between the Company or any of its Subsidiaries and the five largest suppliers (other than a licensor), including any supplier of manufacturing, outsourcing or development services, to the Company or any of its Subsidiaries, taken as a whole (determined on the basis of aggregate payments made by the including supplier of outsourcing services (a) for the fiscal year ended March 31, 2008 and (b) for the fiscal quarter ended June 30, 2008);

(iii) except for the Contracts disclosed in clause (ii) above and any Contracts relating to Employees, independent contractors or consultants of the Company, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or development commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (C) annual payments of $200,000 or more or (D) aggregate payments of $200,000 or more remaining payable or paid during the fiscal year ended March 31, 2008;

(iv) each lease or sublease of real property or personal property, to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for monthly or other periodic payments in excess of an aggregate of $200,000 in the current fiscal year;

(v) since January 1, 2006, each Contract for the acquisition by the Company or its Subsidiaries of any operating business or Person or all or substantially all of the assets thereof, whether by merger, stock purchase or asset purchase;

(vi) each partnership, joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole since January 1, 2006;

(vii) each Contract relating to indebtedness for borrowed money or the deferred purchase price of property (including capital leases and conditional sale contracts currently in effect), except any such Contract with an aggregate outstanding principal amount not exceeding $200,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty, and each Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(viii) each Contract that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Surviving Corporation or any of its Subsidiaries after the Effective Time;

(ix) each Contract that contains material non-standard warranty provisions that are currently binding on the Company;

(x) each employee collective bargaining agreement or other Contract with any labor union and each employment Contract that is not terminable by the Company without notice and without cost to the Company and under which the Company has any liability or material obligation;

(xi) since January 1, 2006, any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer and any Contract under which the Company or its Subsidiaries has advanced or loaned money to such persons since January 1, 2006 and that is otherwise not disclosed in the Company SEC Reports;

(xii) any agreement currently in effect that is set forth in Section 2.3(b) of the Company Disclosure Letter; and

(xiii) any agreement currently in effect that contains any grant to the Company or any Subsidiary from any third party of any material right under or in respect of any Intellectual Property, other than license agreements for Commercial Software, non-disclosure agreements routinely entered into by the Company in the ordinary course, employee invention assignment agreements routinely entered into by the Company in the ordinary course, or independent contractor agreements that are substantially similar to the standard independent contractor agreement made available to Parent prior to the date hereof (“Company Intellectual Property Agreements”).

(b) No Breach. Each Company Material Contract, required to be disclosed pursuant to this Section or which would have been required to be so disclosed if it had existed on the date of this Agreement is in full force and effect and is a legal, valid and binding agreement of the Company or any of its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. No written notice to terminate, in whole or part, any Company Material Contract has been delivered, nor, to the Knowledge of the Company, has any such termination been threatened. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both that would constitute a material default under the provisions of any Company Material Contract.

(c) True and complete copies of all Company Material Contracts in existence as of the date hereof have been made available to Parent prior to the date hereof.

Section 2.20 Insurance. Section 2.20 of the Company Disclosure Letter contains a complete and accurate list of all policies of insurance maintained by or on behalf of Company and its Subsidiaries with respect to their respective employees, properties and assets. All of the insurance policies of the Company and its Subsidiaries are in full force and effect, no notice of cancellation has been received with respect thereto, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies other than denials and disputes in the ordinary course of business consistent with past practice.

Section 2.21 State Anti-Takeover Statutes.

(a) The Company and the Company Board has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from the provisions of Section 203 of Delaware Law. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby.

(b) The Company has no share purchase rights (i.e., “poison-pill”) plan.

Section 2.22 Proxy Statement and Other Required Filings.

(a) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives specifically for inclusion or incorporation by reference in any of the Other Required Company Filings.

(b) The information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any document that is required to be filed by Parent with the SEC in connection with the transactions contemplated hereby (each, an “Other Required Parent Filing”), at the time the applicable Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.23 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries (except to the extent appropriate reserves are reflected in the Company Balance Sheet) (i) arose from bona fide sales or licensing transactions in the ordinary course of business, (ii) are legal, valid and binding obligations of the respective account debtors enforceable in accordance with their terms, (iii) are free and clear of any Liens, (iv) have not been pledged as collateral to any Person, (v) to the Knowledge of the Company, are not subject to any set-off or counterclaim and (vi) are not the subject of any actions, claim or proceedings brought by or on behalf of the Company and its Subsidiaries or, to the Knowledge of the Company, any other Person.

Section 2.24 Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries, on the one hand, is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Benefit Plan listed on Section 2.12(a) of the Company Disclosure Letter) with any Affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock, or director or executive officer of the Company, but not including any Subsidiary of the Company, on the other hand, except as set forth in the Company’s proxy statements filed with the SEC on July 25, 2008, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item  404 of Regulation S-K promulgated by the SEC.

Section 2.25 Government Contracts.

(a) With respect to each Government Contract (as defined below), (i) all representations and certifications executed, acknowledged or set forth in or relating to such Governmental Contract on behalf of the Company or any of its Subsidiaries were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications, (ii) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect arising under or relating to any Government Contract, (iii) no cost or charge pertaining to any Government Contract currently is the subject of any audit or investigation or has been disallowed by any Governmental Entity, (iv) neither a Governmental Entity nor any prime contractor, subcontractor or other Person acting on behalf of a Governmental Entity or a Government Contract has notified the Company or any of its Subsidiaries that (A) the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract, or (B) the Company or any of its Subsidiaries or any of their employees is under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, including under the under the United States False Claims Act, the United States Procurement Integrity Act, the United States Truth in Negotiations Act, the United States Contract Disputes Act or any other United States federal law, (v) since January 1, 2006, neither the Company nor any of its Subsidiaries has conducted or initiated any material internal investigation or made a material voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract, and (vi) since January 1, 2006, neither the Company nor any of its Subsidiaries nor any of their employees has been suspended or debarred from doing business with any Governmental Entity or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity. For purposes of this Agreement, “Government Contract” shall mean any agreement (i) between the Company or any of its Subsidiaries and (A) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization), (B) any prime contractor to any Governmental Entity or (C) any subcontractor with respect to any contract described in clauses (A) or (B) above, (ii) financed by any Governmental Entity, or (iii) subject to the rules and regulations of any Governmental Entity concerning procurement.

(b) Except as set forth on Section 2.25(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any agreement or relationship with any Governmental Entity currently in effect which has required the Company, its Subsidiaries or any of their respective personnel to obtain a defense or security clearance or make any security related certifications in connection therewith. Except as set forth on Section 2.25(b) of the Company Disclosure Letter, since January 1, 2006, neither the Company, any of its Subsidiaries nor any of their respective personnel has been required or requested to obtain any such clearance or make any such certifications by virtue of or in connection with its contract, agreement or relationship with any original equipment manufacturer, value added reseller or distributor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the date hereof, except as set forth in the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Letter”), as follows:

Section 3.1 Organization; Standing and Power; Charter Documents; Subsidiaries. Each of Parent and Merger Sub is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform in all material respects their respective covenants and obligations under this Agreement.

Section 3.2 Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub was formed by Parent solely for purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

Section 3.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by Parent as Merger Sub’s sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with their terms.

(b) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent will not: (i) conflict with or violate the certificate of incorporation or bylaws of Parent, the certificate of incorporation or bylaws of Merger Sub or any other Subsidiary Charter Documents of any Subsidiary of Parent; (ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirements applicable to Parent, Merger Sub or any of Parent’s other Subsidiaries or by which Parent, Merger Sub or any of Parent’s other Subsidiaries or any of their respective properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract to which Parent or any of its Subsidiaries is a party the termination or breach of which would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform their respective covenants and obligations hereunder.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for the Necessary Consents and except as otherwise provided herein or as set forth in the Parent Disclosure Letter.

Section 3.4 Litigation. As of the date hereof, there are no orders, claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that (i) seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) otherwise prevent or materially delay the performance by Parent or Merger Sub of their respective covenants and obligations hereunder.

Section 3.5 Financing.

(a) Parent and Merger Sub have delivered to the Company a true and complete copy of an executed equity commitment letter (the “Commitment Letter”), pursuant to which the Investor has committed, subject to the terms therein, to invest the cash amounts set forth therein (the “Financing Commitment”).

(b) The Financing Commitment has not been amended, modified, withdrawn or rescinded in any respect. The Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing Commitment, other than as set forth in the Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitment. As of the date hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitment. Parent has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Financing Commitment, and Parent will pay when due all other commitment fees arising under the Commitment Letter as and when they become payable.

(c) Parent and Merger Sub have no Contracts, arrangements or understandings with any Person concerning the contributions to be made to Parent or Merger Sub in connection with the transactions contemplated by this Agreement that would be inconsistent with the terms and conditions of the Commitment Letter or would adversely affect Parent’s rights and obligations under this Agreement, nor any Contracts or non-binding arrangements or understandings with any Person concerning the ownership and operation of Parent, Merger Sub or the Surviving Corporation other than those that would not adversely affect Parent’s rights and obligations under this Agreement.

Section 3.6 Availability of Funds. At the Closing, Parent will have immediately available funds in cash that will be sufficient to fulfill its obligations under Section 1.7(b), assuming that the Company fulfills its obligations pursuant to Section 1.7(b).

Section 3.7 Ownership of Company Capital Stock. As of the date of this Agreement, Parent did not beneficially own any shares of Company Common Stock. None of Parent, Merger Sub, or any of their respective Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of

Company Capital Stock (other than as contemplated by this Agreement). For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

Section 3.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.9 Proxy Statement and Other Required Filings. The information supplied by Parent, Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent, Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

Section 4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due, and (iii) use commercially reasonable efforts to: (A) preserve intact its present business organization and material business relationships with third parties, (B) comply in all material respects with all Legal Requirements, and (C) keep available the services of their present officers and key employees.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted or contemplated expressly by the terms of this Agreement, and except as provided in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents;

(ii) Adopt a plan or agreement of complete or partial liquidation, merger, consolidation, dissolution, restructuring, recapitalization or other material reorganization;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, or convertible into or exercisable for, any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, or convertible into or exercisable for, any capital stock, other than (A) any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business and (B) issuance of Company Common Stock pursuant to exercises of Company Options outstanding on the date hereof or permitted to be issued after the date hereof pursuant to clause (v) below or pursuant to the ESPP or Company Warrants outstanding as of the date hereof, each in accordance with their respective terms in effect on the date hereof;

(iv) Purchase, redeem or otherwise acquire, directly or indirectly, any securities of the Company or any of its Subsidiaries, except (A) in connection with dissolution or reorganization of a wholly-owned Subsidiary of the Company in the ordinary course of business and (B) repurchases at cost of Company Common Stock from Employees upon termination of any such Employee’s service as provided and pursuant to the terms of the applicable Contract;

(v) Issue, sell, deliver, transfer, pledge, dispose of or encumber, or amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of, or agree or commit to issue, sell, deliver, transfer, pledge, dispose of or encumber, or amend the terms of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable for any such securities, except for (A) the issuance and sale of shares of Company Common Stock pursuant to Company Options or Company Warrants outstanding prior to the date hereof, (B) grants to newly hired employees of Company Options issued in the ordinary course of business consistent with past practice with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock and limited in aggregate amounts to 250,000 shares and (C) issuances of shares of Company Common Stock to participants in the Company ESPP pursuant to the terms thereof and Section 1.6(h);

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any material assets outside the ordinary course of business consistent with past practice, in each case in excess of $50,000 individually or $100,000 in the aggregate;

(vii) Sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company or any Subsidiary except (A) the sale, lease or disposition (other than through licensing) of property or assets which are not material to the business of the Company and its Subsidiaries or (B) the licenses of Company Products in the ordinary course of business;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee advances for business expenses made in the ordinary course of business;

(ix) Except as required as a result of a change in GAAP or by applicable Legal Requirements, in each case as reviewed by the Company’s independent auditor, (A) any material revaluation by the Company of any of its assets, including writing down any Company Intellectual Property, the value of capitalized inventory or writing off notes or accounts, or (B) make any material change in its methods or principles of accounting;

(x) Enter into or renew any Contracts containing any material non-competition, exclusivity or other similar material restrictions on the Company or the Company Business;

(xi) Incur, assume or amend the terms of, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it), other than in connection with the financing of ordinary course trade payables;

(xii) Except as required to comply with any Law (including any necessary or desirable revisions to outstanding arrangements to comply with Code Section 409A so long as there is no increased cost to the Company and no requirement to establish a trust) or agreements or arrangements existing on the date hereof, and except as described in Section 4.1(b)(xii) of the Company Disclosure Letter, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement, arrangement or benefit plan (including any Company Benefit Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current director, officer, employee or consultant), or any collective bargaining agreement that involves the payment by the Company or any of its Subsidiaries of a sum in excess of $50,000 in any individual case, (B) increase the compensation or benefits of any directors, officers, employees or consultants of the Company or any of its Subsidiaries except for increases in compensation in connection with promotion of employees in the ordinary course of business, consistent with past practice, and in an amount not to exceed $50,000 in any one case, (C) hire any employee except for the replacement of any current Employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated Employee), (D) materially accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement or by any agreement outstanding on the date hereof, (E) other than as allowed under this Agreement, grant any awards or make any payments in excess of $100,000 in the aggregate under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, (F) undertake any action that confers upon any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsover under or by reason of this Agreement or the Merger, or (G) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(xiii) Enter into, or amend, modify of supplement any Company Material Contract outside the ordinary course of business or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Company Material Contract or otherwise);

(xiv) Enter into any joint venture, partnership or other similar arrangement;

(xv) Except as otherwise permitted by Section 4.1(b)(xvii), pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business, in each case, the payment, discharge, settlement or satisfaction of which does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date;

(xvi) Make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend in any material respect any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xvii) Institute, settle, or agree to settle any litigation or proceeding pending or threatened before any arbitrator, court or other Governmental Entity, other than (A) any such proceeding brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, (B) the settlement of claims, liabilities or obligations adequately reserved against on the Company Balance

Sheet (for amounts in each case not materially in excess of such reserve); provided that, neither the Company nor any of its Subsidiaries shall (1) settle or agree to settle any such proceeding which settlement involves a “conduct remedy” or injunctive or similar relief or has a restrictive impact on business nor (2) pay any amount to settle or agree to settle such proceeding in excess of the amount set forth in Section 4.1(b)(xvii) of the Company Disclosure Letter;

(xviii) Enter into any new line of business; or

(xix) Agree or commit to do any of the foregoing.

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries’ Employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, “Representatives”) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by, any Person that is seeking to make any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any securities of the Company or any of its Subsidiaries, or approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL, (v) approve, endorse or recommend any Acquisition Transaction; or (vi) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating any Acquisition Proposal or Acquisition Transaction contemplated thereby. The Company and its Subsidiaries will, and will use all reasonable efforts to cause their respective Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and will use commercially reasonable efforts to cause any such third party (and its representatives) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to as promptly as practicable return or destroy (and confirm destruction of) all such information. For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal from any Person (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving, directly or indirectly:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) from the Company of fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company;

(ii) any direct or indirect purchase or other acquisition of fifteen percent (15%) or more of any class of equity or other voting securities of one or more direct or indirect Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the Company’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole;

(iii) any merger, consolidation, business combination or other similar transaction involving the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole, pursuant to which the stockholders of the Company (as a group) or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than fifty percent (50%) of the equity interests in or voting securities of the surviving or resulting entity of such transaction;

(iv) any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of the Company or one or more of its Subsidiaries that generate or constitute, individually or in the aggregate, fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole; or

(v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole.

(b) Notwithstanding anything to the contrary set forth in this Section 5.1 or elsewhere in this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VII and the Company’s receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through one or more Representatives:

(i) participate or engage in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing, provided that (x) the Company Board shall have determined in good faith, after taking into consideration the advice of and consultation with its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and (y) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under Delaware Law and provided, further that in any such case neither the Company nor any Representative shall have, knowingly and intentionally materially violated the restrictions set forth in Section 5.1(a); and

(ii) thereafter, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries to any Person that has made a bona fide unsolicited Acquisition Proposal in writing, provided that (A) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person, and (B) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent the Company has not previously furnished such non-public information to Parent.

(c) Neither the Company nor the Company Board shall take or permit any of the actions referred to in clauses (i) and (ii) of Section 5.1(b) unless the Company shall have delivered to Parent at least 24 hours prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Subsidiaries or Representatives) of any Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries in connection with such Acquisition Proposal or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that is seeking to make or has made after the date hereof an Acquisition Proposal. The Company shall provide such notice in writing and shall identify the Person making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a prompt basis (but in any event within 24 hours), of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal.

(d) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction that the Company Board shall have determined in good faith would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Merger after (A) receiving the advice of its financial advisor, (B) taking into account the likelihood of consummation of such Acquisition Transaction on the terms set forth therein (as compared to the terms herein), (C) taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Legal Requirements and (D) giving effect to all adjustments, if any, that have been offered by Parent pursuant to Section 5.6; provided, however, that for purposes of the preceding reference to “Acquisition Transaction” in this definition of a “Superior Proposal,” all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be references to “fifty percent (50%).” For purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement between the Company and any Person that contains provisions that are no less favorable to the Company than those provisions set forth in the Confidentiality Agreement and does not contain provisions that prohibit the Company from complying with the terms of this Section 5.1.

Section 5.2 Confidentiality; Access to Information; No Modification of Representations, Warranties or Agreements.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidential Disclosure Agreement dated June 30, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and, each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel for purposes of this Agreement as Parent may reasonably request, and use its reasonable efforts to cause Grant Thornton LLP to provide access for Parent’s independent auditors, BDO Seidman, LLP, to its work papers in respect of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) based on the advice of the Company’s outside counsel, access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of its Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed to Parent, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. With respect to the exchange of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel advises in writing against such exchange. In addition, any information obtained from the Company or any Company Subsidiary pursuant to the access contemplated by this Section 5.2(b) shall be subject to the Confidentiality Agreement. Any investigation conducted pursuant to the access contemplated by this Section 5.2(b) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or knowingly create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to any of the Company’s offices shall be subject to the Company’s reasonable security measures, the requirements of the applicable Lease and insurance requirements and shall not include the right to perform any “invasive” testing.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

Section 5.3 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release prior to such consultation and agreement, except as may be required by law or any listing agreement with any applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

Section 5.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take as promptly as practicable, or cause to be taken, all actions, and to do as promptly as practicable, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

Section 5.5 Employee Benefits. Excluding salary and bonus, following the Effective Time, Parent shall provide employee benefits to each participant in a Company Benefit Plan (including dependents) who becomes an employee of Parent or the Surviving Corporation (“Continued Employee”) that are in the aggregate substantially comparable to those provided to similarly situated employees of Parent as of the Closing Date. With respect to any employee benefit plan in which a Continued Employee is eligible to participate after the Closing Date (the “New Parent Plans”), Parent shall:

(a) waive all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Parent or its Subsidiaries under any health and welfare New Parent Plans (except to the extent that such conditions, requirements and waiting periods exist under the benefit plans that covered the Continued Employee before the Closing Date have not yet been met with respect to such Continued Employee) in which such Continued Employee may be eligible to participate after the Closing Date, and deductibles, coinsurance or maximum out-of-pocket payments made by such Continued Employee during the applicable plan year in which such Continued Employee first participates in the applicable New Parent Plan occurs will reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Parent Plans; provided that, for purposes of deductibles, coinsurance and out-of-pocket payments, the Continued Employee was enrolled in similar coverage under the Company Benefit Plans immediately prior to the effective time of coverage in the New Parent Plans, and

(b) recognize the Continued Employee’s prior service with Company and its Subsidiaries or otherwise credited by Company or its Subsidiaries to the Continued Employee that is accrued on or prior to the Closing Date for purposes of eligibility to participate and vesting credit and, with respect to severance pay and paid time off, recognize prior service with Company and its Subsidiaries or otherwise credited by Company or its Subsidiaries to such Continued Employee for years of service calculations in any New Parent Plan in which such Continued Employee may be eligible to participate after the Closing Date; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service or to the extent such service relates to benefit accrual under a defined benefit pension plan, and in no event will any credit require any retroactive contributions to be made.

The Company and its Subsidiaries shall take such actions necessary to terminate the 401(k) plan if requested by Parent to do so in writing at least five (5) business days before the Effective Time.

Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that (i) this Section 5.5 is not intended to create an employment related contract between Parent (or any of its Subsidiary) and any employee of Company or any of its Subsidiary nor may any employee of Company or any of its Subsidiary rely on this Agreement as the basis for any breach of any employment related contract claim against Parent, its Subsidiaries or the Surviving Corporation; (ii) nothing in this Section 5.5 will be deemed or construed to require Parent to continue to employ any particular employee of Company or any of its Subsidiaries for any period after Closing; (iii) nothing in this Section 5.5 will be deemed or construed to limit Parent’s right to terminate the employment of any employee of Company or any of its Subsidiaries at any time after Closing; and (iv) nothing in this Section 5.5 is intended to create any rights or obligations (except between the Parties to this Agreement) for or with respect to any other Person, and no current or former employee of Company or any of its Subsidiaries, no beneficiary or dependent thereof, and no other Person who is not a party to this Agreement, will be entitled to assert any rights or claims hereunder.

Section 5.6 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board’s recommendation to approve the Merger, (ii) approve, endorse or recommend any Acquisition Proposal or Acquisition Transaction or (iii) in the event that a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent, fail to confirm the Company Board Recommendation within 10 Business Days after a written request from Parent to do so following announcement of such tender or exchange offer (any of the foregoing, a “Recommendation Change”). Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval, and subject to the Company not knowingly and intentionally materially violating the restrictions set forth in Section 5.1, in the event the Company shall have received an Acquisition Proposal that has not been withdrawn and the Company Board shall have determined in good faith, after taking into consideration the advice of and consultation with its financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company Board may (1) effect a Recommendation Change and/or (2) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (2), and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 7.3; and provided, further, that the Company Board may not effect a Recommendation Change pursuant to the foregoing clause (1) or terminate this Agreement pursuant to the foregoing clause (2) unless (A) the Company shall have provided prior written notice to Parent and Merger Sub at least two (2) Business Days in advance (the “Notice Period”), of its intention to effect a Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, as the case may be, which notice shall specify the material terms and conditions of any such Superior Proposal, if applicable, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents to the extent they set forth material terms and conditions of any such Superior Proposal, and (B) prior to effecting such a Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board not to effect a Recommendation Change or to conclude that such Acquisition Proposal has ceased to constitute a Superior Proposal, as the case may be. In the event that during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.6(a) with respect to such new written notice, except that the Notice Period shall be reduced to 36 hours.

(b) Nothing set forth in Section 5.1(a), this Section 5.6 or elsewhere in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company Stockholders that the Company Board determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties under Delaware Law, provided that, in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of Article VIII; provided that (x) the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that any such disclosure or other action does not constitute a Recommendation Change and (y) any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Change unless the Company Board expressly reaffirms its recommendation of this Agreement and the transactions contemplated hereby in connection with such disclosure.

Section 5.7 Company Stockholder Meeting. The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date hereof for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (a) there are insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, provided that the Company and the Company Board has complied with the last sentence of this Section 5.7, (b) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Legal Requirements, order or a request from the SEC or its staff, or (c) the Company determines in good faith that it is necessary to postpone or adjourn the Company Stockholder Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Recommendation Change). Unless this Agreement is earlier terminated pursuant to Article VIII or the Company Board shall have effected a

Recommendation Change pursuant to the terms of Section 5.6(a), the Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, submit this Agreement for approval of the Company Stockholders at the Company Stockholder Meeting and use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting.

Section 5.8 Indemnification.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects, to the extent permitted under applicable Legal Requirements, the obligations of the Company and its Subsidiaries under all indemnification agreements listed in Section 5.8(a) of the Company’s Disclosure Letter between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date of this Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Legal Requirements.

(b) Without limiting the generality of the provisions of Section 5.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each Indemnified Person in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law as provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Legal Requirements.

(c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall procure, subject to prior consultation with Parent, in effect for a period of six years after the Effective Time a “tail” officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that if such a policy cannot reasonably be procured for an aggregate premium of 300% of the premium paid by the Company in respect of the current year as of the date hereof, then the Surviving Corporation shall provide insurance with the greatest coverage and amount reasonably procurable for such a premium, it being agreed that the Company shall use commercially reasonable efforts to obtain competitive quotes for such insurance coverage in an effort to reduce the cost thereof. Parent shall not cancel such policies or permit such policies to be canceled.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations thereof set forth in this Section 5.8.

(e) The obligations set forth in this Section 5.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the “tail” policy referred to in Section 5.8(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the “tail” policy referred to in Section 5.8(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the “tail” policy referred to in Section 5.8(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the “tail” policy referred to in Section 5.8(c) (and their heirs and representatives)) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

Section 5.9 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10 FIRPTA Compliance. On the Closing Date but prior to the Closing, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent under Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been a “United States real property holding corporation” for purposes of Code Sections 897 and 1445 at any time during the five year period ending on the date of the certification. In addition, the Company shall deliver to Parent on the Closing Date the notification to the Internal Revenue Service described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding sentence, signed by a responsible officer of the Company. The Company acknowledges that Parent may cause the Company to file such notification with the Internal Revenue Service on or after the Closing.

Section 5.11 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger with and into the Company pursuant to this Agreement.

Section 5.12 Regulatory Filings. On the terms and subject to the conditions set forth in this Agreement and applicable Legal Requirements, each of Parent, Merger Sub and the Company shall cooperate with the other and shall use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to as promptly as practicable (a) take or cause to be taken all actions, and do or cause to be done all things, that are necessary, proper or advisable under this Agreement and applicable Legal Requirements (including under the HSR Act and such other requirements of the comparable laws of other jurisdictions) to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as expeditiously possible following the date hereof, including, by preparing and filing as promptly as practicable (or any specific time as the parties mutually agree) all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are necessary in connection with the Merger and other transactions contemplated by this Agreement, (b) obtain all approvals, consents, registrations, permits, authorizations and other confirmations that are necessary, proper or advisable under this Agreement and applicable Legal Requirements (including under the HSR Act and such other requirements of the comparable laws of other jurisdictions) to consummate the Merger and the other transactions contemplated by this Agreement, (c) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the transactions contemplated by this Agreement, and (d) execute and deliver any additional instruments necessary, proper or advisable to consummate the Merger and other transactions contemplated by this Agreement. On the terms and subject to the conditions set forth in this Agreement and under applicable Legal Requirements, each of Parent, Merger Sub and the Company shall, to the extent permitted by Legal Requirements, (i) promptly notify the other party of any communication to that party from any Governmental Entity in respect of any substantive filing, investigation or inquiry concerning this Agreement, the Merger or any other transactions contemplated hereby, (ii) if practicable, permit the other party, or its outside counsel, the opportunity to review in advance all the information relating to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and incorporate the other party’s reasonable comments thereon, (iii) if practicable, not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement, the Merger or any other transaction contemplated hereby unless such party consults with the other party hereto in advance, and, to the extent permitted by such Governmental Entity, gives the other party hereto the opportunity to attend, and (iv) furnish the other party hereto, or its outside counsel, with copies of all non-privileged correspondences, filings, and written communications between them and their Subsidiaries, and representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the provisions of this Section 5.12 shall not be construed to require either party hereto to consent to any action if such action would be reasonably likely to have a material adverse effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), on their businesses, assets operations, or prospects, taken as a whole, if the Merger were consummated. Without limitation of the foregoing, (A) nothing in this Agreement shall require Parent, the Company or any of their respective Subsidiaries to divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, any business or assets of Parent, the Company or any of their respective Subsidiaries, and (B) in no event shall Parent, the Company or any of their respective Subsidiaries be obligated to litigate or participate in the litigation of any proceeding, whether judicial or administrative, brought by any Governmental Entity or appeal any order or decree thereof: (A) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent, the Company or any of their respective Subsidiaries any damages in connection therewith, (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, or (C) seeking to require divestiture by Parent, the Company or any of their respective Affiliates of any business or assets of the Company or its Subsidiaries or Parent or its Subsidiaries.

Section 5.13 Proxy Statement and Other Required Company Filings. As soon as practicable following the date of this Agreement, the Company, Parent and Merger Sub shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable Legal Requirements, the Company shall promptly prepare and file with the SEC such Other Required Company Filing. If Parent or Merger Sub determine that they are required to file any Other Required Parent Company Filing under applicable Legal Requirements, then Parent and Merger Sub shall promptly prepare and file with the SEC such Other Required Parent Filing. The Company, Parent and Merger Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Parent and Merger Sub, on the other hand, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, any Other Required Company Filing and any Other Required Parent Filing. Subject to applicable Legal Requirements, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement, any Other Required Company Filing and any Other Required Parent Filing. None of the Company, Parent, or Merger Sub shall file with the SEC the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, or any amendment or supplement thereto, and, to the extent permitted by Legal Requirements, none of the Company, Parent or Merger Sub, shall correspond or otherwise communicate in any material respect with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, in any such case without providing the other parties hereto a reasonable opportunity to review and comment thereon or participate therein, as the case may be. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, or any receipt of a request by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective partners, members, stockholders, directors, or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that the Proxy Statement, any Other Required Company Filing or Other Required Parent Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing or Other Required Parent Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC or its staff, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent and Merger Sub shall cause any Other Required Parent Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Unless this Agreement is earlier terminated pursuant to Article VIII or the Company Board shall effect a Recommendation Change pursuant to the terms of Section 5.6(a), the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

Section 5.14 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Legal Requirements are or become applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Legal Requirements on this Agreement and the transactions contemplated hereby.

Section 5.15 Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors (i) by any stockholder of the Company relating to this Agreement, the Merger or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation (“Stockholder Litigation”) or (ii) that would otherwise have been required to be disclosed pursuant to Section 2.10 if such litigation had arisen prior to the date hereof. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any Stockholder Litigation. Without Parent’s written consent (which shall not unreasonably be withheld), the

Company will not settle any Stockholder Litigation with or voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger unless such settlement neither involves (1) a “conduct remedy” or injunctive or similar relief or has a restrictive impact on business, or (2) payment to settle such proceeding in excess of the amount set forth in Section 4.1(b)(xvii) of the Company Disclosure Letter.

Section 5.16 Notice of Certain Events. Each of the Company and Parent shall promptly, following Knowledge thereof, notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity concerning the transactions contemplated by this Agreement;

(c) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably expected to cause the conditions set forth in Section 6.2(a) or Section 6.3(a) not to be satisfied; and

(d) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in the time and manner described herein that would cause the conditions set forth in Section 6.2(b) or Section 6.3(b) not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 5.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice, and provided, further, that any failure of the Company to provide notice pursuant to this Section shall not cause the condition set forth in Section 6.3(b) to not be satisfied if the Company shall promptly provide such notice upon Knowledge of such failure.

Section 5.17 Company Closing Expenses. At or promptly after the Closing, the Company shall pay the Financial Advisory Fee (as defined in Schedule 1.7 Section 1.7(b) hereto) and the reasonable fees and expenses of legal counsel.

Section 5.18 Cooperation Regarding Debt Financing. The Company shall use commercially reasonable efforts to provide Parent with such cooperation in connection with the arrangement of any debt financing that Parent may decide to seek in connection with the transactions contemplated by this Agreement, in each case, as may be reasonably requested by Parent, including (i) participation in meetings, due diligence sessions and management presentation sessions and similar presentations, (ii) preparing business projections and financial statements (including pro forma financial statements) and other information for offering memoranda, private placement memoranda and similar documents and (iii) reasonably facilitating the pledge of collateral, if any, at Closing. The Company shall use commercially reasonable efforts to allow Parent’s representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and shall use commercially reasonable efforts to allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with any such debt financing prior to the Effective Time (unless such fee or liability is not payable until the occurrence of the Effective Time), and Parent shall, reasonably promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent shall use all reasonable efforts to require all potential sources of financing to enter into confidentiality agreements in a form reasonably acceptable to the Company prior to providing any such potential sources with any material non-public information regarding the Company or the transactions contemplated hereby.

Section 5.19 Resignation of Directors. At the Closing, the Company shall deliver signed letters of resignation from each member of the Company Board (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company) pursuant to which each such director resigns from his or her position as a director of the Company (and/or any such Subsidiary, as applicable) and makes such resignation effective at or prior to the Effective Time.

Section 5.20 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of preventing or making the Merger illegal.

(c) Antitrust Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early and all applicable waiting periods or approvals under foreign antitrust, merger control or competition laws or regulations applicable to the consummation of the Merger shall have expired or terminated early or been obtained.

Section 6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate, for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to such effect signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

Section 6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. (i) The Specified Company Representations (as defined below) shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) the Other Company Representations (as defined below) shall be true and correct in all material respects (ignoring for the purposes of a determination of any breach any qualification based on “materiality,” “Company Material Adverse Effect” or any similar qualification contained in such representations and warranties) as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of any Other Company Representation, the condition set forth in this Section 6.3(a) shall be deemed satisfied at any time unless the effect of all such breaches of such Other Company Representations taken together has had a Company Material Adverse Effect. “Specified Company Representations” shall mean the representations or warranties of the Company set forth in Section 2.1(a), Section 2.1(b), Section 2.1(c), Section 2.2(a), Section 2.2(c)(i), Section 2.2(d)(i), Section 2.3(a), Section 2.11 and Section 2.21. “Other Company Representations” shall mean the representations and warranties of the Company contained in Article II hereof, other than the Specified Company Representations. Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(d) No Governmental Proceedings. There shall not be pending any suit, action or proceeding by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other transactions contemplated hereby or (iii) seeking to impose material limitations on the ability of Parent, Merger Sub or any of their respective Affiliates, to acquire or hold, or exercise full rights of ownership of, any Company Common Stock, including, without limitation, the right to vote Company Common Stock on all matters properly presented to the stockholders of the Company.

(e) Minimum Cash. The Company shall have unrestricted cash and cash equivalents (net of any indebtedness) at least equal to the Minimum Cash Amount on the Closing Date that is (i) in the United States or (ii) outside the United States (less, in the case of this clause (ii), any penalty or imposition of any net Tax cost resulting from the extractions of such cash from a Subsidiary) to the extent it may be extracted from such non-U.S. jurisdiction without legal restriction, including minimum capitalization requirements of any jurisdiction.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, and except as provided below, whether before or after the Requisite Stockholder Approval shall have been obtained:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if the Merger shall have not been consummated by March 31, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in any of the conditions to the Merger set forth in Article VI having failed to be satisfied on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Parent or the Company, if consummation of the Merger would violate any nonappealable final order, decree or judgment (which the parties hereto shall have used their reasonable best efforts to resist, resolve or lift) of any Governmental Entity having competent jurisdiction;

(d) by either Parent or the Company, if: (i) the Company Stockholder Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Company shall have taken a final vote on a proposal to adopt this Agreement, and (ii) the Requisite Stockholder Approval shall not have been obtained;

(e) by the Company, in the event that (i) the Company is not then in material breach of its covenants, agreements and other obligations under this Agreement, and (ii) Parent and/or Merger Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become inaccurate, in either case that (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not cured within thirty days after written notice thereof is received by Parent or is not capable of being cured by the Termination Date;

(f) by the Company, at any time prior to obtaining the Requisite Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 5.6(a), provided, that prior to or concurrent with such termination, the Company pays to Parent the Termination Fee, and any failure to pay such Termination Fee shall render the purported termination hereunder null and void;

(g) by Parent, in the event that (i) Parent and Merger Sub are not then in material breach of their respective covenants, agreements and other obligations under this Agreement, and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case that (A) would give rise to the failure of a condition set forth Section 6.3(a) or Section 6.3(b) and (B) is not cured within thirty days after written notice thereof is received by the Company or is not capable of being cured by the Termination Date;

(h) by Parent, in the event that the Company shall have knowingly and intentionally materially breached any of its obligations under Section 5.1, Section 5.6, Section 5.7 or Section 5.14; or

(i) by Parent, in the event that (i) the Company Board or any committee of the Company Board shall have for any reason effected a Recommendation Change; (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a

Superior Proposal; or (iii) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer. For purposes of this Agreement, “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which the SEC or banking institutions located in the City of San Francisco are authorized or required by Legal Requirements or other governmental action to close.

Section 7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.2(a), Section 5.3, this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) If an Expense Reimbursement Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within two (2) Business Days after the occurrence of such Expense Reimbursement Event, an amount equal to all of Parent’s, Merger Sub’s or their respective Affiliates’ documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) (“Expenses”) up to $500,000 actually incurred by them in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions.

(c) If a Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (A) of the definition of Payment Event below, simultaneously with the occurrence of such Payment Event or, if pursuant to clause (B) of the definition of Payment Event below, within five (5) Business Days following such Payment Event, an amount equal to the Termination Fee; provided, that any payment of Expenses pursuant to Section 7.3(b) shall be credited against the fee payable pursuant to this Section 7.3(c).

(d) As used in this Agreement, the following terms have the following meanings:

(i) “Expense Reimbursement Event” means the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(d) if, prior to any such termination, an Acquisition Proposal shall have been made and not withdrawn.

(ii) “Payment Event” shall mean the termination of this Agreement pursuant to (A) Section 7.1(f), Section 7.1(h), Section 7.1(i)(i) or Section 7.1(i)(ii), or (B) Section 7.1(b), Section 7.1(d) or Section 7.1(i)(iii), if, in the case of this clause (B), (1) prior to any such termination, an Acquisition Proposal shall have been made and not withdrawn, and (2) within twelve (12) months following the date of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Transaction.

(iii) “Termination Fee” shall mean $1,800,000.

For purposes of this Section 7.3(d), each reference to “fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

(e) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent, in addition to the amount of such judgment, Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at The Wall Street Journal prime rate in effect on the date such payment was required to be made.

Section 7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, provided that after approval and adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by requires further approval by the stockholders of the Company under applicable Legal Requirements without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in: Article I; Section 5.3 (Public Disclosure), Section 5.4 (Reasonable Efforts), Section 5.5 (Employee Benefits), Section 5.8 (Indemnification), Section 7.2 (Notice of Termination; Effect of Termination), Section 7.3 (Fees and Expenses); and this Article VIII. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Tripos (DE), Inc.

c/o Tripos International

1699 South Hanley Road

St. Louis, MO 63144

Attention: Chief Executive Officer

Telephone No.: (314) 951-3151

Facsimile No.: (314) 647-8108

with a copy to (which shall not constitute notice) to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Attention: Martin A. Wellington

Telephone No.: (650) 752-2018

Facsimile No.: (650) 752-3618

and

Lewis, Rice & Fingersh, L.C.

500 North Broadway, Suite 2000

St. Louis, MO 63102

Attention: Steven C. Drapekin

Telephone No.: (314) 444-7692

Facsimile No.: (314) 612-7692

(b) if to the Company, to:

Pharsight Corporation

321 E. Evelyn Avenue, 3rd Floor

Mountain View, CA 94041-1530

Attention: Chief Financial Officer

Telephone No.: (650) 314-3800

Facsimile No.: (650) 314-3810

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304 1050

Attention: David J. Segre

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

Section 8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement, the term “Knowledge” shall mean with respect to the Company, with respect to any matter in question, the actual knowledge of Shawn O’Connor, Will Frederick, James Hayden, Mark Hovde, Gregory Lee and Daniel Weiner.

(c) For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any effect, change, event, occurrence, circumstance or development (each, a “Change,” and collectively, “Changes”) that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly resulting from, arising out of, or attributable to, any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic or market conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally, in each case, which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole;

(ii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business, in each case, which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole;

(iii) political conditions (or changes in such conditions) in the United States or any other country or region in the world, in each case, which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole;

(iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, in each case, which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, in each case, which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole;

(vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) any such loss or departure of officers or other employees of the Company or any of its Subsidiaries, (B) any such termination or potential termination of (or the failure or potential failure to renew) any Contracts with customers, suppliers, distributors or other business partners, and (C) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners;

(vii) the taking of any action expressly required to be taken pursuant to this Agreement, or the failure to take any action as a result of Parent’s refusal to grant its consent to such action pursuant to Section 4.1(b);

(viii) any actions taken by the Company, in each case, which Parent has previously requested or approved in writing;

(ix) changes after the date hereof in Legal Requirements or other legal or regulatory conditions (or the interpretation thereof);

(x) changes after the date hereof in GAAP (or the interpretation thereof);

(xi) the suspension of trading in or delisting listing of the Company’s securities on the Nasdaq Capital Market (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect);

(xii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect);

(xiii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including any demands for appraisal of shares of Company Common Stock under Section 262 of the DGCL arising out of or in connection with the transactions contemplated by this Agreement;

(xiv) any failure by the Company to meet estimates or forecasts of the Company’s revenue, earnings or financial performance published by independent research analysts, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect); and

(xv) the availability of financing to Parent or Merger Sub.

(d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e) For purposes of this Agreement, the term “Subsidiary” shall mean:

(i) a corporation fifty percent (50%) or more of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof;

(ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership;

(iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or

(iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other

Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Commitment Letter, Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement but if the Merger is consummated, the Confidentiality Agreement shall terminate. Nothing in this agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as specifically provided in Section 5.8.

Section 8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.7 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, and Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Parent and Merger Sub hereby agree not to raise any objections to the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under this Agreement.

Section 8.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 8.10 Consent to Jurisdiction.

(a) EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF CALIFORNIA AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR NORTHERN DISTRICT OF CALIFORNIA, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY CALIFORNIA STATE OR FEDERAL COURT SITTING IN THE COUNTY OF SAN FRANCISCO. EACH OF PARENT, THE COMPANY AND MERGER SUB AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF PARENT, THE COMPANY AND MERGER SUB IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 8.10 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 8.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.12 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder. Any purported assignment in violation of this Section 8.12 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.13 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 8.14 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND SUCH PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

TRIPOS (DE), INC.

By:	/s/ James Hopkins
Name:	James Hopkins
Title:	President and Chief Executive Officer

PEARSON MERGER CORPORATION

By:	/s/ James Hopkins
Name:	James Hopkins
Title:	President

****AGREEMENT AND PLAN OF MERGER****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PHARSIGHT CORPORATION.

By:	/s/ Shawn O’Connor
Name:	Shawn O’Connor
Title:	President and Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****

Appendix B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 8, 2008 (this “Agreement”) between Tripos (DE), Inc., a Delaware corporation (“Parent”), and the person listed as “Stockholder” on the signature page hereto (“Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Pearson Merger Corporation’s (“Merger Subsidiary”) willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Pharsight Corporation, a Delaware corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company that Stockholder beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (the “Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

GRANT OF PROXY; VOTING AGREEMENT

Section 1.01. Voting Agreement. Until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms (the “Termination Date”), Stockholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement and any action required in furtherance thereof at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement (or any amended version thereof), or such other required actions, are submitted for the consideration and vote of the stockholders of the Company. Until the Termination Date, Stockholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, or (ii) proposal made in opposition to or in competition with, corporate action the consummation of which would frustrate the purposes, or prevent or delay, the consummation of the Merger or the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Shares with respect to any matter not covered by this Section 1.01 in any manner such Stockholder deems appropriate, provided that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to adversely affect, or prevent or delay the consummation of, the Merger or the transactions contemplated by the Merger Agreement.

Section 1.02. Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.01. The proxy granted by Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 2.01. Corporation Authorization. Stockholder has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding Agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the Shares and options set forth on the signature page hereto opposite such Stockholder’s name constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Stockholder, if any, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or any of Stockholder’s properties or assets (including, without limitation, the Shares) that would materially impair the ability of Stockholder to perform their obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement, or (iv) result in the imposition of any Lien on any asset of Stockholder.

Section 2.03. Ownership of Shares. Stockholder (together with Stockholder’s spouse if Stockholder is married and the Shares and options set forth on the signature page hereto opposite such Stockholder’s name constitute community property under applicable Law) is the beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act) of the Shares and options set forth on the signature page hereto opposite such Stockholder’s name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares, other than any restrictions on transfer pursuant to applicable securities laws). None of the Shares or options is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares or options.

Section 2.04. Total Shares. Except for the Shares and options set forth on the signature page hereto, as of the date of this Agreement, Stockholder is not the beneficial owner of any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Stockholder:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.02. Non-Contravention. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Parent, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding on Parent or any of Parent’s properties or assets that would materially impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement, or (iv) result in the imposition of any Lien on any asset of Parent.

ARTICLE 4

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 4.01. No Proxies for or Encumbrances on Shares.

(a) Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Stockholder is an individual, as a result of the death of Stockholder), (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

(b) Notwithstanding Section 4.01(a), Stockholder shall have the right to transfer Shares to (A) any Family Member; (B) the trustee or trustees of a trust for the benefit of Stockholder and/or one or more Family Members; (C) one or more charitable foundations or charitable organizations or any trustee or trustees of a trust for the benefit thereof; (D) a partnership of which Stockholder and/or Family Members owns a majority of the partnership interests; (E) a limited liability company of which Stockholder and/or any Family Members owns a majority of the membership interests; (F) the executor, administrator or personal representative of the estate of Stockholder; (G) any guardian, trustee or conservator appointed with respect to the assets of Stockholder; (H) the limited partners, general partners, limited liability company members or stockholders of the Stockholder; or (I) any third party; provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms and conditions of this Agreement. “Family Member” means the Stockholder’s spouse, father, mother, issue (if living with Stockholder), brother or sister.

Section 4.02. Other Offers. Stockholder (in Stockholder’s capacity as such), hereby agrees to be bound by the provisions of Section 5.1 of the Merger Agreement.

Section 4.03. Additional Shares. In the event that Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares set forth on the signature page hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent of any such event.

Section 4.04. Appraisal Rights. Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02. Further Assurances. Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Tripos (DE), Inc.

c/o Tripos International

1699 South Hanley Road

St. Louis, MO 63144

Attention: Chief Executive Officer

Telephone No.: (314) 951-3151

Facsimile No.: (314) 647-8108

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

Attention: Martin A. Wellington

Facsimile No.: (650) 752-2114

if to Stockholder, to the address for notice set forth on the signature page hereof;

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if delivered personally prior to 5:00 p.m. on a business day (based on the time zone of the headquarters of the recipient). Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day.

Section 5.04. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the Termination Date.

Section 5.05. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 5.06. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except as otherwise provided in Section 4.01 Stockholder may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent. Any assignment in violation of this Section 5.07 shall be null and void.

Section 5.08. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 5.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 5.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 5.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 5.14. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.15. Fiduciary Duties. Nothing contained herein shall limit or affect any actions taken by Stockholder of the types described in the Merger Agreement in response to an Acquisition Proposal, to the extent that the Company is permitted to take such actions under the Merger Agreement and provided that Stockholder acts in accordance with any requirement set forth in the Merger Agreement, and none of such actions taken in accordance with the provisions of this Section 5.15 or in accordance with the provisions of the Merger Agreement shall be deemed to constitute a breach of this Agreement.

Section 5.16. Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Parent and Merger Subsidiary acknowledge and agree that Stockholder is signing this Agreement solely in his or her capacity as a beneficial owner of the Shares, and nothing herein shall limit or affect any actions or omissions that Stockholder may undertake or authorize in his or her capacity as an officer or director of the Company, including complying with or exercising such Stockholder’s fiduciary duties in his or her capacity as a member of the Board of Directors of the Company.

Section 5.17. No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option or other right to acquire shares of Company Stock.

Section 5.18. No Ownership Interest. All rights, ownership and economic benefits of and relating to the Shares and options shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRIPOS (DE), INC.

By:
	Name:	James Hopkins
	Title:	President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[STOCKHOLDER]

By:
Name:
Title:

[SPOUSE]

Name:

Class of Stock	Shares Owned	Options Owned

Appendix C

September 8, 2008

Board of Directors

Pharsight Corporation

321 East Evelyn Avenue 3rd Floor

Mountain View, CA 94041

Members of the Board:

We understand that Pharsight Corporation (the “Company”), Tripos (DE), Inc. (“the “Buyer”) and Pearson Merger Corporation (“Merger Sub”) have entered into an Agreement and Plan of Merger (the “Agreement”) which will provide, among other things, for the merger (the “Merger”) of Merger Sub with the Company. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of the Buyer. Under the terms set forth in the Agreement, at the effective time of the Merger, (i) each outstanding share of common stock of the Company, par value $0.001 per share (“Company Common Stock”) other than any shares held by the Company, Buyer or Merger Sub and shares held by stockholders who properly exercise dissenters’ rights (“Dissenting Shares”), and (ii) each of the shares underlying outstanding in-the-money options and warrants to purchase capital stock of the Company (less any applicable exercise price), will be converted into the right to receive an amount equal to $5.50 in cash (the “Merger Consideration”), as may be adjusted in accordance with the Agreement. The terms and conditions of the Merger are set out more fully in the Agreement.

You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view as of the date hereof to the “Holders of Company Common Stock”. The “Holders of Company Common Stock” shall be defined as all holders of Company Common Stock other than the Buyer, any affiliates of the Buyer or any holders of Dissenting Shares.

For purposes of this opinion we have, among other things:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company’s management;

(iii)	reviewed certain financial forecasts and other forward looking financial information prepared by the Company’s management;

(iv)	held discussions with the management of the Company concerning the business, past and current operations, financial condition and prospects of the Company;

(v)	visited certain facilities and business offices of the Company;

(vi)	reviewed the financial terms and conditions set forth in the Agreement;

(vii)	reviewed the reported prices and trading activity for the Company Common Stock;

(viii)	compared the financial performance of the Company and the reported prices and trading activity of Company Common Stock with those of certain other publicly traded companies that we believe are comparable to the Company;

(ix)	compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(x)	participated in discussions and negotiations among representatives of the Company and Buyer and their financial and legal advisors;

(xi)	considered the equity premiums paid, to the extent publicly available, in other transactions that we deemed relevant;

(xii)	prepared a discounted cash flow analysis of the Company;

(xiii)	prepared a leveraged buyout analysis of the Company;

(xiv)	reviewed the Agreement and certain related documents; and

(xv)	made such other studies and inquiries, and took into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the Company’s management) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the Company’s management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company that we have reviewed, upon the advice of the Company’s management, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions thereof. We have also assumed that in connection with the receipt of any necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the benefits expected to be derived from the proposed Merger. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared in accordance with United States generally accepted accounting principles consistently applied and that they fairly present the financial position of the Company as of the date thereof. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Merger Consideration. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger or (ii) any tax or other consequences that might result from the Merger. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company’s Board of Directors has considered or may be considering, nor does it address the decision of the Company’s Board of Directors to proceed with the Merger.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may trade in the Company’s securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company’s securities.

Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the United States Securities and Exchange Commission in connection with the Merger if such inclusion is required by law. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Holders of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such Holders of Company Common Stock.

Very truly yours, COVINGTON ASSOCIATES, LLC

/s/ Covington Associates, LLC

Appendix D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[PRELIMINARY COPY]

Special Meeting Proxy Card

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Pharsight Corporation, a Delaware corporation (“Pharsight”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement, each dated • •, 2008, and appoints Shawn M. O’Connor and William Frederick as proxies and attorneys-in-fact (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Pharsight that the undersigned is entitled to vote at the Special Meeting of Stockholders of Pharsight to be held on • •, 2008, at Pharsight’s corporate offices located at 321 E. Evelyn Ave., 3rd Floor, Mountain View, California 94041 at •:00 •.m. Pacific Time, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHARSIGHT FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON • •, 2008. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE.

(Continued and to be signed on reverse side.)

A.	Proposals—The Board of Directors recommends a vote FOR the following proposals.

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 8, 2008, by and among Tripos (DE), Inc., Pearson Merger Corporation and Pharsight Corporation.

For	Against	Abstain
☐	☐	☐

2.	To consider and vote upon any proposal by Pharsight’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

For	Against	Abstain
☐	☐	☐

B.	Non-Voting Items

Change of Address—Please print new address below

C.	Authorized Signatures—This section must be completed for your vote to be counted—Date and Sign Below.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate office, please provide your FULL title.

Signature 1—Please keep signature within box	Signature 2—Please keep signature within box	Date (mm/dd/yyyy)